                           SCHEDULE 14A INFORMATION

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                              UNICOM CORPORATION
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


                            [LETTERHEAD OF UNICOM]


April 7, 1999

Dear Unicom Shareholder:

Since we printed the Annual Report, two notable events have occurred. By now you have undoubtedly read and seen news reports about important decisions your Board of Directors has made that will enable us to build a competitive financial structure and redirect our investments for future growth. Let me summarize what these decisions are, and more importantly, what they will mean in delivering greater shareholder value.

After announcing our intent last summer to sell our fossil facilities, we reached agreement with Edison Mission Energy, a subsidiary of Edison International of Rosemead, California, to purchase our six coal-fired generating plants, Collins Station and nine peaking units for $4.813 billion. The 9772 MW generated by these operations represent the largest transfer of capacity undertaken in our industry. It is also the biggest step any company has taken in creating a vibrant, open electricity market as our industry restructures.

The gain of $1.7 billion after taxes and after satisfying sales-related obligations will be used to reduce the cost of ComEd's nuclear-related assets, currently more than $9 billion. This will provide a more competitive balance sheet as we make the transition to a completely open market as mandated by the 1997 Illinois Restructuring Act.

Some of the proceeds will help fund our comprehensive program to reinforce and enhance our transmission and distribution (T&D) system. Going forward, T&D will be a cornerstone of our business. We will spend approximately $4 billion over the next five years to ensure our customers have a first-class delivery system. Our contracts with Edison Mission Energy also guarantee we have access to the electricity produced at these plants to serve our customers for five years after the close of the sale, which we anticipate by the end of the year. The sale is subject to Illinois Commerce Commission approval to ensure the reliability of electric service will not be adversely affected by the sale.

Our settlement with the City of Chicago was announced the same day and represents a concrete beginning for an improved relationship. We reached consensus on a revised combination of ongoing and new initiatives that will result in over $1 billion to improve electric service in Chicago. Our goal is to make the City and Mayor Daley satisfied customers and bring long-term reliability to the citizens of Chicago. Edison Mission Energy has committed to build 500 MW of clean gas-fired generating capacity in the City of Chicago, which will fulfill a condition in the settlement of our arbitration with the City.

As I complete my first year at Unicom, these decisions are especially gratifying. They clearly demonstrate that the Illinois Restructuring Law is working and that we are able to chart a new course for our company. I truly believe this course will bring continued growth for a new Unicom.

Sincerely,


John W. Rowe
Chairman, President and CEO

                                                  UNICOM CORPORATION
[LOGO OF UNICOM]                                  One First National Plaza
                                                  P.O. Box A-3005
                                                  Chicago, Illinois 60690-3005


                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

        TO BE HELD ON TUESDAY, MAY 25, 1999 AT 10:30 A.M. (Local Time)

     The annual meeting of shareholders of Unicom Corporation ("Unicom" or the "Company") will be held in the Grand and State Ballrooms of the Palmer House Hilton, 17 East Monroe Street, Chicago, Illinois. At the meeting, shareholders will be asked to consider and act upon the following matters, and to transact such other business as may properly be brought before the meeting:

  Item A: The election of eleven Directors.

  Item B: The approval of an amendment of the Unicom Corporation Long-Term
          Incentive Plan.

  Item C: The approval of material terms of performance-based incentives in Long-Term Performance Unit Awards under Unicom's Long-Term Incentive Plan.

  Item D: The appointment of Arthur Andersen LLP, independent public accountants, as Auditors for 1999.

  Item E: The consideration of a shareholder proposal which is set forth and described in the accompanying proxy statement.

     Only shareholders of record on the books of Unicom at 4:00 P.M., Chicago time, on March 26, 1999, will be entitled to vote at the meeting.

  PLEASE FILL IN, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY.

  IN THE ABSENCE OF SPECIFIC DIRECTION, THE SHARES REPRESENTED BY THE PROXIES WILL BE VOTED AT THE MEETING AND WILL BE VOTED NON-CUMULATIVELY FOR THE ELECTION OF THE NOMINEES NAMED IN THIS PROXY STATEMENT AS DIRECTORS, FOR ITEMS B, C AND D AND AGAINST ITEM E (THE SHAREHOLDER PROPOSAL).

                                          John P. McGarrity
                                          Secretary

April 7, 1999

[UNICOM LOGO]

                                PROXY STATEMENT

                                                                  April 7, 1999

     This Proxy Statement is being sent to you in connection with the solicitation by the Unicom Board of Directors of proxies for use at Unicom's annual meeting of shareholders to be held on May 25, 1999.

     You may revoke your proxy at any time before it is voted. You may revoke it by sending a written notice to John P. McGarrity, Secretary, Unicom Corporation, 10 South Dearborn Street, Post Office Box A-3005, Chicago, IL 60690-3005, by signing and delivering a more recently dated proxy or by attending the meeting and voting in person. Attendance at the meeting will not automatically revoke your proxy. All shares represented by properly executed and unrevoked proxies received in the accompanying form in time for the annual meeting will be voted at the meeting or at any adjournment thereof. A ticket is not required for attendance at the annual meeting; however, confirmation of stock ownership will be made prior to admission to the meeting.

     The cost of soliciting proxies will be borne by Unicom. In addition to solicitation by mail, officers and employees of Unicom or its subsidiaries may solicit proxies by telephone or in person. Unicom has arranged for Morrow & Co. Inc. to assist in the solicitation of proxies, at an estimated cost (excluding reimbursement of out of pocket costs) of $12,000.

     Unicom's 1998 Summary Annual Report, this Proxy Statement and the form of Proxy are first being mailed to shareholders on or about April 7, 1999. The audited financial statements of Unicom, along with certain other financial information, are included in Exhibit B to this Proxy Statement.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL DIRECTOR NOMINEES NAMED IN ITEM A, FOR APPROVAL OF THE MATTERS DISCUSSED IN ITEMS B, C AND D AND AGAINST THE APPROVAL OF THE SHAREHOLDER PROPOSAL DISCUSSED IN ITEM E.

                         ITEM A: ELECTION OF DIRECTORS

NOMINEES

     George E. Johnson is retiring as a Director of the Company and Commonwealth Edison Company ("ComEd") after serving as a Director of Unicom since its incorporation in 1994 and as a Director of ComEd since 1971. His contributions to the Company and to ComEd have been many and are gratefully appreciated.

     Eleven Directors are to be elected at the annual meeting to serve terms of one year and until their respective successors have been elected. The nominees for Director, all but one of whom are now serving as Directors of Unicom and ComEd, are listed below together with certain biographical information. Except as otherwise indicated, each nominee for Director has been engaged in his or her present principal occupation for at least the past five years. Unicom was formed in 1994.

                EDWARD A. BRENNAN, age 65. Director of Unicom and ComEd since 1995. Retired. Chairman and CEO of Sears, Roebuck and Co. (retail merchandiser) for more than five years prior to his retirement in August 1995. Chairman of Compensation Committee. Other directorships: The Allstate Corporation, AMR Corporation, Dean Foods Company, Minnesota Mining and Manufacturing Company, Morgan Stanley Dean Witter & Co. and The SABRE Group Holdings, Inc.

[PHOTO OF EDWARD A. BRENNAN]

                CARLOS H. CANTU, age 65. Director of Unicom and ComEd since July 31, 1998. President and Chief Executive Officer of The ServiceMaster Company (service businesses) since January 1, 1994. Member of Compensation Committee. Other directorships:
                The ServiceMaster Company, First Tennessee National
                Corporation.

[PHOTO OF CARLOS H. CANTU]


                JAMES W. COMPTON, age 61. Director of Unicom since 1994 and ComEd since 1989. President and Chief Executive Officer of the Chicago Urban League (a non-profit agency). Chairman of Audit and Compliance Committee and member of Compensation Committee. Other directorships: Ariel Mutual Funds and Highland Community Bank.

[PHOTO OF JAMES W. COMPTON]


                BRUCE DeMARS, age 63. Director of Unicom and ComEd since 1996. Vice President and Secretary of DeMars, Inc. (consulting firm) since May 1997 and Partner, Trident Merchant Group since May 1998. Admiral, United States Navy and Director, Naval Nuclear Propulsion Program for more than five years prior to his retirement in October 1996. Member of Audit and Compliance Committee. Other directorship: McDermott International.


[PHOTO OF BRUCE DeMARS]

                SUE L. GIN, age 57. Director of Unicom since 1994 and ComEd since 1993. Founder, Owner, Chairman and Chief Executive Officer of Flying Food Group, Inc. (in-flight catering company). Member of Compensation and Governance and Nominating Committees.

[PHOTO OF SUE L. GIN]



                DONALD P. JACOBS, age 71. Director of Unicom since 1994 and ComEd since 1979. Dean of the J. L. Kellogg Graduate School of Management, Northwestern University. Member of Compensation and Governance and Nominating Committees. Other directorships:
                Everen Capital Corp., Hartmarx Corp., ProLogis (formerly Security Capital Industrial Trust) and Terex Corporation.

[PHOTO OF DONALD P. JACOBS]


                EDGAR D. JANNOTTA, age 67. Director of Unicom and ComEd since 1994. Senior Director of William Blair & Company, L.L.C. (investment banking and brokerage company) since January 1996. For more than five years prior thereto, Managing Partner of William Blair & Company and Senior Partner during 1995. Chairman of Governance and Nominating Committee. Other directorships: AAR Corp., AON Corporation, Bandag, Incorporated, Molex Incorporated, and Oil-Dri Corporation of America.

[PHOTO OF EDGAR D. JANNOTTA]


                ELIZABETH ANNE MOLER, age 50. Director of Unicom and ComEd since December 31, 1998. Partner with the law firm of Vinson & Elkins L.L.P., Washington, D.C. Former Deputy Secretary of the U.S. Department of Energy, 1997 to 1998, former Chair of the Federal Energy Regulatory Commission, 1993 to 1997, and former member of the Federal Energy Regulatory Commission, 1988 to 1993.

[PHOTO OF ELIZABETH ANNE MOLER]

                JOHN W. ROGERS, JR., age 41. Nominee for Director of Unicom and ComEd. President of Ariel Capital Management, Inc., an institutional money management firm which he founded in 1983. Ariel Capital Management also serves as the investment advisor, administrator and distributor for Ariel Mutual Funds. Other directorships: AON Corporation, Bank One Corporation, Burrell Communications Group, Inc., and GATX Corporation.

[PHOTO OF JOHN W. ROGERS, JR.]

                JOHN W. ROWE, age 53. Director, Chairman, President and Chief Executive Officer of Unicom and ComEd since March 16, 1998. President and Chief Executive Officer of New England Electric System from February 1989 to March 1998. Other directorships:
                BankBoston Corporation, UNUM Corporation and Wisconsin Central Transportation Corporation.

[PHOTO OF JOHN W. ROWE]

                RICHARD L. THOMAS, age 68. Director of Unicom and ComEd since July 31, 1998. Retired. Chairman of First Chicago NBD Corporation (banking and financial services) from 1995 to 1996 and of The First National Bank of Chicago from 1992 to 1996. Member of the Audit and Compliance Committee. Other directorships: IMC Global Inc., The PMI Group, Inc., The SABRE Group Holdings, Inc., Sara Lee Corporation and Scotsman Industries, Inc.

[PHOTO OF RICHARD L. THOMAS]


ADDITIONAL INFORMATION CONCERNING BOARD OF DIRECTORS

     Compensation of Directors--Directors who are not employees of Unicom or any of its subsidiaries receive an annual fee of $36,200 payable in shares of Unicom Common Stock under the Unicom Corporation 1996 Directors' Fee Plan. Such Directors also receive a fee of $1,500 for each Board and Committee meeting they attend and an additional annual fee of $2,500 for each Committee of the Board that they chair, which meeting and chair fees may, at the election of the Director, be paid in shares of Unicom Common Stock under the 1996 Directors' Fee Plan. In the event that Directors also serve as directors of ComEd, or as chairs of corresponding committees of ComEd, the aggregate fees paid to such Directors in respect of such service to Unicom and ComEd do not exceed the foregoing amounts, so that Directors do not receive duplicate fees. Directors who are full-time employees of Unicom or any of its subsidiaries receive no fees for service on the Board of Directors. Directors may defer their fees. Prior to 1997, Directors who had never been an officer or an employee of Unicom or any of its subsidiaries, and who had attained at least age 65 and completed the required period of Board service (3 to 5 years as applicable, including service as a director of ComEd), became eligible for retirement benefits upon retirement. Such benefits were to be paid to the retired Director or a surviving spouse for a period equal to such Director's years of service (including service as a director of ComEd) in an amount per year equal to the annual retainer for Board members as in effect at the time of payment. Effective January 1, 1997, the Board of Directors terminated the further accrual of retirement benefits and offered each Director the option to irrevocably elect, in lieu of amounts otherwise payable, a lump sum amount payable upon retirement, either by delivery of shares of Unicom Common Stock or in cash. In lieu of further accrual of retirement benefits, non-employee Directors received a $6,200 increase in their annual fee (from $30,000 to $36,200), effective June 1, 1997 and payable in shares of Unicom Common Stock.

     Other Information--William Blair & Company, L.L.C. was engaged during 1998 by a subsidiary of Unicom to provide certain financial advisory and investment banking services to assist in obtaining financing for a project. Mr. Jannotta is a Senior Director of William Blair & Company, L.L.C. Ariel Capital Management, Inc. has acted as investment manager with respect to a portion of the assets of an employee benefit plan of ComEd since 1994. During 1998, such firm received approximately $142,500 in fees. In 1999, it is estimated that such firm will receive approximately $173,000 in fees. Mr. Rogers is President of Ariel Capital Management, Inc. In both cases, the Company believes the fees paid or payable are equivalent to the fees that would have been paid to an unaffiliated third party for similar services.

  Audit and Compliance Committee--The Audit and Compliance Committee consists of four Directors who are not employees or former employees of Unicom or any of its subsidiaries. Members serve three-year staggered terms. The Audit and Compliance Committee acts as the principal agent of the Board of Directors in fulfilling its responsibilities relating to corporate financial accounting and disclosure practices, in overseeing the establishment and maintenance of an appropriate system of internal controls and internal audit functions, and in monitoring and promoting compliance with applicable laws, regulations and the Company's policies. Before the reorganization of the committees of the Board of Directors in May 1998, the functions now served by the Audit and Compliance Committee were fulfilled by the former Audit Committee. The Audit and Compliance Committee met two times in 1998; the former Audit Committee met once. Members of the Committee are James W. Compton (Chairman), Bruce DeMars, George E. Johnson and Richard L. Thomas.

  Compensation Committee--The Compensation Committee consists of five Directors who are not and have never been employees of Unicom or any of its subsidiaries. Members serve one-year terms. The Compensation Committee oversees general compensation policy of the Company, establishes and administers compensation programs applicable to the principal officers of the Company, and administers awards under Unicom's Deferred Compensation Unit Plan, Long-Term Incentive Plan, and 1996 Directors' Fee Plan. Before the reorganization of the committees of the Board of Directors in May 1998, the functions now served by the Compensation Committee were fulfilled by the former Corporate Governance and Compensation Committee and its Incentive Compensation Subcommittee. The Compensation Committee met two times in 1998; the former Corporate Governance and Compensation Committee met four times in 1998, while its Incentive Compensation Subcommittee met five times. Members of the Committee are Edward A. Brennan (Chairman), Carlos H. Cantu, James W. Compton, Sue L. Gin and Donald P. Jacobs.

  Governance and Nominating Committee--The Governance and Nominating Committee consists of three Directors who are not employees or former employees of Unicom or its subsidiaries. Members serve one-year terms. The Committee oversees corporate governance policies, practices and procedures of the Company and makes such recommendations as it may deem appropriate to the full Board of Directors, acts as the executive committee of the Board of Directors when the Board of Directors is not in session, and recommends to the Board of Directors candidates for election to the Board of Directors. The Committee will consider nominees recommended by shareholders if such recommendations are submitted in writing, accompanied by a description of the proposed nominee's qualifications and other relevant biographical information and evidence of the consent of the proposed nominee. The recommendations should be addressed to the Governance and Nominating Committee, in care of the Secretary of Unicom. Nominations also may be presented by shareholders at the annual meeting of shareholders provided that they comply with the nomination procedures set forth in the Company's By-Laws, which are summarized in this Proxy Statement under the heading "Shareholder Proposals and Nominations for 2000 Annual Meeting." Before the reorganization of the committees of the Board of Directors in May 1998, the functions now served by the Governance and Nominating Committee were fulfilled by the former Nominating and Executive committees. The Governance and Nominating Committee met once in 1998; the former Nominating Committee met five times in 1998, and the former Executive Committee did not meet in 1998. Members of the Committee are Edgar D. Jannotta (Chairman), Sue L. Gin and Donald P. Jacobs.

  Attendance at Meetings--During 1998, there were thirteen meetings of Unicom's Board of Directors. The average attendance of all incumbent Directors, expressed as a percent of the aggregate total of Board and Board Committee meetings in 1998, was 95%. Each incumbent Director attended at least 80% of the meetings of Unicom's Board and Board Committees of which the Director was a member, except Mr. Cantu, who attended 50% of the meetings of Unicom's Board and Board Committees of which he was a member. Mr. Cantu missed several meetings as a result of illness.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table lists the beneficial ownership, as defined under the rules of the Securities and Exchange Commission (the "SEC"), as of March 1, 1999, of Unicom Common Stock held by persons known to Unicom to be the beneficial owner of more than five percent of such stock and held by each of the Directors, the nominee for Director, each of the executive officers named in the Summary Compensation Table on page 16 and Unicom's Directors and executive officers as a group. In addition, the table includes two columns describing securities held by such persons that are not considered to be "beneficially owned" under the rules of the SEC. The column headed "Other Stock Options" includes stock options held by such persons that are not exercisable within 60 days of March 1, 1999. The column headed "Deferred Share Equivalents" includes shares deferred by such persons under the Unicom Corporation Stock Bonus Deferral Plan or the Unicom Corporation 1996 Directors' Fee Plan or share equivalents held in the Unicom Corporation Retirement Plan for Directors.

                              Beneficial
                          Ownership of Common
                                 Stock
                          -------------------------   Other
                          Amount and       Percent    Stock      Deferred Share
          Name              Nature         of Class Options(8)   Equivalents(10)
          ----            ----------       -------- ----------   ---------------
Sanford C. Bernstein &
 Co., Inc...............  12,176,692(1)      5.6%        --              --
Edward A. Brennan.......       4,301           *         --              254
Carlos H. Cantu.........       1,011           *         --              --
James W. Compton........       5,105           *         --            2,656
Bruce DeMars............       2,957           *         --              490
Sue L. Gin..............      10,587           *         --            1,141
Donald P. Jacobs........       9,798           *         --            9,265
Edgar D. Jannotta.......       7,567           *         --            2,186
George E. Johnson.......       7,139           *         --           10,448
Elizabeth A. Moler......           0           *         --              495
John W. Rogers, Jr. ....           0           *         --              --
Richard L. Thomas.......       2,591           *         --              381
John W. Rowe............      95,235(2)(3)     *     283,166          15,952
Oliver D. Kingsley, Jr..      35,595(2)        *      91,666          15,853
Robert J. Manning.......      42,310(2)(4)     *     114,965(9)       13,855(11)
Pamela B. Strobel.......      25,990(2)        *      65,666          10,932
John C. Bukovski........      17,777(2)        *      65,332          10,826
James J. O'Connor.......     220,826(2)(5)     *         --              --
Michael J. Wallace......       9,150(6)        *      13,333          12,423
Directors, the nominee
 for Director and
 executive officers as a
 group (21 persons).....     554,840(2)(7)     *     786,042         112,893

---------------------
*Less than one percent
(1) Sanford C. Bernstein & Co., Inc. is an investment adviser and broker-dealer located at 767 Fifth Avenue, New York, New York 10153. According to its Schedule 13G dated February 5, 1999, it has sole voting power with respect to 6,880,914 shares, shares voting power with respect to 1,112,735 shares and has sole dispositive power with respect to 12,176,692 shares.
(2) The numbers and percentages of shares shown in the table above include shares as to which the indicated person(s) had the right to acquire within 60 days of March 1, 1999 upon the exercise of outstanding stock options, as follows: Mr. Rowe 89,834; Mr. Kingsley 8,334; Mr. Manning 25,335 (includes 5,334 options owned by spouse); Ms. Strobel 13,834; Mr. Bukovski 14,668; Mr. O'Connor 145,000; and all executive officers and directors as a group (including such individuals) 321,341. Such persons disclaim any beneficial ownership of the shares subject to such options.
(3) Includes 2,000 shares owned by spouse, beneficial ownership of which is disclaimed.
(4) Includes 7,189 shares owned by spouse, beneficial ownership of which is disclaimed.

 (5) Includes 1,857 shares owned by family members. Mr. O'Connor disclaims any beneficial ownership of such shares.
 (6) Includes 100 shares jointly owned with a family member, 210 shares owned by a family member and 200 shares held in a custodial account for a family member. Mr. Wallace disclaims any beneficial ownership of such shares.
 (7) Includes 9,189 shares owned by spouses, 200 shares held in a custodial account for a family member, 2,067 shares owned by family members and 100 shares jointly owned with a family member. The directors and executive officers to whom such beneficial ownership is attributed disclaim any beneficial ownership of the shares held by such persons.
 (8) Includes stock options which are not considered to be "beneficially owned" under SEC rules because they cannot be exercised within 60 days of March 1, 1999.
 (9) Includes 17,466 stock options held by spouse, beneficial ownership of which is disclaimed.
(10) Includes share equivalents that are not considered to be "beneficially owned" under SEC rules because they are deferred under the Unicom Corporation Stock Bonus Deferral Plan, the Unicom 1996 Directors' Fee Plan, or the Unicom Corporation Retirement Plan for Directors. Under the Unicom Corporation Stock Bonus Deferral Plan and the Unicom 1996 Directors' Fee Plan, executives and directors, respectively, may defer the receipt of the stock portion of certain awards made pursuant to the Unicom Corporation Long-Term Incentive Plan or certain fees, respectively. Deferred amounts are only required to be kept in Unicom's books of account as deferred stock accounts, which are for bookkeeping purposes only. Unicom has no obligation to set aside or segregate any actual shares of Unicom Common Stock or other assets in respect of such accounts. Unicom has elected to issue the deferred shares to trusts having an institutional trustee, which has sole voting rights with respect to such shares. At the end of the deferral period (in the case of the Unicom Stock Bonus Deferral Plan) or upon leaving the Board of Directors (in the case of the Unicom 1996 Directors' Fee Plan), the share equivalents are distributed in whole shares of Unicom Common Stock and cash in lieu of any fractional share. Dividends paid with respect to deferred shares under the Unicom Stock Bonus Deferral Plan are either reinvested in Unicom Common Stock and held by such Trustee or are paid to the executive officer making the deferral. Dividends paid with respect to deferred shares under the Unicom 1996 Directors' Fee Plan are reinvested in Unicom Common Stock and held by such Trustee. Under the Unicom Corporation Retirement Plan for Directors, effective January 1, 1997, the accrual of further benefits was terminated and directors could elect to have benefits accrued through such date deferred into share equivalents to be paid in shares of Unicom Common Stock upon retirement. Accounts under such Plan are credited with an additional number of share equivalents determined by assuming the reinvestment of dividend equivalents on share equivalents in such accounts.
(11) Includes 2,934 deferred share equivalents held by spouse.

                    ITEM B: APPROVAL OF AN AMENDMENT OF THE
                  UNICOM CORPORATION LONG-TERM INCENTIVE PLAN

  The second item to be considered by shareholders at the annual meeting will be an amendment of the Unicom Corporation Long-Term Incentive Plan (the "Incentive Plan") to increase the number of stock options, stock appreciation rights and performance units that can be awarded to any one person under the Incentive Plan. The Incentive Plan was originally approved by ComEd's shareholders in May 1993. It was re-approved by ComEd in August 1994, as the then sole shareholder of Unicom, in connection with its assumption by Unicom. In May 1997, amendments to the Incentive Plan were approved by Unicom and ComEd shareholders to enable certain future grants or awards under the Incentive Plan to qualify as "performance-based compensation" under the Internal Revenue Code. In May 1998, amendments to the Incentive Plan were approved by Unicom and ComEd shareholders to increase the number of shares available for awards under the Incentive Plan by 7,000,000. The proposed amendment, if approved by shareholders, would (a) amend Section 6.2(h) of the Incentive Plan to increase the maximum number of shares that may be granted to a participant in any particular five-year period to 1,000,000, (b) amend Article VII of the Incentive Plan to increase the maximum number of shares that may be subject to stock appreciation rights granted to a participant in any particular five-year period to 1,000,000, and (c) amend Article X of the Incentive Plan to increase the maximum number of performance units that may be granted to a participant in any one-year period to 100,000. The full text of the Incentive Plan as it is proposed to be amended is attached as Exhibit A to this Proxy Statement.

Purposes of Incentive Plan and Amendment

  The purposes of the Incentive Plan are (i) to align the interests of the Company's shareholders and recipients of awards by increasing the proprietary interest of such recipients in the Company's growth and success and (ii) to advance the interests of the Company by attracting and retaining well-qualified persons by providing such persons with performance-related incentives. Awards under the Incentive Plan are expected to be structured to achieve these purposes.

  The Incentive Plan provides for a variety of awards that can be flexibly administered in order to carry out its purposes. The Board believes this authority will continue to permit the Company to keep pace with developments in compensation programs and to make the Company competitive with other companies that offer creative incentives to attract and keep employees. The flexibility of the Incentive Plan will continue to allow the Company to respond to changing circumstances such as changes in tax laws, accounting rules, securities regulations and other rules regarding benefit plans. The Incentive Plan grants the administrators flexibility in creating the terms and restrictions deemed appropriate for particular awards as facts and circumstances warrant.

  While the current terms of the Incentive Plan do provide for a high degree of flexibility, the proposed amendments are intended to provide the Compensation Committee with additional flexibility to address changes in competitive compensation practices among companies with which the Company competes for key employees and to enable the Compensation Committee to make large grants where appropriate to reward extraordinary performance or to motivate exceptionally qualified individuals to become employees of the Company.

Principal Terms of Incentive Plan

  Employees of the Company and its subsidiary companies (in which the Company owns directly or indirectly a 51% or more voting equity interest) are eligible to be selected to participate in the Incentive Plan. The selection of participants from eligible persons is within the sole discretion of the Compensation Committee of the Board of Directors. Approximately 16,000 persons are eligible to participate in the Incentive Plan.

  The Incentive Plan authorizes the Compensation Committee to make or grant the following types of awards singly, in combination or in tandem:

    Stock Options. Awards may consist of options to purchase shares of the Company's Common Stock, which may be "incentive stock options" or non-qualified stock options. Incentive stock options must meet the requirements of Section 422 of the Internal Revenue Code and carry some potential tax advantages for the recipient. Non-qualified stock options are not subject to those requirements and do not carry such advantages. The Compensation Committee is empowered to determine the number of shares subject to each option, the manner and time of the option's exercise, and the exercise price per share of stock subject to the option. The exercise price of an incentive stock option may not be less than the fair market value of a share of Common Stock on the date the option is granted. The Compensation Committee may establish any exercise price for non-qualified stock options. The exercise price of an option may, at the discretion of the Compensation Committee, be paid by a participant in cash, shares of Common Stock owned by the participant, a combination thereof, or such other consideration as the Compensation Committee may deem appropriate.

    Stock Appreciation Rights. A stock appreciation right ("SAR") is a right to receive a payment (either in cash, shares of Common Stock, or a combination thereof) equal to the appreciation in market value of a stated number of shares of Common Stock. The appreciation is measured by the difference between a reference price stated in the SAR and the market value of a share of Common Stock on the date of exercise of the SAR. A SAR may be granted in tandem with a stock option ("Tandem SARs") or independent of a stock option ("Non-tandem SARs"). A Tandem SAR may be granted either at the time of the grant of the related stock option or, in the case of a non-qualified stock option, at any time thereafter during the term of such option. Upon the exercise of a stock option as to some or all of the shares covered by the award, the related Tandem SAR is cancelled automatically to the extent that the number of shares subject to the Tandem SAR exceeds the number of remaining shares subject to the related stock option.

    Stock Awards. Awards may also consist of grants of restricted or unrestricted shares of Common Stock. Such awards will be subject to such terms, conditions, restrictions and/or limitations, if any, as the Compensation Committee deems appropriate, which may include restrictions on transferability and continued employment.

    Performance Shares. Performance shares are either shares of Common Stock or units which are expressed in terms of Common Stock. Such awards are contingent upon the attainment over a specified time period (as determined by the Compensation Committee) of certain performance objectives. The performance objectives to be achieved during a performance period and the measures of whether and to what degree such objectives have been attained are also determined by the Compensation Committee.

    Performance Units. Awards may also be granted in the form of "performance units," which are units valued by reference to criteria chosen by the Compensation Committee other than Common Stock. Performance units are similar to performance shares in that they are contingently awarded based on the attainment over a performance period of certain objectives. The length of the performance period, the performance objectives to be achieved and the measure of whether and to what degree such objectives have been achieved are determined by the Compensation Committee. Amounts earned under performance units may be paid in cash, shares of Common Stock or both.

    Other Stock-Based Awards. The Compensation Committee is also authorized to grant to participants awards of stock and other awards that are valued in whole or in part by reference to, or are otherwise based on, Common Stock.

  Awards may be paid in cash, shares of Common Stock, a combination of cash and shares of Common Stock, or any other form of property, as the Compensation Committee determines. If an award is granted in the form of a stock option, restricted or unrestricted stock award, performance shares, or in the form of any other stock-based award, the Compensation Committee may include as part of such award an entitlement to receive dividends or dividend equivalents. At the discretion of the Compensation Committee, the payment of performance shares or performance units may be deferred by a participant. The Incentive Plan currently limits (i) the maximum aggregate number of shares of Common Stock available for stock option and stock appreciation rights grants to 500,000 (proposed to be amended to 1,000,000) for any given individual in any five consecutive years and (ii) the maximum aggregate number of performance units that can be granted to 50,000 (proposed to be amended to 100,000) for any given individual in any given year.

  Awards are evidenced by written agreements containing the terms, conditions, restrictions and/or limitations covering the grant of the award.

Available Shares; Outstanding Awards

  The Incentive Plan makes available an aggregate of 11,000,000 shares of Common Stock for the grant of awards. Of these, 1,454,943 shares have been issued in payment of awards under the Incentive Plan. There remain 9,545,057 shares available for satisfying currently outstanding awards (including the 4,795,563 shares reserved for the stock options described in the next paragraph and payment of awards under currently outstanding annual incentive awards and longer-term incentive awards, which numbers are not presently determinable), and issuing future awards. Shares covered by any stock option, stock appreciation right or other stock award that expires or terminates unexercised or is cancelled or forfeited become available again for awards under the Incentive Plan.

  As of March 1, 1999, there were 4,795,563 shares covered by outstanding non-qualified stock options. Each stock option entitles the holder to purchase shares of the Company's Common Stock. The options become exercisable in equal annual increments on the first three anniversaries of the grant date (subject to acceleration in the event of a change in control of the Company), and expire entirely on the tenth anniversary of the grant date to the extent not previously exercised. Options to purchase an aggregate of 1,205,500 shares were granted in 1996 to employees, including options to purchase 17,500, 12,000, 14,000, 65,000 and 15,000 shares granted to Mr. Manning, Ms. Strobel, Mr. Bukovski, Mr. O'Connor and Mr. Wallace, respectively; and options to purchase 137,500 shares granted to all executive officers as a group. Options to purchase an aggregate of 1,339,350 shares were granted in 1997 to employees, including options to purchase 25,000, 25,000, 17,500, 16,000, 80,000 and 12,500 shares granted to Mr. Kingsley, Mr. Manning, Ms. Strobel, Mr. Bukovski, Mr. O'Connor, and Mr. Wallace, respectively; and options to purchase 203,500 shares granted to all executive officers as a group. Options to purchase an aggregate of 1,379,525 shares were granted in 1998 to employees, including options to purchase 250,000, 35,000, 35,000, 20,000, and 25,000 shares granted to Mr. Rowe, Mr. Kingsley, Mr. Manning, Ms. Strobel and Mr. Bukovski, respectively; and options to purchase 410,000 shares granted to all executive officers as a group. Options to purchase an aggregate of 1,686,800 shares were granted in January 1999 to employees, including options to purchase 110,000, 40,000, 40,000, 30,000, and 25,000 shares granted to Mr.
Rowe, Mr. Kingsley, Mr. Manning, Ms. Strobel and Mr. Bukovski, respectively; and options to purchase 295,000 shares granted to all executive officers as a group. Non-employee Directors are not eligible to participate in the Incentive Plan. All such options were granted at the fair market value of the Common Stock as of the date of grant, which ranged from $22.313 to $35.875. As of March 1, 1999, the market price of the Common Stock was $35.0625 per share.

  Other than the stock options granted in January 1999, benefits under the Incentive Plan with respect to 1999 and future years are not determinable.

Incentive Plan Administration

  The Incentive Plan is administered by the Compensation Committee of the Board of Directors of the Company. No member of the Compensation Committee is eligible to participate in the Incentive Plan. Among the powers granted to the Compensation Committee are the authority to interpret the Incentive Plan, establish rules and regulations for its operation, select employees of the Company and its subsidiaries to receive awards, and determine the form, amount and other terms and conditions of awards. The Compensation Committee also has the power to modify or waive restrictions on awards, to amend awards and to grant extensions and accelerate awards.

Amendment and Termination

  The Board of Directors may amend the Incentive Plan at any time but may not, without shareholder approval, adopt any amendment which would increase the number of shares of Common Stock available for award under the Incentive Plan or which would cause the Incentive Plan to lose its exemption under Securities and Exchange Commission Regulation Section 240.16b-3.

  The Incentive Plan has no fixed termination date but may be terminated by the Board at any time. Termination of the Incentive Plan will not affect the status of any awards outstanding at the date of termination.

Federal Tax Treatment

  Under current U.S. federal tax law, the following is a brief summary of the U.S. federal income tax consequences generally arising with respect to awards under the Incentive Plan.

  A participant who is granted an incentive stock option will not recognize any taxable income at the time of the grant of the option or at the time of its exercise. If the participant does not dispose of the shares acquired pursuant to the exercise of an incentive stock option before the later of two years from the date of grant and one year from the date of exercise, any gain or loss realized on a subsequent disposition of the shares will be treated as a long-term capital gain or loss, and the Company will not be entitled to any deduction for federal income tax purposes.

  A participant who is granted a non-qualified option will not recognize taxable income at the time of grant, but will recognize taxable income at the time of exercise equal to the difference between the exercise price of the shares and the market value of the shares on the date of exercise. The Company will be entitled to a tax deduction for the amount of income recognized by the participant.

  A participant who is granted a SAR will not recognize any taxable income at the time of grant, but will recognize taxable income at the time of exercise equal to the difference between the reference price of the shares and the market price of the shares on the date of exercise, and the Company will be entitled to a tax deduction for the amount of income recognized by the participant.

  A participant who has been granted either performance units or performance shares will not recognize taxable income at the time of the grant. A participant will recognize ordinary income at the time the award is paid equal to the amount of cash paid or the value of shares delivered, and the Company will be entitled to a tax deduction for the amount of income recognized by the participant.

  A participant who has been granted an award of restricted shares of Common Stock will not recognize taxable income at the time of the grant, and the Company will not be entitled to a tax deduction at the time of the grant, unless the participant makes an election to be taxed at the time of the award. When the restrictions lapse, the participant will recognize taxable income in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. The Company will be entitled to a corresponding tax deduction.

  A participant who has been granted an unrestricted stock award will recognize taxable income at the time of grant in an amount equal to the then fair market value of the Common Stock awarded. The Company will receive a corresponding tax deduction.

            ITEM C: APPROVAL OF MATERIAL TERMS OF PERFORMANCE-BASED
                INCENTIVES IN LONG-TERM PERFORMANCE UNIT AWARDS
                    UNDER UNICOM'S LONG-TERM INCENTIVE PLAN

  The third item to be considered by shareholders at the annual meeting will be the approval of the material terms of certain performance unit awards to be made under the Unicom Corporation Long-Term Incentive Plan (the "Award Program").

  Since 1994, the Compensation Committee has annually granted to certain management-level employees a long-term performance unit award. Some of those employees are subject to the compensation deduction limitations of Section 162(m) of the Internal Revenue Code ("Section 162(m)"). The deduction limitations do not apply to certain categories of performance-based compensation grants that meet the applicable statutory requirements. These requirements include obtaining shareholder approval of the "material terms" of the grants. The "material terms" are (i) the individuals eligible to receive compensation under the award, (ii) the business criteria on which the performance incentives under the award are based and (iii) the maximum amount of compensation to be paid or the formula by which the amount of individual awards will be determined under the award.

  The Award Program will be amended beginning with the 1999-2001 performance period. Payment will be based upon quantitative corporate and business unit measures.

Eligible Participants

  Recipients of the long-term performance unit awards would include the Company's Chief Executive Officer and its four other most highly paid officers. Prior and currently outstanding long-term performance unit awards were granted to select "group level" and "executive level" employees of ComEd and other subsidiaries of the Company, representing in aggregate approximately 365 recipients. It is expected that future awards will be granted only to "executive level" employees and other key employees of the Company and its subsidiaries designated by the Compensation Committee, or approximately 120 recipients.

Business Criteria and Formula for Awards

  Each participant is assigned a target percentage of salary (between 15% and 50%) on which the award payment (the "Payment") will be based. The number of performance units granted to each participant is determined by dividing the target amount of salary by the average closing price of Unicom Common Stock as reported in The Wall Street Journal as New York Stock Exchange Composite Transactions for the fourth quarter of the year immediately preceding the commencement of the applicable performance period. The total number of performance units which may be granted to any participant in a year under the Plan may not exceed 100,000. To reflect the appreciation in value of Unicom Common Stock over the entire performance period, the number of each participant's performance units is multiplied by the average closing price of Unicom Common Stock as reported in The Wall Street Journal as New York Stock Exchange Composite Transactions for the calendar quarter ending on the last day of the performance period. This calculation results in a preliminary dollar award (the "Initial Dollar Award").

  The Payment for each participant is determined based upon the performance of applicable corporate and/or business unit measures, which are variously weighted for each participant and shall be established by the Compensation Committee in writing and be stated in terms of the attainment of specified levels of or percentage changes in any one or more of the following measurements: (a) cumulative Shareholder Value Added (SVA), (b) customer satisfaction, (c) revenue, (d) primary or fully-diluted earnings per share of the Company's common stock, (e) net income, (f) total shareholder return, (g) earnings before interest and taxes, (h) cash flow from operations, (i) total cash flow, (j) return on equity, (k) return on capital, (l) return on assets,
(m) net operating profits after taxes, (n) total shareholder return, (o) return on sales, (p) debt to equity ratio, (q) payout ratio, (r) asset turnover, (s) ratio of share price to book value of shares, (t) price/earnings ratio, (u) employee satisfaction, (v) diversity, (w) market share, or (x) any individual performance objective which is measured solely in terms of quantitative targets related to the Company or the Company's business. Such individual performance measures related to the Company or the Company's business may include: (a) production-related factors such as generating capacity factor, performance against the INPO index, generating equivalent availability, heat rates and production cost, (b) Transmission and Distribution-related factors such as customer satisfaction, reliability (based on outage frequency and duration), and cost, (c) customer service-related factors such as customer satisfaction, service levels and responsiveness and bad debt collections or losses, and (d) relative performance against other similar companies in targeted areas. The measures are weighted differently for participants based on their management level and the extent to which their responsibilities are primarily corporate or business unit-related, and may be based in whole or in part on the performance of the Company, a subsidiary, division and/or other operational unit, under one or more of such measures.

  The degree of payment of awards will be determined based on the written certification of the Committee based on the extent to which the performance goals and any other material terms and conditions precedent to such payment have been satisfied. The Compensation Committee shall have the discretion to adjust the determinations of the degree of attainment of the pre-established performance goals; provided, however, that the performance goals applicable to awards which are designed to qualify for deductibililty under Section 162(m), and which are held by Named Executive Officers (as defined under the regulations under the Securities Exchange Act of 1934), may not be adjusted so as to increase the payment under the award, although the Compensation Committee retains the discretion to adjust the performance goal upward or othewise to reduce the amount of the payment of the award relative to the pre-established performance goals.

  If applicable tax or securities laws or regulations change to permit the Compensation Committee discretion to alter the governing performance measures without obtaining shareholder approval of such changes, the Compensation Committee shall have the sole discretion to make such changes without obtaining shareholder approval. In addition, if the Compensation Committee determines that it is advisable to grant awards which shall not qualify for deductibility under Section 162(m), the Compensation Committee may make such grants which use performance measures other than those specified above.

  A minimum, target and maximum performance level is assigned for each performance measure, with a corresponding payout percentage of 50%, 100% and 200%, respectively. The actual payout percentage is interpolated. Performance below the minimum for any measure will result in no payout for the corresponding portion of the Payment. For each participant, the applicable weighting is applied to each applicable performance measure to determine a weighted composite payout percentage, which can range between 0% and 200%. The Payment is determined by multiplying the Initial Dollar Award by the weighted composite payout percentage.

  Payments made to the named executive officers under prior long-term performance unit awards are reflected in the "Payouts" column under the "Long-Term Compensation" heading in the Summary Compensation Table.

                         ITEM D: APPROVAL OF AUDITORS

  Subject to shareholder approval, the Board of Directors of Unicom has appointed Arthur Andersen LLP, independent public accountants, as Auditors to examine the annual and quarterly consolidated financial statements of Unicom and its subsidiary companies for 1999. The shareholders will be asked at the annual meeting to approve such appointment. The firm of Arthur Andersen LLP has audited the accounts of Unicom since its inception in 1994, and ComEd since 1932. A representative of Arthur Andersen LLP will be present at the meeting to make a statement if such representative so desires, and to respond to shareholders' questions.

                         ITEM E: SHAREHOLDER PROPOSAL

     The Company has been notified that two shareholders of the Company intend to present a proposal for consideration and action at the annual meeting. The Board of Directors unanimously recommends that shareholders vote AGAINST such proposal for the reasons set forth below. The Company will provide to any shareholder the proponents' names and addresses and the number of shares held by the proponents promptly upon receiving a written or oral request. The shareholders' proposal is as follows:

     "Whereas:

     --Economic and environmental interests of stockholders and the public would be improved by Unicom Corporation initiating a more aggressive company policy promoting energy efficiency and renewable energy;

     --Unicom's primary geographical base for operations and customer revenues for the near future will be Illinois, and as a matter of good business practice Unicom has an obligation to behave as a good neighbor to the people of Illinois;

     --Implementation of the federal Clean Air Act and the Kyoto Protocol will increase costs for fossil fuel use; and increased costs for operation, maintenance and radioactive waste storage and disposal, and reactor decommissioning make continued reliance on the Company's nuclear reactors a less competitive, uneconomic business choice;

     --Energy efficiency and some renewable energy sources are already competitively priced, and all are environmentally superior to Unicom's use of coal and nuclear plants;

     --In 1998 Unicom Corporation actively opposed amendments to Illinois' 1997 deregulation laws that would have provided $4 million annually for energy efficiency and renewable energy programs; spent virtually no money on energy efficiency programs in 1997 and 1998, and of all U.S. electric utilities, ranked last in percentage of revenues spent on energy efficiency;

     --July, 1998 testimony by Chairman John Rowe and Senior Vice President Paul McCoy before the Illinois Commerce Commission and Illinois Legislature's Joint Committee on Utility Deregulation indicated that voluntary use of energy efficiency by Unicom's customers helped prevent full-scale blackout of the electrical system during June's heatwave, indicating both the public's willingness to engage in aggressive energy efficiency programs, and that these programs work effectively;

     --Unicom's single-day cost for emergency power during the June heatwave at $5 per kilowatt on the spot market exceeded $50 million, which by comparison would have funded for many years the energy efficiency programs Unicom opposed;

     --Greater use of energy efficiency and renewable energy sources would be economically advantageous in avoiding difficult to amortize capital financing costs for new generating facilities, especially in the new business climate of utility deregulation;"

     "THEREFORE BE IT RESOLVED that the shareholders of Unicom Corporation require the Board of Directors to establish the following policies:

     --Develop and aggressively implement programs expanding use of energy efficiency and Illinois-based renewable energy resources, including but not limited to the use of biomass and wind power;

     --Establish an ongoing program of quarterly meetings with Illinois efficiency and renewable energy vendors, environmental organizations, and others promoting aggressive expansion of these alternative resources ;


     --Report results of these policies to stockholders and customers regularly through dividend statements, required SEC filings, and the Annual Report. "

  The proponents have submitted the following statement in support of the proposal:

    "Several comparable utilities have adopted model energy policies mandating greater energy efficiency. The energy saved becomes more profitable than investments in new power plants, making this new energy policy beneficial to shareholders, rate payers, communities and the environment. Since the public has demonstrated such strong support for these safer and cleaner technologies, we urge Unicom Corp. to aggressively expand this safe energy approach, and to apply it to all segments of operations."

                 Opposing Statement of the Board of Directors

  The Unicom Board of Directors recommends a vote AGAINST this proposal because it misleadingly understates the scope of the Company's commitment with regard to energy conservation, alternative energy sources, and communication regarding such matters to its shareholders and customers, and because it fails to take into account the effects of the Illinois legislation restructuring the electric utility industry. Therefore, the proposal is unnecessary and an undue imposition on the function of the Board of Directors of the Company.

  As our Chairman, President and Chief Executive Officer, John W. Rowe, stated in the Company's 1998 Annual Report on the Environment, "as a corporate citizen, we have a professional and ethical duty to protect and preserve our environment on local, national and global levels." We invite our shareholders to review the extent of the Company's commitment to environmental leadership as outlined in that Report.

  Of particular relevance to the proposal, the Company is actively involved in encouraging energy efficiency. It sponsors programs designed to educate students (the Student Power 2000 program), residential customers (the On-Line Home Energy Audit program) and businesses (the Energy Insights and Energy Tracker programs) in ways to reduce energy usage. In 1998, the Company began a high efficiency light bulb program for residential customers and an Energy Conservation Fund. The Company also has established programs under which customers reduce their energy usage in return for incentive payments, including the Nature First program for residential customers and the ComEd Energy Cooperative program for commercial, industrial and institutional customers. The Company is currently evaluating additional energy efficiency programs for implementation later this year.

  Several of Unicom's unregulated businesses are aimed at energy conservation or alternate energy sources. Unicom's distributed energy business will be marketing and servicing systems that generate electric power using efficient and environmentally-friendly natural gas. Unicom's district cooling business reduces peak daytime energy usage. The Unicom Energy Solutions Group focuses on assisting customers in making their facilities operate more energy efficiently. Unicom is also developing energy tracking tools to help customers monitor their energy usage to maximize energy efficiency.

  The Company also engages in the use and development of alternate energy sources. The Company purchases electric power generated from landfill gas. In addition, the Company currently operates a wind turbine and a solar concentrator at The Power House energy museum in Zion, Illinois, and is helping fund university research in photovoltaic technology. However, the Company's experience (and that of other companies) with these alternate technologies has not yet shown them to be competitive and reliable.

  The Company regularly reports to its shareholders and customers on such environmental matters as energy conservation and alternate energy sources. The Company has prepared and distributed an Annual Report on the Environment for the last eight years, and the Company's Annual Report and other public disclosures regularly address issues of energy generation and conservation. The Company has an active public education and awareness program concerning environmental concerns.

  In addition, in response to legislation restructuring the electric industry in Illinois, Unicom has announced that it is offering for sale all of its fossil generating plants. The Company expects to complete the sale of the fossil generating plants in the fourth quarter of this year. To the extent that the proposal refers to the Company's operation of its fossil-fired generation plants, the proposal's stated intent to reduce the Company's capital expenditures and generating costs is misplaced.

  Accordingly, the Company has a firm and growing commitment to energy conservation and to alternative energy sources, and an active program to communicate about these issues with its shareholders and customers. The Board does not believe it would be in the best interests of the Company or its shareholders to impose the proposed policies on the Company. The Board believes that the Company needs to be flexible in its approach to environmental concerns as the electric industry in Illinois goes through restructuring. FOR THE REASONS SET FORTH ABOVE, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

                            EXECUTIVE COMPENSATION

  The following table sets forth certain information relating to the compensation during the past three calendar years of those persons who served as the Chief Executive Officer at any time during 1998, the other four most highly compensated executive officers of Unicom or ComEd at December 31, 1998, and one individual who would have been among the four most highly compensated executive officers on that date but for the fact that the individual was not serving as an executive officer on December 31, 1998.

SUMMARY COMPENSATION TABLE

                                     Annual Compensation                   Long-Term Compensation
                              ----------------------------------- ----------------------------------------
                                           Bonus                          Awards              Payouts
                                      ----------------            ----------------------- ----------------
                                                          Other                             LTIP Payouts
                                                         Annual               Securities  ----------------  All Other
                                               Stock-    Compen-  Restricted  Underlying           Stock-    Compen-
  Name and Principal          Salary   Cash   Based(1)  sation(2)  Stock(3)  Options/SARs  Cash   Based(1)  sation(4)
       Position          Year    $       $       $          $         $           #          $       $          $
  ------------------     ---- -------  ----   --------  --------- ---------- ------------  ----   --------  ---------
John W. Rowe(5)          1998 726,923 484,209 484,209*   215,117       --      250,000    343,219  52,537*  2,728,076
 Chairman (Chief         1997     --      --      --         --        --          --         --      --          --
 Executive Officer)      1996     --      --      --         --        --          --         --      --          --
 Unicom and ComEd
Oliver D. Kingsley,      1998 475,000     --  383,332*   220,713       --       35,000        --  187,984*     20,994
 Jr.(6)                  1997  82,212     --      --     202,828   560,000      25,000    182,712  10,777*    378,395
 Executive Vice          1996     --      --      --         --        --          --         --      --          --
 President
 Unicom and ComEd
Robert J. Manning        1998 375,035 184,958  61,653*       --        --       35,000     43,469  43,469*     22,132
 Executive Vice          1997 312,802  86,319  28,773*       --    291,250      25,000     42,153  42,153*     19,894
 President               1996 247,135  15,759  37,842*       --        --       17,500     37,973  37,973*     17,048
 Unicom and ComEd
Pamela B. Strobel        1998 341,000 137,341  58,861*       --        --       20,000     42,528  42,528*     20,347
 Executive Vice          1997 304,970  41,742  13,914*       --    291,250      17,500     33,605  33,605*     19,247
 President               1996 262,300  15,608  63,902*       --        --       12,000     27,263  27,263*     17,445
 and General Counsel
 Unicom and ComEd
John C. Bukovski         1998 298,400 128,768  42,923*       --        --       25,000        --   76,134*     17,750
 Senior Vice President   1997 276,517  37,800  12,600*       --        --       16,000        --   60,107*     17,187
 Unicom and ComEd        1996 232,565  13,552  41,918*       --        --       14,000     24,653  24,654*     15,233
James J. O'Connor        1998 830,374 427,580 142,526    121,448       --           --    165,093 165,093   3,575,618
 Former Chairman (Chief  1997 929,042 300,000 100,000        --        --       80,000    185,777 185,778     106,155
 Executive Officer)      1996 844,926 253,478 274,601*       --        --       65,000    162,478 162,478     101,174
 Unicom and ComEd
Michael J. Wallace       1998 323,440 150,164  50,054        --        --           --        --  108,504*     16,989
 Senior Vice President   1997 328,229  35,656  11,885*       --        --       12,500        --   99,732*     17,419
 ComEd                   1996 308,440  21,856  72,248*       --        --       15,000        --   87,847*     16,488

------------------

(1) All of the amounts shown under "Bonus--Stock-Based" and "LTIP Payouts-- Stock-Based" were either paid in shares of Unicom Common Stock or were deferred and are deemed to be invested in shares of Unicom's Common Stock, and thus fully "at risk" until the end of the deferment period. Deferred amounts are noted with an asterisk. See note 10 to the "Security Ownership of Certain Beneficial Owners and Management" table on page 7.
(2) Excludes perquisites and other benefits, unless the aggregate amount of such compensation is at least the lesser of either $50,000 or 10% of the total annual salary and bonus reported for the named executive officer. For 1998, includes $89,381, $132,077 and $42,416 paid to Messrs. Rowe, Kingsley, and O'Connor, respectively, for reimbursements for the payment of taxes, $108,340 paid to Mr. Rowe for moving expenses and $75,000 paid to Mr. Kingsley as a living cost allowance. For 1997, includes payments to Mr. Kingsley of $74,065 for moving expenses, $75,000 as a living cost allowance and $53,251 for reimbursement of taxes.
(3) The value shown is as of the date of grant. Dividends are paid or accrued on restricted stock awards at the same rate as paid to all shareholders. As of December 31, 1998, Mr. Manning and Ms. Strobel each had an aggregate of 10,000 shares of restricted stock worth $385,625 and Mr. Kingsley had an aggregate of 20,000 shares of restricted stock worth $771,250.
(4) Amounts shown include matching contributions made by ComEd pursuant to the ComEd Employee Savings and Investment Plan ("ESIP"), incremental interest earned on deferred compensation which is in excess of 120% of the corresponding Federal long-term rate, matching contributions made by ComEd pursuant to the ComEd Excess Benefit Savings Plan and premiums and administrative service fees paid by ComEd on behalf of the named individuals under various group life insurance plans. For the year 1998, contributions made to the ESIP amounted to $7,287, $4,246, $4,350, $4,216, $6,425 and $3,513 on behalf of Mr. Kingsley, Mr. Manning, Ms. Strobel, Mr. Bukovski, Mr. O'Connor and Mr. Wallace, respectively. The amount of incremental interest earned during 1998 on deferred compensation totaled $4,659 and $77 on behalf of Messrs. O'Connor and Wallace, respectively. Contributions made to the ComEd Excess Benefit Savings Plan during 1998 totaled $31,621, $13,375, $11,079, $9,787, $7,964, $16,757 and $9,536 on
    behalf of Mr. Rowe, Mr. Kingsley, Mr. Manning, Ms. Strobel, Mr. Bukovski, Mr. O'Connor and Mr. Wallace, respectively. Premiums and administrative service fees paid during 1998 for Split Dollar Life, Accidental Death and Travel Accident insurance policies for Mr. Rowe, Mr. Kingsley, Mr. Manning, Ms. Strobel, Mr. Bukovski, Mr. O'Connor and Mr. Wallace, respectively, are as follows: $96,455, $332, $6,807, $6,210, $5,570,
    $65,850, and $3,863. ComEd is entitled to recover the premiums and administrative service fees from any amounts paid by the insurer on such Split Dollar Life policies and has retained a collateral interest on each policy to the extent of the premiums and administrative service fees paid with respect to such policy. Includes a $2,000,000 lump sum payment to Mr. Rowe in 1998 as partial compensation for actual compensation, benefits and programs which Mr. Rowe was, or was reasonably expected to become, entitled to receive from his previous employer, and a payment of $600,000 as an inducement to enter into his employment agreement. For 1997, includes $375,000 paid to Mr. Kingsley as an inducement to enter into his employment agreement. During 1998, Mr. O'Connor received a severance payment of $3,056,000 in connection with his retirement from the Company, as well as office and secretarial assistance for ten years (costing approximately a total of $425,927 for the first three years, not including a proportionate share of operating expenses and real estate taxes, which vary and cannot be known) and financial counseling and tax preparation services for five years.
(5) Mr. Rowe commenced employment on March 16, 1998.
(6) Mr. Kingsley commenced employment on November 1, 1997.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                        Individual Grants
                          ---------------------------------------------
                           Number of
                           Securities   % of Total                        Grant
                           Underlying  Options/SARs Exercise              Date
                          Options/SARs  Granted to  or Base              Present
                           Granted(1)  Employees in  Price   Expiration Value(2)
   Name                        #       Fiscal Year  $/Share     Date        $
   ----                   ------------ ------------ -------- ---------- ---------
John W. Rowe (CEO)......    250,000       18.12     $33.438   3/15/08   1,553,750
Oliver D. Kingsley, Jr..     35,000        2.54     $35.75    7/21/08     234,850
Robert J. Manning.......     35,000        2.54     $35.75    7/21/08     234,850
Pamela B. Strobel.......     20,000        1.45     $35.75    7/21/08     134,200
John C. Bukovski........     25,000        1.81     $35.75    7/21/08     167,750
James J. O'Connor.......          0         --         --         --          --
Michael J. Wallace......          0         --         --         --          --

---------------------
(1) Each option becomes exercisable in equal annual increments on the first, second and third anniversaries of the grant date, subject to acceleration in the event that termination after a change in control of the Company occurs. The options do not include any stock appreciation rights.
(2) The "grant date present value" is based upon the Black-Scholes option-pricing model. The actual value, if any, an executive may realize upon exercise of the option will depend on the excess of the stock price over the exercise price on the date the option is exercised. Consequently, there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The principal assumptions incorporated into the valuation model by the Company for the options expiring 7/21/08 are as follows: (i) expected time to exercise of seven years, (ii) dividend yield rate of 4.48%, (iii) risk-free interest rate of 5.57% and (iv) expected volatility of 21.74%. The principal assumptions incorporated into the valuation model by the Company for the options expiring 3/15/08 are as follows: (i) expected time to exercise of seven years, (ii) dividend yield rate of 4.80%, (iii) risk-free interest rate of 5.63% and (iv) expected volatility of 22.85%.

AGGREGATED OPTION EXERCISES IN 1998 AND 1998 YEAR-END OPTION VALUE

                                                   Underlying Unexercised     Value of Unexercised
                                                         Options at          In-The-Money Options at
                            Shares                    December 31, 1998         December 31, 1998(1)
                           Acquired      Value    ------------------------- -------------------------
                          on Exercise Realized(1) Exercisable Unexercisable Exercisable Unexercisable
  Name                         #           $           #            #            $            $
  ----                    ----------- ----------- ----------- ------------- ----------- -------------
John W. Rowe (CEO)......         0            0           0      250,000             0    1,281,125
Oliver D. Kingsley, Jr..         0            0       8,334       51,666        88,028      274,472
Robert J. Manning.......         0            0      20,001       57,499       287,824      445,445
Pamela B. Strobel.......         0            0      13,834       35,666       199,300      298,067
John C. Bukovski........         0            0      14,668       40,332       208,600      304,580
James J. O'Connor.......         0            0     145,000            0     2,149,023            0
Michael J. Wallace......    14,167      173,544           0       13,333             0      200,720

---------------------
(1) Market value less exercise price, before payment of applicable income taxes.

LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

                                                                 Estimated Future Payouts Under Non-Stock
                            Number of                                        Price-Based Plans
                          Shares, Units   Performance or Other   -----------------------------------------
                            or Other     Period Until Maturation   Threshold                    Maximum
    Name                    Rights(1)         or Payout(2)          Number     Target Number    Number
    ----                  -------------  ----------------------- --------------------------- -------------
                                                                       (Number of Performance Units)
John W. Rowe (CEO)......    14,634.15            3 years             7,317.08      14,634.15     29,268.30
Oliver D. Kingsley, Jr..     6,951.22            3 years             3,475.61       6,951.22     13,902.44
Robert J. Manning.......     5,285.04(3)         3 years             2,642.52       5,285.04     10,570.08
Pamela B. Strobel.......     4,545.80(3)         3 years             2,272.90       4,545.80      9,091.60
John C. Bukovski........     3,396.42            3 years             1,698.21       3,396.42      6,792.84
James J. O'Connor.......    15,528.46            3 years             7,764.23      15,528.46     31,056.92
Michael J. Wallace......     3,681.43            3 years             1,840.72       3,681.43      7,362.86

---------------------
(1) Long-term performance unit awards were established in 1994 for executive and group level employees under the Unicom Corporation Long-Term Incentive Plan. The awards are based on a three-year performance period. For the awards described in the table, the number of units initially awarded to a participant is determined by dividing a percentage of base salary (including income from current compensation units under Unicom's and ComEd's Deferred Compensation Unit Plans) by $30.75. The applicable percentages for the individuals shown in the table are: 50% for Mr. Rowe and Mr. O'Connor; 45% for Mr. Kingsley; 45% for January 1, 1999 through December 31, 2000 and 40% for January 1, 1998 through December 31, 1998 for Mr. Manning; 40% for January 1, 1999 through December 31, 2000 and 35% for January 1, 1998 through December 31, 1998 for Ms. Strobel; and 35% for Mr. Bukovski and Mr. Wallace. If a promotion changes the applicable percentage of salary, awards are pro-rated accordingly. Payouts are based on the cumulative total shareholder return on Unicom Common Stock (assuming reinvestment of dividends) relative to that of the other companies comprising the Dow Jones Utility Stock Index over the three-year performance period ending December 31, 2000. The dollar value of a payout will be determined by multiplying the number of units applicable to the level of performance achieved by the average closing price of Unicom Common Stock as reported in the Wall Street Journal as New York Stock Exchange Composite Transactions during the calendar quarter ending on December 31, 2000. Payments will be made half in cash and half in the form of unrestricted shares of Unicom Common Stock. A participant may elect to defer receipt of up to 100% of the total award (net of applicable taxes) under the Unicom Corporation Stock Bonus Deferral Plan and receive, after such deferral, the deferred amount in the form of unrestricted shares of Unicom Common Stock. Notwithstanding the foregoing, no payouts are earned or made if the relative cumulative total shareholder return on Unicom Common Stock is lower than the 25th percentile; and the highest level of payout is reached when such relative return equals or exceeds the 90th percentile.
(2) Three-year period ending December 31, 2000.
(3) Awards for Mr. Manning and Ms. Strobel reflect recalculation and proration of awards due to their promotions.

SERVICE ANNUITY SYSTEM

  The following table sets forth the annual retirement benefits payable under ComEd's Service Annuity System (including payments under a supplemental management retirement plan) to employees who retire at age 65 at stated levels of compensation and years of service at retirement (in 1998).

                                  PENSION PLAN TABLE
--------------------------------------------------------------------------------------
 Highest                  Annual Normal Retirement Benefits After Specified Years of
  4-Year                                           Service*
 Average                 -------------------------------------------------------------
 Earnings                   15       20        25         30         35         40
 --------                -------- -------- ---------- ---------- ---------- ----------
$  100,000.............. $ 33,014 $ 43,551 $   53,446 $   62,862 $   71,920 $   80,711
   200,000..............   66,029   87,101    106,892    125,724    143,841    161,422
   300,000..............   99,043  130,652    160,338    188,586    215,761    242,134
   400,000..............  132,058  174,203    213,783    251,448    287,682    322,845
   500,000..............  165,072  217,753    267,229    314,310    359,602    403,556
   600,000..............  198,086  261,304    320,675    377,173    431,522    484,267
   700,000..............  231,101  304,854    374,121    440,035    503,443    564,978
   800,000..............  264,115  348,405    427,567    502,897    575,363    645,690
   900,000..............  297,129  391,956    481,013    565,759    647,283    726,401
 1,000,000..............  330,144  435,506    534,459    628,621    719,204    807,112
 1,100,000..............  363,158  479,057    587,905    691,483    791,124    887,823
 1,200,000..............  396,173  522,608    641,350    754,345    863,045    968,534
 1,300,000..............  429,187  566,158    694,796    817,207    934,965  1,049,246
 1,400,000..............  462,201  609,709    748,242    880,069  1,006,885  1,129,957
 1,500,000..............  495,216  653,259    801,688    942,931  1,078,806  1,210,668
 1,600,000..............  528,230  696,810    855,134  1,005,794  1,150,726  1,291,379
 1,700,000..............  561,244  740,361    908,580  1,068,656  1,222,647  1,372,090
 1,800,000..............  594,259  783,911    962,026  1,131,518  1,294,567  1,452,802
 1,900,000..............  627,273  827,462  1,015,471  1,194,380  1,366,487  1,533,513
 2,000,000..............  660,288  871,013  1,068,917  1,257,242  1,438,408  1,614,224

---------------------
   *An employee may elect a marital annuity for a surviving spouse which would reduce the employee's normal retirement benefits. The amounts shown reflect certain assumptions as to total earnings, but do not reflect any reduction for Social Security benefits.

  Service Annuity System. ComEd maintains a non-contributory pension plan, the Service Annuity System, for all regular employees of ComEd. The Service Annuity System ("Plan") provides benefits upon retirement at age 65 which are based upon years of credited service and percentages of the employee's highest consecutive four-year average annual base pay, which includes basic compensation and certain incentive pay. An employee with at least 10 years of service may retire prior to attaining age 65 (but not prior to age 50) and will receive reduced benefits if retirement is prior to age 60. A non-executive employee may work beyond age 65 with additional benefits accruing for earnings and service after age 65. Contributions to the Plan by ComEd are based upon actuarial determinations that take into account the amount deductible for income tax purposes and the minimum contribution required under the Employee Retirement Income Security Act of 1974, as amended. Compensation used in the computation of annual retirement benefits under the Plan is substantially equivalent to the amounts shown in the "Salary" and "Bonus" columns under the "Annual Compensation" heading of the Summary Compensation Table. The compensation used in the computation of annual retirement benefits under the Plan is limited by the Internal Revenue Code as of January 1, 1999 to $160,000 (which number is subject to adjustment for increases in the cost of living) for any one employee. Any reduction in the annual retirement benefits payable to management employees under the Plan as a result of any limitations imposed by the Internal Revenue Code is restored under a supplemental management retirement plan maintained by ComEd, which also provides retirement benefits granted under employment agreements or other arrangements. Thus, annual retirement benefits, as set forth in the Pension Plan Table above, are based on the amounts shown in the "Salary" and "Bonus" columns under the "Annual Compensation" heading of the Summary Compensation Table, without limitation as a result of the application of the provisions of the Internal Revenue Code. The approximate number of years of credited service under the Plan or, if applicable, under the supplemental management retirement plan, for the persons named in the Summary Compensation Table are as follows: James J. O'Connor, 35 years; John W. Rowe, 21 years; Robert J. Manning, 35 years; Oliver D. Kingsley, 1 year; Pamela B. Strobel, 6 years; John C. Bukovski, 34 years; and Michael J. Wallace, 29 years. Ms. Strobel will be credited with an additional nine years upon attaining age 50. Mr. Kingsley will be credited with 15 years after completing two years of service. In connection with his retirement from ComEd, and in accordance with his election, Mr. O'Connor received a discounted lump sum payment of $9,067,273 under the supplemental management retirement plan in lieu of an annuity.

EMPLOYMENT AGREEMENTS

John W. Rowe

  Unicom and ComEd have an employment agreement with John W. Rowe, pursuant to which he became Chairman, President and Chief Executive Officer of each company on March 16, 1998. The agreement provides that Mr. Rowe will be paid an annual base salary of at least $900,000. Unicom also granted Mr. Rowe an option to purchase 250,000 shares of Common Stock with an option price equal to the fair market value of the Common Stock as of March 16, 1998. Such options become exercisable in equal installments on March 16 of 1999, 2000, and 2001, and expire on March 15, 2008. In accordance with the terms of his employment agreement, Mr. Rowe was not entitled to any additional grants of stock options during 1998. The agreement further provides that Mr. Rowe will participate in Unicom's Annual Incentive Award Program and will receive an annual incentive award for 1998 and 1999 that shall equal at least $600,000. The employment agreement has been amended to provide that Mr. Rowe's annual incentive awards for 1998 and 1999 will be paid half in cash and half in Unicom Common Stock, and that the guaranteed portion of Mr. Rowe's annual incentive award for 1998 and 1999 will be paid 50% in cash and 50% as a grant of shares of Unicom Common Stock, half of which vest on the date the annual incentive would otherwise be paid (the "Grant Date") and half of which vest on the anniversary of the Grant Date. In connection with the grant of shares, Mr. Rowe will also receive, on the Grant Date, an option to purchase a number of shares of Unicom Common Stock with a value as of the Grant Date of $90,000 (determined using the pricing models used by the Compensation Committee). Such option becomes exercisable 50% on the Grant Date and 50% on the first anniversary thereof. Mr. Rowe also participates in the Unicom Long-Term Performance Unit Award Program, and any award payable under such Program with respect to the three-year performance periods ending on December 31, 1998, 1999, or 2000 will be made as though he had participated in the Program throughout such performance periods (except in the case of a termination of employment). Mr. Rowe agreed to defer receipt of the stock portion of any incentive award under the Unicom Corporation Stock Bonus Deferral Plan. As partial compensation for actual compensation, benefits and programs that Mr. Rowe was, or was reasonably expected to become, entitled to receive from his previous employer, he received a lump-sum payment of $2,000,000. In addition, Mr. Rowe received $600,000 as an inducement to enter into the employment agreement. Mr. Rowe's agreement provides for a retirement benefit equal to the amount that would have been payable under the Service Annuity System (plus amounts payable under the ComEd Supplemental Management Retirement Plan) for an employee who retires at age 60 (or such greater age if Mr. Rowe should become eligible for the retirement benefit after attaining the age of 60) calculated based on the assumption that Mr. Rowe had completed 20 years of credited service as well as his actual years of credited service. The agreement further provides for severance payments to Mr. Rowe if he should be terminated without cause or if he should terminate the employment agreement for good reason

(as defined in the agreement) equal to his base salary at the time of such termination, together with a formula annual incentive award (as defined in the agreement), until the later of March 16, 2001 or one year after termination (if such termination should occur before March 16, 2001), or one year after the date of termination (if such termination should occur after March 16, 2001), and a continuation of health and life insurance benefits during such period, plus retirement benefits. In addition, any unvested options shall continue to become exercisable during such period, except that any unvested portion of the deferred shares and additional option granted to Mr. Rowe pursuant to the amendment to his employment agreement will immediately become fully exercisable upon any such termination of employment. If the termination occurs within 24 months following a change in control of the Company, such benefits will be paid for three years after the date of termination. Mr. Rowe agreed not to use for his own benefit or disclose any confidential information of Unicom or ComEd during or after the term of his employment, and not to compete with Unicom or ComEd or solicit any key employee or interfere with the relationship with any material customer or supplier of either company until two years after the term of his employment with the companies.

Oliver D. Kingsley, Jr.

  ComEd entered into an employment agreement with Oliver D. Kingsley, Jr. pursuant to which he became Executive Vice President and President and Chief Nuclear Officer--Nuclear Generation Group, effective November 1, 1997. The agreement provides for an annual base salary for 1997 and 1998 equal to $475,000, and further provides for a guaranteed increase of at least 4% per year, beginning in 1999. Mr. Kingsley received an option to purchase 25,000 shares of Common Stock with an option price equal to the fair market value of the Common Stock as of November 1, 1997. Such options become exercisable in equal installments on November 1 of 1998, 1999 and 2000, and expire on October 31, 2007. Mr. Kingsley also received a grant of 20,000 shares of restricted stock that vests in equal installments on November 1 of 1998, 1999 and 2000. The agreement further provides that Mr. Kingsley will participate in Unicom's Annual Incentive Award Program and will receive an annual incentive award for 1998 and 1999 at least equal to the target award of $213,750. Mr. Kingsley also participates in the Unicom Long-Term Performance Unit Award Program, and any award payable under such Program with respect to the three-year performance periods ending on December 31, 1997, 1998, or 1999 will be made as though he had participated in the Program throughout such performance periods (except in the case of a termination of employment). In addition, Mr. Kingsley received $375,000 as an inducement to enter into the employment agreement, and an annual living cost allowance equal to $75,000 (increased by the amount of applicable taxes on such amount as so increased) for the first three years of the agreement term. Mr. Kingsley's agreement provides for a retirement benefit equal to the amount that would have been payable under the Service Annuity System (plus amounts payable under the ComEd Supplemental Management Retirement Plan) for an employee who retires at age 60 calculated based on the assumption that Mr. Kingsley had completed 15 years of credited service beginning with the third year of his employment and that such credited service increased by five years during each of the next two years, in addition to his actual years of credited service after five years of employment. The agreement further provides for a lump sum severance payment to Mr. Kingsley if he should be terminated without cause equal to two times his base salary at the time of such termination, and a continuation of health and life insurance benefits for two years after the date of termination, plus retirement benefits (calculated as though he had completed at least 15 years of credited service if such termination occurs during the first two years of employment) and retiree health care coverage. In addition, any unvested portion of the restricted stock granted under the agreement will immediately become fully vested and nonforfeitable. Mr. Kingsley agreed not to use for his own benefit or disclose any confidential information of Unicom or ComEd during or after the term of his employment, and not to solicit any employee of ComEd for one year after the term of his employment with ComEd.

SEVERANCE PLANS

  Unicom established the Key Management Severance Plan in 1998 to provide key employees, including the named executive officers, certain benefits in the event their employment is terminated by their employer without cause, or in the event they resign for good reason (both terms as defined in the Plan). Benefits under the Plan include severance pay equal to the sum of a terminated executive's current annual base salary plus the average of his annual incentive awards for the two years preceding the termination, annual incentive awards and long-term incentive awards (with respect to any performance cycle for which the executive has completed 24 months) prorated through the date of termination, continuation of health care coverage, life insurance and long-term disability coverage, and outplacement services. Payment of severance pay and continuation of the benefits described above is made over two years, and the amount of the severance pay and incentive and the payment period is included for purposes of calculating retirement benefits under the supplemental management retirement plan and determining eligibility for retiree health care coverage. As a condition of receiving plan benefits, an executive must agree not to use for his own benefit or disclose any confidential information of Unicom or ComEd during or after the term of his employment, and not to compete with Unicom or ComEd or solicit any key employee or interfere with the relationship with any material customer or supplier of either company until two years after the term of his employment with the companies, and must release the Company from all claims arising out of his employment as of the date of termination. In the case of Mr. Rowe and Mr. Kingsley, the severance benefits provided under the terms of their employment agreements will control, to the extent they exceed the benefits provided under the Plan.

  The Boards of Directors of Unicom and ComEd approved a change in control policy (the "Policy") in 1998 pursuant to which Mr. Rowe and the other named executive officers will receive benefits in the event their employment is terminated without cause or if they resign for good reason (as such terms are defined under the Policy) within 24 months following a change in control of the Company. The benefits include a severance payment in a lump sum equal to three times the sum of the executive's annual base salary plus an amount equal to the average of the two annual incentive awards paid to the executive or, if greater, the target award under the annual incentive award program, a prorated annual incentive award for the year in which termination occurs, continuation for three years of health care coverage and outplacement services. In addition, under the terms of the Incentive Plan, all unvested options vest upon the termination, and long-term incentive awards and unvested options granted prior to July 22, 1998 will vest immediately upon the change in control. All retirement benefits vest immediately upon termination of employment, the severance payment is taken into account for purposes of determining benefits under the supplemental retirement plan, and the executive receives three additional years of credited service for purposes of determining the amount of benefits under such plan and eligibility for retiree health care coverage. An additional payment to cover excise taxes imposed under Section 4999 of the Internal Revenue Code is provided only if the after-tax amount of the benefits exceeds 110% of the amount that would not subject the executive to any such excise taxes (the "safe harbor"), and payments which fall between 100% and 110% of the safe harbor will be reduced or eliminated to equal the amount of the safe harbor. Any benefits under the Policy may be reduced or eliminated if the timing of a merger, consolidation or other transaction would prevent the Company from accounting for such change in control as a pooling of interests. The change in control benefits will be provided in the form of individual agreements for the named executives, and Mr. Rowe's employment agreement was amended, effective March 8, 1999, to reflect the Policy provisions.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee (the "Committee") of the Board of Directors of Unicom and ComEd have furnished the following report on executive compensation:

  Introduction. The Committee (including its predecessor the Corporate Governance and Compensation Committee) is responsible for the Company's executive compensation philosophy and policies, which form the basis for the Committee's decisions. The overall objectives of the executive compensation programs are to drive and reinforce achievement of financial objectives and strategic initiatives, to provide compensation opportunities that are competitive with top performing energy services companies and general industry companies, and to link a significant portion of compensation to performance and increasing shareholder value.

  It is the policy of the Committee to compensate executive officers based on fulfillment of their responsibilities and their achievement of established corporate and business unit goals. The Committee believes that compensation paid should be appropriate in relation to the financial performance of the Company and should be sufficient to enable the Company to attract and retain individuals possessing the talents required for the Company's long-term successful performance. The Committee also believes that the incentive compensation performance goals for executive management should be based on factors over which management has significant control and which are important to the Company's long-term success. A significant portion of an executive's total compensation is "pay-at-risk." When excellent performance is achieved, above-market pay will result. Conversely, when performance fails to meet the established target, the result is below-market pay.

  In 1998, the major components of executive officer compensation were base salary, consisting of cash salary and current compensation unit income, non-qualified stock options, and incentive compensation related to awards under the Unicom Corporation Long-Term Incentive Plan (the "Incentive Plan").

  Base Salary. The process of determining the officers' base salaries began with a review of the salary levels for various comparable executive positions at a group of peer companies identified by the Committee. The Committee also used compensation survey information from several executive compensation-consulting firms. Competitive data was used as a reference point due to the similarity of the basic duties and responsibilities of positions outside the Company and those within the Company. The Committee then considered differences from other companies in the Company's organizational structure and the responsibilities of its executive officers, in the size and complexity of the Company's operations, and in the regulatory environment and competitive challenges faced by the Company. Salary range increases and salary adjustment budgets are established annually based on the business and economic conditions of the Company as well as on competitive practices. Base salaries are adjusted annually taking into account each executive's performance and individual contributions to the Company.

  The Chairman reviewed the base salary of each officer and recommended an adjustment after assessing particular responsibilities and performance. The Chairman's recommendations were reviewed and approved by the Committee. Percentage increases for individual officers varied and were structured to recognize changes in industry compensation levels; to reflect the impact, performance and contributions of individual officers; and to reflect strategic changes in position responsibilities and assignments.

  In 1998, most executive officers held current compensation units. Each such unit entitles the holder to receive current income equal to the dividends paid on one share of Unicom Common Stock. During 1998, no additional units were awarded by the Committee.

  Incentive Compensation Awards. Another component of executive compensation is incentive compensation earned under awards made by the Committee under the Incentive Plan. Such incentives are designed to drive and enforce achievement of established financial, operational, and strategic goals that are critical to the Company's success including increasing shareholder value. Incentive opportunities include an annual incentive award, a long-term performance unit award covering a three-year performance period, and non-qualified stock options.

  The Unicom Corporation 1998 Annual Incentive Award for Management Employees under the Unicom Corporation Long-Term Incentive Plan (the "annual incentive program") was established to reward the achievement of certain corporate and business unit goals during 1998. The annual incentive program helped the Company drive financial performance, reinforce its strategic direction, and focus efforts on results that will increase shareholder value. The award is variable and is designed to encourage achievement of short-term goals. Employees receive incentive awards only if their business units and the Company meet or exceed the established performance targets for the year. The amount of the individual awards is based upon the individual and collective accomplishments of employees and varies based upon the degree to which the financial and strategic goals are met or exceeded and upon the Committee's assessment of individual performance. For key management employees, the annual incentive award is payable 75% in cash and 25% in Unicom Common Stock.

  For management employees other than those in selected sales-related positions, the 1998 corporate goal was the Unicom Profit Margin (UPM). The UPM was defined as revenues less operation and maintenance expenditures, fuel and purchased power expenditures, depreciation charges, income and other tax charges and interest charges. The target level of UPM performance was surpassed and awards exceeded the target level for the corporate goal.

  Business unit goals ("strategic initiatives") comprised the other component of the annual incentive program for all incentive program participants, excluding executive officers. Quantitative goals, such as business unit profit or shareholder-value-added (SVA) measures and nuclear capacity, were measured on a scale of performance ranging from "threshold" to "maximum." Other strategic goals were assessed by eight senior executives, with final approval by the Committee.

  With respect to Messrs. Rowe, O'Connor, and other executive officers, the final determination of the annual incentive award was based on the UPM, the accomplishment of corporate strategic goals, and an individual performance assessment by the Committee.

  A long-term performance unit award program was established in 1994 to focus employees on long-range performance by linking certain incentive payments to the total return on Unicom Common Stock in relation to that of the other companies constituting the Dow Jones Utility Stock Index over three-year performance periods. The Dow Jones Utility Stock Index includes Unicom and ten other large energy services companies. Incentive opportunities are expressed as a percentage of base salary and increase with the executive's management level.

  Awards under the performance period ending December 31, 1998 resulted in a payment equal to 75% of the target award. Payments to certain executive officers are included in the "Payouts" column under the "Long-Term Compensation" heading in the Summary Compensation Table. Unicom's shareholder return increased by 39.7% during that same performance period.

  Stock Option Grants in 1998. The Company grants non-qualified stock options to reward and motivate the Company's management to increase long-term shareholder value. Option grants are made generally to key employees who are expected to contribute materially to the Company's success. The option awards permit grantees to purchase shares of Unicom's Common Stock at an exercise price equal to the market value on the date of grant, and become exercisable in equal increments over a three-year period (for options granted prior to July 22, 1998, subject to acceleration in the event of a change in control of the Company). The options have a maximum term of ten years. Committee decisions regarding the size of option grants were based on an evaluation of competitive data drawn from companies in a study conducted in mid-1997 for the Company by a leading executive compensation consulting firm, as well as the option recipient's base salary, target mix of other compensation components, management level, performance and potential.

Compensation of the Chief Executive Officers.
  In considering the compensation for 1998 of Mr. O'Connor for the portion of 1998 that he served as Unicom's Chairman and Chief Executive Officer, and of Mr. Rowe from the time of his election as Chairman, President and Chief Executive Officer, the Compensation Committee evaluated the Company's 1997 performance, compensation for other chief executive officers, and the Company's strategic direction.

  Salary. The Committee's assessment of the personal performance of James J. O'Connor was based upon an evaluation of his leadership, achievements and contributions to the Company during 1997. Mr. O'Connor's total annual salary in 1998 was increased $55,000 to a rate of $955,000 per year, including current compensation units.

  Under the terms of his employment agreement, Mr. Rowe's annual base salary for 1998 was $900,000. The applicable range was determined by competitive practice and market comparisons for Chief Executive Officers for comparable companies.

Incentive Compensation Plans.
  Annual Incentive Program. Both Mr. O'Connor and Mr. Rowe participated in the annual incentive program described earlier in this report. Mr. O'Connor's target award was 60% of his base salary and current compensation units. The actual award paid was 149.4% of his target level based on the achievement of the corporate goals and was pro-rated through his retirement date.

  Under the terms of his employment agreement, Mr. Rowe participated in the annual incentive program as though he had been employed from the beginning of the year, and was guaranteed a payment of at least $600,000. Mr. Rowe's target award was 60% of his base salary and he received an award equivalent to 179.3% of target based on achievement of financial and strategic performance goals and personal performance. The Committee approved payment of the award 50% in cash and 50% in Unicom Common Stock. Mr. Rowe deferred the portion of his incentive that was payable in Unicom Common Stock under the Unicom Corporation Deferred Stock Bonus Plan.

  Long Term Performance Unit Award. Mr. O'Connor's award payable for the performance cycle that ended on December 31, 1998, was granted in 1996 at a target level of 50% of his then-current base salary and current compensation units. The actual award paid was 75% of his target level and was prorated through his date of retirement.

  Mr. Rowe's award payable for the performance cycle that ended on December 31, 1998, was granted upon his election as Chairman, President and Chief Executive Officer at a target level of 50% of his then-current base salary. The actual award paid was 75% of his target level. Pursuant to his employment agreement, the Compensation Committee granted Mr. Rowe full participation in the three current performance cycles as though he had participated from the beginning of each award cycle.

  Stock Option Award. Due to his retirement, Mr. O'Connor did not receive a 1998 grant of stock options.

  Pursuant to his employment agreement, Mr. Rowe was granted 250,000 non-qualified stock options upon his election as Chairman, President and Chief Executive Officer and was ineligible for any additional grants during 1998.

  Internal Revenue Code Section 162(m) Considerations. Under Section 162(m) of the Internal Revenue Code, executive compensation in excess of $1 million is generally not deductible for purposes of corporate income taxes. However, "qualified performance-based compensation" which is paid pursuant to a plan meeting certain requirements of the Code and applicable regulations remains deductible. As noted in previous reports, the Committee intends to continue reliance on performance-based compensation programs, consistent with sound executive compensation policy. Such programs will be designed to fulfill, in the best possible manner, future corporate business objectives. The Committee's policy has been to seek to cause executive incentive compensation to qualify as "performance-based" in order to preserve its deductibility for federal income tax purposes to the extent possible without sacrificing flexibility in designing appropriate compensation programs. In 1997, the Company obtained shareholder approval of performance-based incentives in Long-Term Performance Unit Awards under the Unicom Long-Term Incentive Plan in order to qualify such compensation as "performance-based." In 1999, the Company is seeking shareholder approval of additional performance-based incentives. However, in order to provide executives with appropriate incentives, the Committee may also determine, in light of all applicable circumstances, that it would be in the best interests of the Company for awards to be paid under certain of its incentive compensation programs or otherwise in a manner that would not satisfy the requirements to qualify as performance-based compensation under Code Section 162(m). The portion of Mr. Rowe's incentive compensation that was guaranteed under his employment agreement does not qualify as performance-based compensation under Code Section 162(m), and accordingly, to the extent receipt of such compensation is not deferred, the amount of such incentive compensation and salary in excess of $1 million will not be deductible by the Company for purposes of corporate income taxes. Mr. Rowe deferred the portion of his incentive that was payable in Unicom Common Stock under the Unicom Corporation Deferred Stock Bonus Plan.

                                          Compensation Committee

                                          Edward A. Brennan, Chairman
                                          Carlos H. Cantu
                                          James W. Compton
                                          Sue L. Gin
                                          Donald P. Jacobs

SHAREHOLDER RETURN PERFORMANCE

  Set forth below is a line graph comparing the quarterly percentage change in the cumulative total shareholder return on Unicom Common Stock ("UCM") against the cumulative total return of the S&P 500 Composite Stock Index and the Dow Jones Utility Stock Index for the five-year period ending December 31, 1998.

                 CUMULATIVE PERFORMANCE SINCE JANUARY 1, 1994
                      ASSUMING REINVESTMENT OF DIVIDENDS

                           (JANUARY 1, 1994 = $100)

                                    [GRAPH]

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
           AMONG UNICOM COMMON STOCK, DOW JONES UTILITY STOCK INDEX
                      AND S&P 500 COMPOSITE STOCK INDEX

                           UCM COMMON STK*   DJ UTIL   S&P 500 COMPOSITE
                           ---------------   -------   -----------------
JANUARY 1, 1994...........       100           100            100
DECEMBER 31, 1994.........        91            85            101
DECEMBER 31, 1995.........       132           112            139
DECEMBER 31, 1996.........       116           122            171
DECEMBER 31, 1997.........       141           151            228
DECEMBER 31, 1998.........       184           179            293


---------------------

* Performance shown for Unicom Common Stock on and after September 1, 1994 and for ComEd common stock prior to that date.

                                    VOTING

     Shareholders of record on the books of Unicom at 4:00 p.m., Chicago time, on March 26, 1999, will be entitled to vote at the annual meeting. Unicom had outstanding on March 26, 1999, 217,153,777 shares of Common Stock. Each share entitles the holder to one vote on each matter submitted to a vote at the meeting, except that in the election of Directors each shareholder has the right to vote the number of shares owned by such shareholder for as many persons as there are Directors to be elected, or to cumulate such votes and give one candidate as many votes as shall equal the number of Directors to be elected multiplied by the number of such shares or to distribute such cumulative votes in any proportion among any number of candidates. The holders of a majority of the outstanding shares entitled to vote on a particular matter and represented in person or by proxy will constitute a quorum for the consideration of such matter at the meeting.

     The shares represented by the proxy of each shareholder include shares owned by such shareholder and shares credited to such shareholder's account under the Dividend Reinvestment and Stock Purchase Plan and the Employee Stock Purchase Plan.

     The shares represented by properly executed and unrevoked proxies received in the accompanying form in time for the meeting will be voted at the meeting and will be voted as directed in the proxies. With respect to Item A (the election of Directors), a shareholder may mark the accompanying form of proxy to
(i) vote for the election of all eleven nominees named in this Proxy Statement as Directors, (ii) withhold authority to vote for all such Director nominees or
(iii) vote for the election of all such Director nominees other than any nominee or nominees with respect to whom the shareholder withholds authority to vote. Assuming that a quorum is present at the meeting, the eleven persons receiving the greatest number of votes shall be elected as Directors. The proxy holders will cumulate votes for shares represented by proxies only if a shareholder gives them specific written instructions to do so.

     With respect to Item B (the amendment of the Unicom Long-Term Incentive
Plan), Item C (the approval of material terms of performance-based incentives), Item D (the appointment of Auditors), and Item E (the shareholder proposal), a shareholder may mark the accompanying form of proxy to (i) vote for the matter,
(ii) vote against the matter or (iii) abstain from voting on the matter. Assuming that a quorum is present at the meeting, the affirmative vote of a majority of the shares of Common Stock represented at the meeting and entitled to vote on the matter is required for approval of these items. Proxies marked to abstain from voting with respect to any of these matters will have the legal effect of voting against such matter. With respect to Item E (the shareholder proposal), proxies submitted by brokers for shares beneficially owned by other persons may indicate that all or a portion of the shares represented by such proxies are not being voted with respect to approval of that item. This is because the rules of the New York Stock Exchange may not permit a broker to vote Common Stock held in street name with respect to this matter in the absence of instructions from the beneficial owner of the Common Stock. The shares represented by broker proxies which are not voted with respect to this item will not be counted in determining whether a quorum is present for the consideration of this matter and will not be considered represented at the meeting and entitled to vote on it.

     The shares represented by properly executed and unrevoked proxies received in the accompanying form in time for the meeting will be voted as directed in the proxies. IN THE ABSENCE OF SPECIFIC DIRECTION, THE SHARES REPRESENTED BY THE PROXIES WILL BE VOTED AT THE MEETING AND WILL BE VOTED NON-CUMULATIVELY
FOR THE ELECTION OF THE NOMINEES NAMED IN THIS PROXY STATEMENT AS DIRECTORS
AND FOR APPROVAL OF THE MATTERS DISCUSSED IN ITEMS B, C AND D AND AGAINST THE MATTER DISCUSSED IN ITEM E. In the event any nominee for Director shall be unable to serve, an event which is not now contemplated, the proxies may or may not be voted for a substitute nominee.

         SHAREHOLDER PROPOSALS AND NOMINATIONS FOR 2000 ANNUAL MEETING

     Any shareholder proposal intended to be presented at the 2000 annual meeting of Unicom's shareholders must be received at the principal executive offices of Unicom by the close of business on December 9, 1999, in order to be considered for inclusion in Unicom's proxy materials relating to that meeting. In addition, under the Company's By-Laws, in order for a shareholder to bring business before, or to make a nomination of a candidate for election as a Director at, an annual meeting, the shareholder must comply with the procedures set forth in the By-Laws. Under the By-Laws, written notice in proper form of any business to be brought before an annual meeting must be provided to the Secretary of the Company not less than 90 nor more than 120 days before the anniversary date of the preceding annual meeting of shareholders. However, if the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the shareholder must be so received by the Secretary not later than 10 days after the day on which notice of the date of the annual meeting was mailed or publicly announced. To be in proper written form, the notice must include a brief description of such business, the reasons for conducting such business at the annual meeting, and certain information concerning the identity of the shareholder proposing to bring the business before the annual meeting. Similarly, under the By-Laws, written notice in proper form of any nomination of a candidate for election as a Director at an annual meeting must be provided to the Secretary within the same time limits as set forth above for business to be brought before a meeting by a shareholder. To be in proper written form, the notice must set forth all information regarding the nominee that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, together with certain information concerning the identity of the shareholder proposing to make the nomination. A copy of the By-Law provisions specifying the requirements for shareholders wishing to bring business before the annual meetings or wishing to make a nomination for election as a Director at such meetings will be furnished to any shareholder without charge upon written request to the Secretary. Any such proposal, nomination or request should be directed to the Secretary of Unicom at the 37th Floor, First National Bank Building, 10 South Dearborn Street, Chicago, Illinois. If mailed, it should be sent to Secretary, Unicom Corporation, 10 South Dearborn Street, Post Office Box A-3005, Chicago, Illinois 60690-3005.

                                 OTHER MATTERS

     As of the date of this Proxy Statement, management knows of no matters to be brought before the annual meeting other than the matters referred to in this Proxy Statement. If, however, further business is presented, the proxy holders will act in accordance with their best judgment.

  By order of the Board of Directors.

                                          John P. McGarrity
                                          Secretary

April 7, 1999

A COPY OF UNICOM'S ANNUAL REPORT ON FORM 10-K TO THE SECURITIES AND EXCHANGE COMMISSION MAY BE OBTAINED WITHOUT CHARGE BY WRITING TO JOHN P. MCGARRITY, SECRETARY, UNICOM CORPORATION, 10 SOUTH DEARBORN STREET, POST OFFICE BOX A-3005, CHICAGO, ILLINOIS 60690-3005.

                                                                      EXHIBIT A

                              UNICOM CORPORATION

                 AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN

                              ARTICLE I: Purpose

  The purposes of the Long-Term Incentive Plan (the "Plan") of Unicom Corporation (the "Company") and its subsidiaries are (i) to align the interests of the Company's stockholders and recipients of awards under the Plan by increasing the proprietary interest of such recipients in the Company's growth and success and (ii) to advance the interests of the Company by attracting and retaining well-qualified persons by providing such persons with performance-related incentives.

                            ARTICLE II: Definitions

  For purposes of the Plan, the following terms shall have the following meanings:

    "Award" shall mean any form of stock option, stock appreciation right, stock award, performance shares, performance units or other stock-based award granted under this Plan.

    "Board" shall mean the Board of Directors of the Company.

    "Code" shall mean the Internal Revenue Code of 1986, as amended, or any successor legislation.

    "Committee" shall mean the Corporate Governance and Compensation Committee or such other committee of the Board as may be appointed from time to time by the Board consisting of two or more Directors, all of whom must qualify as disinterested persons within the meaning of Securities and Exchange Commission Regulation (S) 240.16b-3 or any successor regulation.

    "Common Stock" shall mean the Common Stock, without par value, of the Company.

    "Participant" shall mean an employee to whom an Award has been made pursuant to this Plan.

    "Subsidiary" shall mean any corporation of which the Company owns directly or indirectly 51% or more of the outstanding shares of stock entitled to vote for the election of directors and any partnership, joint venture or other enterprise with respect to which the Company owns a 51% or more interest and has the power to direct or cause the direction of the management and policies.

                           ARTICLE III: Eligibility

  Participants in the Plan shall consist of such employees of the Company and its Subsidiaries as the Committee in its sole discretion may select from time to time. The Committee's selection of a person to participate in the Plan in any year shall not require the Committee to select such person to participate in the Plan in any other year. No employee shall have the right to be selected to participate in the Plan.

                         ARTICLE IV: Shares Available

  4.1 Shares. Subject to adjustment as provided in Section 4.2 of the Plan, an aggregate of 11,000,000 shares of Common Stock shall be available for Awards under the Plan, reduced by the sum of the aggregate number of shares of Common Stock then subject to (i) outstanding stock options and outstanding stock appreciation rights that are not related to a stock option, (ii) outstanding Awards which may be exercised or selected solely in shares of Common Stock and (iii) outstanding Awards which may be exercised or settled either in shares of Common Stock or cash. To the extent
(i) that an outstanding stock option expires or terminates unexercised or is cancelled or forfeited (other than in connection with the exercise of a related stock appreciation right) or (ii) that an outstanding stock appreciation right that is not related to a stock option or other outstanding Award, either of which may be exercised or settled (A) solely in shares of Common Stock or (B) in shares of Common Stock or cash, expires or terminates unexercised or is cancelled or forfeited, then the shares of Common Stock subject to such expired, unexercised, cancelled or forfeited portion of such Award shall again be available for Awards under the Plan. In the event that all or a portion of a stock appreciation right is exercised, the number of shares of Common Stock subject to such right (or portion thereof) shall again be available for issuance under the Plan, except to the extent that shares of Common Stock were issued (or would have been issued but were withheld to satisfy tax withholding obligations) upon exercise of the right. Stock appreciation rights and other Awards which may be exercised or settled only in cash shall not affect the number of shares of Common Stock available for Awards under the Plan.

  Shares of Common Stock to be delivered under the Plan shall be made available from authorized and unissued shares of Common Stock, or authorized and issued shares of Common Stock reacquired and held as treasury shares or otherwise, or a combination thereof.

  4.2 Adjustment Provisions. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization, or any distribution to holders of Common Stock other than a cash dividend, the number and class of shares available under the Plan, the number and class of shares subject to each outstanding option and the purchase price per share, the terms of each outstanding stock appreciation right, and the number and class of shares subject to each other outstanding Award shall be appropriately adjusted by the Committee, such adjustments to be made in the case of outstanding stock options and stock appreciation rights without a change in the aggregate purchase price or reference price.

                           ARTICLE V: Administration

  5.1 Administration and Interpretation. The Plan shall be administered and interpreted by the Committee. The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan and perform all acts, including the delegation of its administrative responsibilities, as it shall, from time to time, deem advisable; to construe and interpret the terms and provisions of the Plan and any Award issued under the Plan (and any notices or agreements relating thereto); and to otherwise supervise the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any notice of an Award or any agreement relating thereto in the manner and to the extent it shall deem necessary to carry the Plan into effect. Any decision, interpretation or other action made or taken in good faith by or at the direction of the Committee (or any of its members) arising out of or in connection with the Plan shall be within its absolute discretion and shall be final, binding and conclusive on the Company and all employees and Participants and their respective beneficiaries, heirs, executors, administrators, successors and assigns.

  Neither the Committee nor any member thereof shall be liable for any act, omission, interpretation, construction or determination made in connection with the Plan in good faith, and the members of the Committee shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including attorney's fees) arising therefrom to the full extent permitted by law and under any directors' and officers' liability insurance that may be in effect from time to time. In addition, no member of the Board and no employee of the Company shall be liable for any act or failure to act hereunder, by any other member or employee or by any agent to whom duties in connection with the administration of this Plan have been delegated or, except in circumstances involving a member's or employee's bad faith, gross negligence or fraud, for any act or failure to act by the member or employee.

  A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee without a meeting, shall be the acts of the Committee.

  5.2 Awards. The Committee shall have full authority to grant, pursuant to the terms of the Plan, to employees: (i) stock options, (ii) stock appreciation rights, (iii) stock awards, (iv) performance shares, (v) performance units, and (vi) other stock-based awards. In particular, and without limitation, the Committee shall have the authority:

    (a) to select the employees to whom Awards may from time to time be granted hereunder;

    (b) to determine the types of Awards, and combinations thereof, to be granted hereunder to employees and whether such Awards are to operate on a tandem basis and/or in conjunction with or apart from other awards made by the Company outside of this Plan;

    (c) to determine the number of shares of Common Stock or monetary units to be covered by each Award granted hereunder;

    (d) to determine the terms and conditions, not inconsistent with the terms of this Plan, of any Award granted hereunder (including, but not limited to, any restriction or limitation on exercise or transfer, any vesting schedule or acceleration thereof, or any forfeiture provisions or waiver thereof, regarding any Award and the shares of Common Stock relating thereto, based on such factors as the Committee shall determine, in its sole discretion);

    (e) to determine whether Common Stock and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the Participant; and

    (f) to modify or waive any restrictions or limitations contained in, and grant extensions to or accelerate the vesting of, any outstanding Awards as long as such modifications, waivers, extensions or accelerations are consistent with the terms of this Plan; but no such changes shall impair the rights of any Participant without his or her consent.

  An Award under the Plan shall be made in such manner and evidenced by such means as the Committee shall determine, which may include, but shall not be limited to, written agreements between the Company and the employee to whom the Award is granted.

                           ARTICLE VI: Stock Options

  6.1 Grants. Stock options may be granted alone or in addition to other Awards granted under this Plan. Each stock option granted under this Plan shall be of one of two types: (i) an "incentive stock option" within the meaning of Section 422 of the Code (or any successor provision) or (ii) a non-qualified stock option. The Committee shall have the authority to grant to any employee one or more incentive stock options, non-qualified stock options, or both types of stock options (in each case with or without stock appreciation rights). No incentive stock options may be awarded after the tenth anniversary of the date this Plan is adopted by the Board.

  6.2 Terms of Options. Stock options granted under this Plan shall be subject to the following terms and conditions and shall be in such form and contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem desirable:

    (a) Exercise Price. The exercise price per share of Common Stock purchasable under a stock option shall be determined by the Committee at the time of grant but no incentive stock option shall have an exercise price less than 100% of the fair market value of the Common Stock at the option grant date.

    (b) Option Term. The term of each stock option shall be fixed by the Committee, but no incentive stock option shall be exercisable more than ten years after the date the option is granted.

    (c) Exercisability. Stock options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee.

    (d) Method of Exercise. An option may be exercised (i) by giving written notice to the Company specifying the number of whole shares of Common Stock to be purchased with the purchase price therefor to be payable in full either (A) in cash, (B) in previously owned whole shares of Common Stock (for which the holder of the option has good title free and clear of all liens and encumbrances) with their fair market value determined as of the date of exercise, (C) by authorizing the Company to retain whole shares of Common Stock which would otherwise be issuable upon exercise of the option with their fair market value determined as of the date of exercise, (D) in cash by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise, or (E) a combination of (A),
  (B) and (C), in each case to the extent determined by the Committee at the time of grant of the option, (ii) if applicable, by surrendering to the Company any stock appreciation rights or other Awards which are cancelled by reason of the exercise of the option and (iii) by executing such documents as the Company may reasonably request. No shares of Common Stock shall be issued until the full purchase price has been paid.

    (e) Termination of Employment by Death, Disability or Retirement. If a Participant's employment by the Company or a Subsidiary terminates by reason of the Participant's death, disability (as determined by the Committee) or retirement (as determined by the Committee), any outstanding stock option then held by such Participant shall remain exercisable, but only to the extent such option was exercisable on the date of such Participant's termination of employment, until the expiration of the term of such option. If on the date of such termination of employment, any such stock option shall not be fully exercisable, the Committee shall have the discretion to cause such stock option to continue to become exercisable on the date or dates specified therein as if such termination of employment had not occurred. The Committee may exercise the discretion granted to it by the preceding sentence at the time a stock option is granted or at any time thereafter while such stock option remains outstanding.

    (f) Other Termination of Employment. Unless otherwise determined by the Committee at or after grant, if a Participant's employment by the Company or a Subsidiary terminates for any reason other than the Participant's death, disability or retirement, the stock option shall terminate at such time as provided in the Award.

    (g) Buyout and Settlement Provisions. The Committee may at any time offer to buy out an option previously granted, based on such terms and conditions as the Committee shall establish and communicate to the Participant at the time that such offer is made.

    (h) Maximum Share Grant. The maximum number of shares that may be granted to a Participant in any particular five-year period shall not exceed 1,000,000.

                    ARTICLE VII: Stock Appreciation Rights

  The Committee may grant stock appreciation rights to employees either alone or in addition to stock options granted under Article VI. A stock appreciation right shall entitle the holder thereof to receive upon exercise shares of Common Stock, cash or a combination thereof with an aggregate value equal to the excess of the fair market value of one share of Common Stock over the reference price of such stock appreciation right multiplied by the number of shares of Common Stock subject to such stock appreciation right or portion thereof which is exercised. Any stock appreciation right related to a non-qualified stock option may be granted at the same time such option is granted or at any time thereafter before exercise or expiration of such option. Any stock appreciation right related to an incentive stock option shall be granted at the same time such option is granted. In the case of any stock appreciation right related to any option, the stock appreciation right or applicable portion thereof shall terminate and no longer be exercisable upon the termination or exercise of the related option, except that a stock appreciation right granted with respect to less than the full number of shares covered by a related option shall not be reduced until the exercise or termination of the related option exceeds the number of shares not covered by the stock appreciation right at the time of grant. Any option related to any stock appreciation right shall no longer be exercisable to the extent the related stock appreciation right has been exercised. The Committee may impose such conditions or restrictions on the exercise of any stock appreciation right as it shall deem appropriate. The maximum number of shares that may be subject to stock appreciation rights granted to a Participant in any particular five-year period shall not exceed 1,000,000.

                          ARTICLE VIII: Stock Awards

  Restricted or unrestricted shares of Common Stock may be granted either alone or in addition to other Awards granted under this Plan. The Committee may grant Awards of Common Stock subject to the attainment of specified performance goals, continued employment and such other limitations or restrictions as the Committee may determine.

                        ARTICLE IX: Performance Shares

  Performance shares may be awarded either alone or in addition to other Awards granted under this Plan and shall consist of the right to receive Common Stock or cash of an equivalent value at the end of a specified performance period. The Committee shall determine the employees to whom and the time or times at which performance shares shall be awarded, the number of performance shares to be awarded to any person, the duration of the period during which, and the conditions under which, a Participant's rights to performance shares will be vested and the receipt of the shares will be deferred.

  The Committee may condition the grant of performance shares upon the attainment of specified performance goals or such other factors or criteria as the Committee shall determine.

                         ARTICLE X: Performance Units

  Performance units may be awarded either alone or in addition to other Awards granted under this Plan and shall consist of the right to receive a fixed dollar amount, payable in cash or Common Stock or a combination of both. The Committee shall determine the employees to whom and the time or times at which performance units shall be awarded, the number of performance units to be awarded to any person, the duration of the period during which, and the conditions under which, a Participant's right to performance units will be vested and the ability of Participants to defer the receipt of payment of such performance units. The maximum number of performance units that may be granted to a Participant in any one-year period shall not exceed 100,000.

  The Committee may condition the vesting of performance units upon the attainment of specified performance goals or such other factors or criteria as the Committee shall determine.

                     ARTICLE XI: Other Stock-Based Awards

  Other awards of Common Stock and cash awards that are valued in whole or in part by reference to, or are payable in or otherwise based on, Common Stock ("other stock-based awards") including, without limitation, Awards valued by reference to performance concepts, may be granted either alone or in addition to or in tandem with stock options, stock appreciation rights, stock awards, performance shares or performance units.

  Subject to the provisions of this Plan, the Committee shall have authority to determine the persons to whom and the time or times at which such Awards shall be made, the number of shares of Common Stock to be awarded pursuant to such Awards, and all other conditions of such Awards.

                     ARTICLE XII: Termination or Amendment

  Notwithstanding any other provision of this Plan, the Board may at any time, and from time to time, amend, in whole or in part, any or all of the provisions of this Plan, or suspend or terminate it entirely; provided, however, that, unless otherwise required by law, the rights of a Participant with respect to any Awards granted prior to such amendment, suspension or termination, may not be impaired without the consent of such Participant; and, provided further, no amendment may be made which would cause this Plan to lose its exemption under Securities and Exchange Commission Regulation 240.16b-3 or which would increase the number of shares of Common Stock available for Awards under Section 4.1 of the Plan without shareholder approval.

                       ARTICLE XIII: General Provisions

  13.1 Unfunded Status of Plan. This Plan is intended to be unfunded. With respect to any payments as to which a Participant has a fixed and vested interest but which are not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

  13.2 No Right to Employment. Neither this Plan nor the grant of any Award hereunder shall give any Participant or other employee any right with respect to continuance of employment by the Company or any Subsidiary, nor shall they be a limitation in any way on the right of the Company or any Subsidiary by which an employee is employed to terminate his or her employment at any time.

  13.3 Other Plans. In no event shall the value of, or income arising from, any Awards under this Plan be treated as compensation for purposes of any pension, profit sharing, life insurance, disability or any other retirement or welfare benefit plan now maintained or hereafter adopted by the Company or any Subsidiary, unless such plan specifically provides to the contrary.

  13.4 Withholding of Taxes. The Company shall have the right to require, prior to the issuance or delivery of any shares of Common Stock hereunder, payment by the Participant of any federal, state, local or other taxes which may be required to be withheld or paid in connection with an Award hereunder. An Award agreement may provide that (i) the number of shares of Common Stock issuable with respect to such Award shall be reduced by the amount necessary to satisfy any such obligation or (ii) the Participant may satisfy any such obligation by any of the following means: (A) a cash payment to the Company,
(B) delivery to the Company of previously owned whole shares of Common Stock (for which the Participant has good title, free and clear of all liens and encumbrances) having a fair market value determined as of the date the obligation to withhold or pay taxes first arises in connection with an Award (the "Tax Date"), (C) authorizing the Company to withhold from the shares of Common Stock otherwise issuable to the Participant pursuant to an Award, a number of whole shares of Common Stock having a fair market value determined as of the Tax Date or (D) any combination of the foregoing methods; provided, however, that in the case of a Participant who is subject to Section 16 of the Securities Exchange Act of 1934, as amended, the Company may require that the method of satisfying such an obligation shall be in compliance with Section 16 and the rules and regulations thereunder. An Award agreement may not provide for shares of Common Stock to be delivered or withheld having a fair market value in excess of the amount determined by applying the Participant's maximum marginal tax rate. Any fraction of a share of Common Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the Participant. The Company may require that any or all obligations to satisfy or pay taxes with respect to any Award shall be satisfied or paid by the Participant prior to satisfaction of such Award by the Company.

  13.5 No Assignment of Benefits. No Award or other benefit payable under this Plan shall, except as otherwise specifically provided by this Plan or by law, be transferable in any manner other than by will or the laws of descent and distribution, and any attempt to transfer any such benefit shall be void. All stock options, stock appreciation rights and performance shares may be exercised or settled during the Participant's lifetime, only by the Participant or his or her guardian, conservator or other legal representative. Awards or other benefits payable under this Plan shall not in any manner be subject to the debts, contracts, liabilities, engagements or torts of any person who shall be entitled to such benefit, nor shall it be subject to attachment or legal process for or against such person.

  13.6 Governing Law. This Plan and actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of Illinois (without regard to applicable Illinois principles of conflict of laws).

  13.7 Construction. Wherever any words are used in this Plan in the masculine gender, they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever any words are used herein in the singular form, they shall be construed as though they were also used in the plural form in all cases where they would so apply.

                          ARTICLE XIV: Effective Date

  This Plan, formerly the Commonwealth Edison Company 1993 Long-Term Incentive Plan, which was assumed, adopted and amended by the Board on August 30, 1994 and approved by the shareholder of the Company on August 30, 1994, is effective September 1, 1994.

                                                                      EXHIBIT B



                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

                       CONSOLIDATED FINANCIAL STATEMENTS

                       AS OF DECEMBER 31, 1998 AND 1997

                  Unicom Corporation and Subsidiary Companies

Forward-Looking Information

  Except for historical data, the information contained herein constitutes forward-looking statements. Forward-looking statements are inherently uncertain and subject to risks. Such statements should be viewed with caution. Actual results or experience could differ materially from the forward-looking statements as a result of many factors. Forward-looking statements in this report include, but are not limited to: (1) statements regarding expectations of revenue reductions and collections of future CTC revenues as a result of the 1997 Act in "Management's Discussion and Analysis of Financial Condition and Results of Operations," subcaption "Changes in the Electric Utility Industry--The 1997 Act," and in Note 2 of Notes to Financial Statements, (2) statements regarding estimated capital expenditures in "Management's Discussion and Analysis of Financial Condition and Results of Operations," subcaptions "Liquidity and Capital Resources--UTILITY OPERATIONS--Construction Program," "Liquidity and Capital Resources--UNREGULATED OPERATIONS-- Construction Program" and "Changes in the Electric Utility Industry--Response to Regulatory Changes," (3) statements regarding the estimated return to service of certain nuclear generating units in "Management's Discussion and Analysis of Financial Condition and Results of Operations," subcaption "Regulation--Nuclear Matters," (4) statements regarding the costs of decommissioning nuclear generating stations in "Management's Discussion and Analysis of Financial Condition and Results of Operations," subcaption "Regulation--Nuclear Matters," and in Note 1 of Notes to Financial Statements, under "Depreciation, Amortization of Regulatory Assets and Decommissioning,"
(5) statements regarding cleanup costs associated with MGPs and other remediation sites in Note 22 of Notes to Financial Statements, (6) statements regarding the estimated fair value of forward energy contracts in "Management's Discussion and Analysis of Financial Condition and Results of Operations," subcaption "Liquidity and Capital Resources--UTILITY OPERATIONS-- Market Price Exposure," and (7) statements regarding the risks and uncertainties relating to Year 2000 issues set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations," subcaption "Liquidity and Capital Resources--UTILITY OPERATIONS--Year 2000 Conversion," including the projected completion dates in each of Unicom's four critical business areas, Unicom's dependence upon the Year 2000 readiness of third parties with whom it has significant business relationships, the estimated costs of remediating or upgrading embedded systems and software that would not otherwise be replaced in accordance with Unicom's business plans, and Unicom's Year 2000 contingency planning process. Management cannot predict the course of future events or anticipate the interaction of multiple factors beyond management's control and their effect on revenues, project timing and costs. The statements regarding revenue reductions and collections of future CTC revenues are subject to unforeseen developments in the market for electricity in Illinois resulting from regulatory changes. The statements regarding estimated capital expenditures, estimated return to service of nuclear generation units, decommissioning costs, cleanup costs and Year 2000 conversion costs are subject to changes in the scope of work and manner in which the work is performed and consequent changes in the timing and level of the projected expenditure, and are also subject to changes in laws and regulations or their interpretation or enforcement. The statements regarding expectations for Year 2000 readiness and Unicom's Year 2000 contingency planning process are subject to the risk that Year 2000 remediation efforts of Unicom and other parties with whom it has significant business relationships are not successful. The statements regarding the estimated return to service of nuclear generating units are subject to the concurrence of the NRC with proceeding to power operations. The statements regarding the fair value of forward energy contracts are subject to changes in generating capability and a reduction in the demand for electricity. Unicom and ComEd make no commitment to disclose any revisions to the forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements.

                                     INDEX

                                                                            Page
                                                                            ----
Definitions...............................................................   B-3
Summary of Selected Consolidated Financial Data...........................   B-4
Price Range and Cash Dividends Paid per Share of Common Stock.............   B-4
1998 Consolidated Revenues and Sales......................................   B-4
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   B-5
Report of Independent Public Accountants..................................  B-24
Consolidated Financial Statements--
  Statements of Consolidated Operations for the years 1998, 1997 and 1996.  B-25
  Consolidated Balance Sheets as of December 31, 1998 and 1997............  B-26
  Statements of Consolidated Capitalization as of December 31, 1998 and
   1997...................................................................  B-28
  Statements of Consolidated Retained Earnings (Deficit) for the years
   1998, 1997 and 1996....................................................  B-29
  Statements of Consolidated Cash Flows for the years 1998, 1997 and 1996.  B-30
  Notes to Financial Statements...........................................  B-31
Subsequent Events.........................................................  B-60

     REFERENCE IS MADE TO "SUBSEQUENT EVENTS" FOR CERTAIN RECENT INFORMATION THAT SHOULD BE READ AND CONSIDERED IN CONNECTION WITH THE OTHER INFORMATION CONTAINED IN THIS EXHIBIT B.

                                  DEFINITIONS

  The following terms are used in this document with the following meanings:

         Term                                        Meaning
----------------------  ------------------------------------------------------------------
1997 Act                Illinois Electric Service Customer Choice and Rate Relief Law of
                         1997
AFUDC                   Allowance for funds used during construction
APB                     Accounting Principles Board
CERCLA                  Comprehensive Environmental Response, Compensation and Liability
                         Act of 1980, as amended
CFC                     Chlorofluorocarbon
Clean Air Amendments    Clean Air Act Amendments of 1990
ComEd                   Commonwealth Edison Company
ComEd Funding           ComEd Funding, LLC, a ComEd subsidiary
ComEd Funding Trust     ComEd Transitional Funding Trust, a ComEd Funding subsidiary
Congress                U.S. Congress
Cotter                  Cotter Corporation, a ComEd subsidiary
CTC                     Non-bypassable "competitive transition charge"
DOE                     U.S. Department of Energy
EEI                     Edison Electric Institute
EPRI                    Electric Power Research Institute
EPS                     Earnings (Loss) per Common Share
ESPP                    Employee Stock Purchase Plan
FAC                     Fuel adjustment clause
FASB                    Financial Accounting Standards Board
FERC                    Federal Energy Regulatory Commission
FERC Order              FERC Open Access Order No. 888 issued in April 1996
GAAP                    Generally Accepted Accounting Principles
ICC                     Illinois Commerce Commission
IDR                     Illinois Department of Revenue
Indiana Company         Commonwealth Edison Company of Indiana, Inc., a ComEd subsidiary
INPO                    Institute of Nuclear Power Operations
ISO                     Independent System Operator
MAIN                    Mid-America Interconnected Network
MGP                     Manufactured gas plant
NEI                     Nuclear Electric Institute
NEIL                    Nuclear Electric Insurance Limited
NERC                    North American Electric Reliability Council
NML                     Nuclear Mutual Limited
NPL                     Nuclear Priorities List
NRC                     Nuclear Regulatory Commission
O&M                     Operation and maintenance
SEC                     Securities and Exchange Commission
SFAS                    Statement of Financial Accounting Standards
SPEs                    Special purpose entities
S&P                     Standard & Poor's
Trusts                  ComEd Financing I and ComEd Financing II, ComEd subsidiaries
Trust Securities        ComEd-obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely ComEd's subordinated debt securities
Unicom                  Unicom Corporation
Unicom Energy Services  Unicom Energy Services Inc., a Unicom Enterprises subsidiary
Unicom Enterprises      Unicom Enterprises Inc., a Unicom subsidiary
Unicom Thermal          Unicom Thermal Technologies Inc., a UT Holdings subsidiary
U.S. EPA                U.S. Environmental Protection Agency
UT Holdings             UT Holdings Inc., a Unicom Enterprises subsidiary

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

Summary of Selected Consolidated Financial Data

                                   1998    1997        1996    1995       1994
                                  ------- -------     ------- -------    -------
                                     (Millions Except per Share Data)
Operating revenues..............  $ 7,151 $ 7,083     $ 6,937 $ 6,910    $ 6,278
Net income (loss)...............  $   510 $  (853)(1) $   666 $   640(2) $   355
Basic earnings (loss) per common
 share..........................  $  2.35 $ (3.94)(1) $  3.09 $  2.98(2) $  1.66
Diluted earnings (loss) per
 common share...................  $  2.34 $ (3.94)(1) $  3.09 $  2.98(2) $  1.66
Cash dividends declared per
 common share...................  $  1.60 $  1.60     $  1.60 $  1.60    $  1.60
Total assets (at end of year)...  $25,707 $22,700     $23,388 $23,250    $23,121
Long-term obligations at end of
 year excluding current portion:
 Long-term debt, preference
  stock and preferred securities
  subject to mandatory
  redemption requirements.......  $ 8,229 $ 6,262     $ 6,487 $ 7,011    $ 7,745
 Accrued spent nuclear fuel
  disposal fee and related
  interest......................  $   728 $   693     $   657 $   624    $   590
 Capital lease obligations......  $   334 $   438     $   477 $   376    $   433
 Other long-term obligations....  $ 2,951 $ 3,183     $ 1,991 $ 1,826    $ 1,754

---------------------
(1) Includes an extraordinary loss for the write-off of generation-related net regulatory assets of $810 million (after-tax), or $3.75 per common share (basic), the loss on the early retirement of Zion nuclear generating station of $523 million (after-tax), or $2.42 per common share (basic), and the positive impact of a one-time cumulative effect for a change in accounting principle for revenue recognition of $197 million (after-tax), or $0.91 per common share (basic).
(2) Includes an extraordinary loss related to the early redemption of long-term debt of $20 million (after-tax), or $0.09 per common share (basic).

Price Range* and Cash Dividends Paid per Share of Common Stock

                                 1998 (by quarters)             1997 (by quarters)
                          --------------------------------- ---------------------------
                           Fourth  Third   Second   First   Fourth Third  Second First
                          -------- ------ -------- -------- ------ ------ ------ ------
Price range:
 High...................  41 3/16  38     36 15/16 35 13/16 30 3/4 25 5/8 24 1/4 28 1/4
 Low....................  36 13/16 33 3/8 32 9/16  30       18 1/2 21     18 1/2 19 1/4
Cash dividends paid.....  40c      40c    40c      40c      40c    40c    40c    40c

* As reported as NYSE Composite Transactions.
---------------------

  Unicom's common stock is traded on the New York, Chicago and Pacific stock exchanges, with the ticker symbol UCM. At December 31, 1998, there were approximately 124,000 holders of record of Unicom's common stock.

1998 Consolidated Revenues and Sales

                                           %                       %
                           Operating   Increase/  Kilowatthour Increase/                %
                           Revenues    (Decrease)    Sales     (Decrease)           Increase
                          (Thousands)  Over 1997   (Millions)  Over 1997  Customers Over 1997
                          -----------  ---------- ------------ ---------- --------- ---------
Residential.............  $2,551,741       -- %      23,942        8.1%   3,134,490    0.4%
Small commercial and
 industrial.............   2,187,532       1.6       27,005        4.4      304,208    4.5
Large commercial and
 industrial.............   1,406,720      (4.1)      24,043       (0.1)       1,794   14.6
Public authorities......     510,185       0.8        7,472        2.0       14,049   15.4
Electric railroads......      31,022       4.2          433        3.6            3   50.0
                          ----------                 ------               ---------
 Ultimate consumers.....  $6,687,200      (0.3)      82,895        3.8    3,454,544    0.8
Provision for revenue
 refunds................     (21,848)    (52.1)        --          --        --        --
                          ----------                 ------               ---------
 Net ultimate consumers.  $6,665,352       --        82,895        3.8    3,454,544    0.8
Sales for resale........     397,157      18.0       14,744       (6.0)          62   21.6
Other revenues..........      88,744       7.1         --          --        --        --
                          ----------                 ------               ---------
 Total..................  $7,151,253       1.0       97,639        2.2    3,454,606    0.8
                          ==========                 ======               =========

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Changes in the Electric Utility Industry

  Unicom and its predominant business, electric energy generation, transmission and distribution, are in a period of fundamental change. These changes are attributable to changes in technology and regulation. Federal law and regulations have been amended to provide for open transmission system access, and various states, including Illinois, are considering, or have adopted, new regulatory structures to allow access by some or all customers to energy suppliers in addition to the local utility.

  Electric Utility Industry. The electric utility industry historically has consisted of vertically integrated companies which combine generation, transmission and distribution assets; serve customers within relatively defined service territories; and operate under extensive regulation with respect to rates, operations and other matters. Utilities have operated under a regulatory compact with the state, with a statutory obligation to serve all of the electricity needs within their service territory in a nondiscriminatory manner. Historically, investment and operating decisions have been made based upon the utilities' respective assessment of the current and projected needs of their customers. In view of this obligation, regulation has focused on investment and operating costs, and rates have been based on a recovery of some or all of such prudently incurred costs plus a return on invested capital. Such rate regulation, and the ability of utilities to recover investment and other costs through rates, have provided the basis for recording certain costs as regulatory assets. These assets represent costs which are allocated over future periods reflecting related regulatory treatment, rather than expensed in the current period.

  Federal Regulation. The Federal Energy Policy Act of 1992, among other things, empowered FERC to introduce a greater level of competition into the wholesale marketplace for electric energy. Under the FERC Order, utilities are required to file open access tariffs with regard to their transmission systems. These tariffs set forth the terms, including prices, under which other parties and the utility's wholesale marketing function may use the utility's transmission system. ComEd has an approved open access tariff with the FERC. The FERC Order requires the separation of the transmission operations and wholesale marketing functions so as to ensure that unaffiliated third parties have access to the same information as to system availability and other requirements. The FERC Order further requires utilities to operate an electronic bulletin board to make transmission price and access data available to all potential users. A key feature of the FERC Order is that it contemplates full recovery of a utility's costs "stranded" by competition. These costs are "stranded" or "strandable" to the extent market-based rates would be insufficient to allow for their full recovery. To recover stranded costs, the utility must show that it had a reasonable expectation that it would continue to serve the customer in question under its regulatory compact. In addition, some governmental entities, such as cities, may elect to "municipalize" a utility's distribution facilities through condemnation proceedings. Such municipalities would then be able to purchase electric power on a wholesale basis and resell it to customers over the newly acquired facilities. The FERC Order provides for the recovery of a utility's investment stranded by municipalization.

  The 1997 Act. In December 1997, the Governor of Illinois signed into law the 1997 Act, which established a phased process to introduce competition into the electric industry in Illinois under a less regulated structure. Major provisions of the 1997 Act applicable to ComEd include a 15% residential base rate reduction which became effective August 1, 1998, an additional 5% residential base rate reduction commencing on May 1, 2002 and gradual customer access to other electric suppliers. Access for commercial and industrial customers will occur over a period from October 1999 to December 2000, and access for residential customers will occur after May 1, 2002. ComEd's operating revenues were reduced by approximately $170 million in 1998 due to the rate reduction. ComEd is engaged in certain pricing experiments contemplated by the 1997 Act, which reduced

ComEd's operating revenues by approximately $30 million in 1998 and are expected to reduce operating revenues by $55 million in 1999, compared to 1997 rate levels; however, such reductions are expected to be offset by the effects of customer growth. ComEd expects that the 15% residential base rate reduction will reduce ComEd's operating revenues by approximately $380 million in 1999, compared to 1997 rate levels.

  The 1997 Act also provides for the collection of a CTC from customers who choose another electric service provider during a transition period that extends through 2006, and can be extended through 2008 with ICC approval. The CTC will be established in accordance with a formula defined in the 1997 Act. The CTC, which will be applied on a cents per kilowatthour basis, considers the revenue which would have been collected from a customer under tariffed rates, reduced by the revenue the utility will receive for providing delivery services to the customer, the market price for electricity and a defined mitigation factor, which represents the utility's opportunity to develop new revenue sources and achieve cost savings.

  Notwithstanding these rate reductions, and subject to certain earnings tests, a rate freeze will generally be in effect until at least January 1, 2005. During this period, utilities may reorganize, sell or assign assets, retire or remove plants from service, and accelerate depreciation or amortization of assets with limited ICC regulatory review. A utility may request a rate increase during the rate freeze period only when necessary to ensure the utility's financial viability, but not before January 1, 2000. Under the earnings provision of the 1997 Act, if the earned return on common equity of a utility during this period exceeds an established threshold, one-half of the excess earnings must be refunded to customers. The threshold rate of return on common equity is based on the 30-Year Treasury Bond rate, plus 5.5% in the years 1998 through 1999 and plus 6.5% in the years 2000 through 2004. The utility's earned return on common equity and the threshold return on common equity are each calculated on a two year average basis. The earnings sharing provision is applicable only to utility earnings. Increased amortization of regulatory assets may be recorded, thereby reducing the earned return on common equity, if earnings otherwise would have exceeded the maximum allowable rate of return. The potential for earnings sharing or increased amortization of regulatory assets could limit earnings in future periods.

  Under the 1997 Act, utilities are required to continue to offer delivery services, including the transmission and distribution of electric energy, such that customers who select an alternative energy supplier can receive electric energy from that supplier using existing transmission and distribution facilities. Such services will continue to be offered under cost-based, regulated rates. The 1997 Act also requires utilities to establish or join an ISO that will independently manage and control utility transmission systems. Additionally, the 1997 Act includes the leveling of certain regulatory requirements to permit operational flexibility, the leveling of certain regulatory and tax provisions as applied to various electric suppliers and a new, more stringent, liability standard applicable to ComEd in the event of a major outage. See "Response to Regulatory Changes" below for additional information.

  The 1997 Act also allows a portion of ComEd's future revenues to be segregated and used to support the issuance of securities by ComEd or a SPE. The proceeds from such securities issuances must be used to refinance outstanding debt and equity or for certain other limited purposes. The total amount of such securities that may be issued is approximately $6.8 billion; approximately one-half of that amount can be issued in the twelve-month period which commenced on August 1, 1998. In December 1998, ComEd initiated the issuance of $3.4 billion of transitional trust notes through its SPEs, ComEd Funding and ComEd Funding Trust. See "Liquidity and Capital Resources," subcaption "UTILITY OPERATIONS--Capital Resources" below, and Notes 2, 7 and 24 of Notes to Financial Statements, for additional information regarding the issuance of transitional trust notes and the planned use of the proceeds.

  As a result of the 1997 Act, prices for the supply of electric energy are expected to change from cost-based, regulated rates to rates determined by competitive market forces. The CTC allows ComEd to recover some of its costs which might otherwise be unrecoverable under market-based rates. Nonetheless, ComEd will need to take steps to address the portion of such costs which are not recoverable through the CTC. Such steps may include cost control efforts, developing new sources of revenue and potential asset dispositions. See "Response to Regulatory Changes" below for additional information.

  See Note 2 of Notes to Financial Statements for the accounting effects related to the 1997 Act.


  Response to Regulatory Changes. Unicom has announced several business and operational objectives designed to focus efforts in responding to the energy market changes that are expected to develop from the 1997 Act. These objectives contemplate that ComEd will seek additional improvements in its transmission and distribution operations in order to meet customers' expectations for reliable delivery and will seek to refocus its generation activities, with a concentration on improved nuclear generation, and that Unicom and ComEd will seek to expand their offerings of energy-related products and services. See Unicom and ComEd's Current Report on Form 8-K dated July 6, 1998 for more information regarding the objectives announced by Unicom.

  Under the 1997 Act, the role of electric utilities in the supply and delivery of energy is expected to change. Utilities, such as ComEd, traditionally have been responsible for providing both adequate supply and reliable delivery of electricity to customers within their service areas. In the future, ComEd will continue to be obligated to provide a reliable delivery system. However, ComEd will be obligated to supply electricity only to those customers that it continues to serve under tariffs for electricity, but not to those customers who choose to rely on the marketplace. Nonetheless, during the transition period to a competitive supply marketplace, ComEd must provide both an adequate supply and reliable delivery of electricity. Given the tight capacity situation in ComEd's market, ComEd will continue working to restore and maintain its available capacity, as well as working to assist in the development of a competitive supply marketplace in Illinois.

  ComEd has a significant commitment to, and investment in, nuclear generating capacity. ComEd has installed a new management team responsible for improving nuclear operations. Such improvements are aimed at increasing levels of energy generation, or capacity factors, at ComEd's nuclear generating units while simultaneously improving ComEd's record of meeting NRC requirements and INPO performance standards. Increased capacity factors generally result in lower unit production costs and an improved opportunity to generate and sell electricity in a competitive marketplace. Efforts are also being made to control capital and operating costs through increased efficiencies, such as the reduction of downtime and expenses associated with generating unit maintenance and refueling outages.

  ComEd also evaluated the recoverability of its generating plant investment as a result of the 1997 Act. This evaluation, based upon interpretative guidance issued by the SEC, resulted in a conclusion that the investment was impaired and should be reduced. See Note 2 of Notes to Financial Statements for additional information. Notwithstanding these efforts, there continues to be an ongoing analysis of the ability of ComEd's various nuclear plants to generate and deliver electric energy safely at competitive prices in the competitive market for energy. Although short-term system reliability and capacity constraints are likely to support the continued operation of ComEd's nuclear units in the near term, expected longer term developments are likely to make decision-making a function of economic considerations. In the absence of short-term reliability and capacity constraints, if a generating plant cannot produce power safely at a cost below the competitive market price, it will be disposed of or closed. Plant impairment adjustments have reduced the carrying value of nuclear plants, and depreciation rates reflecting shortened estimated useful lives for certain stations will reduce the carrying value further during the next several years. However, closure of a plant could involve additional charges associated with the write-off of its then-current carrying value. In January 1998, Unicom and ComEd announced its decision to permanently cease nuclear generating operations at ComEd's Zion Station. The related retirement resulted in a charge in 1997 of $523 million (after-tax), or $2.42 per common share (basic), reflecting both a write down of the plant's carrying value and a liability for future closing costs. A portion of Zion Station is used to provide voltage support in the transmission system that serves ComEd's northern region. See Note 5 of Notes to Financial Statements for additional information.

  ComEd is also undertaking steps to offer for sale approximately 9,700 megawatts of fossil generating capacity, representing seven fossil-fired generating stations, and the oil and gas peaking units located in Illinois. Such plants have an aggregate book value of approximately $1.3 billion. As a part of such sales, ComEd expects to enter into transitional power purchase agreements with the purchasers in order to assure the availability of power during the period that the competitive market for electric generation is developing in Illinois. Non-binding proposals from prospective qualified buyers were received in late 1998, with final, binding proposals due in the first quarter of 1999. The closing of the sale is anticipated for the fourth quarter of 1999. Any net gain on the sale of the stations will be offset in large part by increased amortization of the regulatory asset for impaired production plant and therefore is not expected to have a material impact on results of operations. In addition, ComEd continues to examine its other operations and assets with a view to rationalizing their investment and operating costs against their ability to contribute to the revenues and profits of ComEd. As a result of such evaluations, additional asset sales may be undertaken.

  In response to customer expectations and more stringent reliability standards provided for by the 1997 Act, ComEd's Board of Directors approved a $307 million increase in capital expenditures on its transmission and distribution systems over the next three years. See "Liquidity and Capital Resources," subcaption "UTILITY OPERATIONS--Construction Program" below, for additional information regarding capital spending for the transmission and distribution systems.

  ComEd joined with other Midwestern utilities to form a regional Midwest ISO in January 1998. Presently, a number of these utilities have agreed to place their transmission systems under the control of the Midwest ISO. The Midwest ISO is a key element in accommodating the restructuring of the electric industry and will promote enhanced reliability of the transmission system, equal access to the transmission system and increased competition. The Midwest ISO has established an independent body that will ultimately direct the planning and operation of the transmission system for the utilities involved. The Midwest ISO will have operational control over the transmission system and will have authority to require modification in the operation of generators connected to that system during system emergencies. ComEd will retain ownership of its transmission system. The formation of the Midwest ISO was approved by FERC in September 1998, subject to certain conditions. The ISO members elected the Midwest ISO Board of Directors in December 1998.

Liquidity and Capital Resources

                              UTILITY OPERATIONS

  Construction Program. ComEd has a construction program for the years 1999-2001, which consists principally of improvements to its existing nuclear and other electric production, transmission and distribution facilities. The program, as currently approved by ComEd, includes the following estimated expenditures (excluding nuclear fuel expenditures of approximately $676 million):

                                                                1999  2000 2001
                                                               ------ ---- ----
                                                                  (Millions
                                                                 of Dollars)
   Production................................................. $  420 $264 $233
   Transmission and Distribution..............................    515  527  529
   General....................................................    109   83   80
                                                               ------ ---- ----
                                                               $1,044 $874 $842
                                                               ====== ==== ====

  This program includes an increase in capital expenditures on ComEd's transmission and distribution systems of approximately $307 million over the next three years, in addition to the estimated $1.3 billion previously planned to be spent on these systems over the same time period. A significant portion of such additional expenditures is intended to increase the reliability of ComEd's distribution system by replacing certain equipment and increasing automation to identify distribution problems faster and more quickly restore power to customers.

  ComEd's forecasts of peak load indicate a need for additional resources to meet demand, either through generating capacity, equivalent purchased power and/or the development of additional demand-side management resources, in 1999 and each year thereafter for the foreseeable future. However, ComEd believes that adequate resources, including cost-effective, demand-side management resources, non-utility generation resources and other-utility power purchases, can be obtained in sufficient quantities to meet such forecasted needs.

  Purchase commitments for ComEd, principally related to construction and nuclear fuel, approximated $335 million at December 31, 1998. In addition, ComEd's estimated commitments for the purchase of coal are as follows:

      Contract                                          Period   Commitment (1)
   --------------                                      --------- --------------
   Black Butte Coal Co................................ 1999-2000      $434
   Decker Coal Co..................................... 1999-2014       478
   Other commitments.................................. 1999-2000        38
                                                                      ----
                                                                      $950
                                                                      ====

  --------
  (1) In millions of dollars, excluding transportation costs. No estimate of future cost escalation has been made.

  For additional information concerning these coal contracts, see Note 22 of Notes to Financial Statements. See "Changes in the Electric Utility Industry," subcaption "Response to Regulatory Changes" above, for additional information.

  Capital Resources. In December 1998, ComEd initiated the issuance of $3.4 billion of transitional trust notes through its SPEs, ComEd Funding and ComEd Funding Trust. The proceeds from the transitional trust notes, net of transaction costs, must be used to redeem or repurchase debt and equity to lower ComEd's overall cost of capital. Accordingly, in early 1999 ComEd redeemed $788 million of long-term debt and $534 million of preference stock, and reacquired $229 million of outstanding ComEd long-term debt through a tender offer. In addition, $500 million of the proceeds, of which approximately $300 million has been utilized, is being used to reduce ComEd's outstanding short-term debt. As more fully described below, Unicom has announced plans to repurchase approximately $750 million of Unicom common stock using the proceeds it receives from ComEd's repurchase of its common stock held by Unicom. The remaining proceeds will be used for the payment of fees and additional debt and equity redemptions and repurchases.

  Unicom has entered into a prepaid forward purchase arrangement with a financial institution for the repurchase of approximately 15 million shares of Unicom common stock. The repurchase arrangement provides for final settlement no later than February 2000, on either a physical (share) basis, or a net cash basis, at the option of the financial institution. The amount at which the arrangement can be settled is dependent principally upon the average market price at which the financial institution purchases such shares, compared to the forward price per share. The share repurchases will not reduce shares outstanding for purposes of EPS calculations or reduce common stock equity and resulting return on common equity calculations until the date of physical settlement. Unicom currently does not anticipate that settlement will occur in 1999. The repurchase arrangement will initially be recorded as a receivable on Unicom's Consolidated Balance Sheets and will be adjusted at the end of each reporting period to reflect the aggregate market value of the shares deliverable under the arrangement. Consequently, the arrangement could increase earnings volatility in 1999.

  This arrangement supplements a previously announced program to repurchase up to $200 million of Unicom common stock. Shares repurchased under that program will also be outstanding for financial statement purposes until the time of final settlement, which is currently expected to extend to February 2000, on either a physical (share) basis, or a net cash basis, at the option of Unicom. As of December 31, 1998, this arrangement has been accounted for as an equity instrument. If this arrangement had been settled on a physical (share) basis at December 31, 1998, Unicom would have received approximately 5.1 million shares of its common stock.

  See Note 24 of Notes to Financial Statements for additional information regarding the redemptions and repurchases of debt and equity.

  ComEd forecasts that internal sources will provide approximately three-fourths of the funds required for ComEd's 1999 construction program and other capital requirements, including nuclear fuel expenditures, contributions to nuclear decommissioning funds, sinking fund obligations and scheduled debt maturities. See Notes 10 and 12 of Notes to Financial Statements for the summaries of the annual sinking fund requirements and scheduled maturities for ComEd preference stock and long-term debt, respectively. The forecast takes into consideration the effects of the 1997 Act and the issuance by ComEd Funding Trust of $3.4 billion of transitional trust notes in 1998 to refinance debt and equity, as discussed above.

  The type and amount of external financing will depend on financial market conditions and the needs and capital structure of ComEd at the time of such financing. A portion of ComEd's financing may be provided through the continued sale and leaseback of nuclear fuel through ComEd's existing nuclear fuel lease facility. During 1998, ComEd sold and leased back $101 million of nuclear fuel through its existing nuclear fuel lease facility. See Note 20 of Notes to Financial Statements for additional information concerning ComEd's nuclear fuel lease facility. In July 1998, ComEd issued $225 million principal amount of 6.95% Notes due July 15, 2018, the proceeds of which were used for general corporate purposes, including the refinancing of existing debt. ComEd has $1 billion of unused bank lines of credit at December 31, 1998, which may be borrowed at various interest rates. The interest rate is set at the time of a borrowing and is based on floating rate bank indices plus a spread, which is dependent upon the credit ratings of ComEd's outstanding first mortgage bonds or on a prime interest rate. See Note 13 of Notes to Financial Statements for information concerning lines of credit. See the Statements of Consolidated Cash Flows for the construction expenditures and cash flow from operating activities for the years 1998, 1997 and 1996. Cash flow from operating activities decreased temporarily for the year 1998, compared to the previous two years, as a result of an increase in customer receivables due to the transition to a new customer information and billing system in the latter part of 1998.

  As of February 19, 1999, ComEd has an effective "shelf" registration statement with the SEC for the future sale of up to an additional $280 million of debt securities and cumulative preference stock for general corporate purposes of ComEd, including the discharge or refund of other outstanding securities.

  ComEd's securities and other securities guaranteed by ComEd are currently rated by three principal securities rating agencies as follows:

                                                                Standard Duff &
                                                        Moody's & Poor's Phelps
                                                        ------- -------- ------
     First mortgage and secured pollution control
      bonds............................................  Baa2     BBB     BBB
     Publicly-held debentures and unsecured pollution
      control obligations..............................  Baa3     BBB-    BBB-
     Convertible preferred stock.......................  baa3     BB+     BBB-
     Preference stock..................................  baa3     BB+     BBB-
     Trust Securities..................................  baa3     BB+     BBB-
     Commercial paper..................................  P-2      A-2     D-2

  ComEd Funding Trust's securities are currently rated by three principal securities rating agencies as follows:

                                                                 Standard Duff &
                                                         Moody's & Poor's Phelps
                                                         ------- -------- ------
     Transitional trust notes...........................   Aaa     AAA     AAA

  As of January 1999, Moody's rating outlook on ComEd's securities is "Stable" and S&P's rating outlook is "Positive." Duff & Phelps removed ComEd's securities from "Rating Watch-Down" in September 1998.

  In February 1999, S&P revised the general ratings scale for evaluating preferred and preference stock issues of corporations. As a result of this change in scale, ratings on ComEd's preferred and preference stocks, and Trust Securities were lowered in February 1999.

  Capital Structure. ComEd's ratio of long-term debt to total capitalization increased to 58.0% at December 31, 1998 from 48.5% at December 31, 1997. The increase is primarily due to the issuance of $3.4 billion of transitional trust notes, in late December, which had not been applied to redeem long-term debt and equity as of December 31, 1998. Excluding the effect of the transitional trust notes, ComEd's ratio of long-term debt to total capitalization was 45.5% at December 31, 1998. ComEd does not expect the issuance of the transitional trust notes to adversely affect security ratings of other outstanding securities. Unicom's retained earnings account had a positive balance of $143 million at December 31, 1998 and a deficit balance of $21 million at December 31, 1997. As of December 31, 1998 and 1997, $494 million and $331 million, respectively, of retained earnings had been appropriated for future dividend payments.

  Year 2000 Conversion. Unicom, including ComEd, uses various software applications and embedded systems throughout its businesses that will be affected by so-called "Year 2000 issues." These issues may prevent an application or system from correctly processing dates up to the year 2000 and beyond. A failure to correct any critical Year 2000 processing problems prior to January 1, 2000 could have material adverse operational and financial consequences if the affected systems either cease to function or produce erroneous data. At this time, Unicom believes the major risks associated with the inability of systems and software to process Year 2000 data correctly are a system failure or miscalculation causing disruption of operations, including among other things, an inability to operate ComEd's nuclear or fossil generating plants, disruption in the operation of its transmission and distribution systems or an inability to access interconnections with the systems of neighboring utilities. Such failures could materially and adversely affect Unicom's results of operations, financial position and cash flows.

  Unicom management established a Year 2000 project team to address Year 2000 issues. The Year 2000 project team is currently composed of over 300 members, including members of Unicom's senior management. The team is focused on three elements that are integral to the project: business continuity, project management and risk management. Business continuity involves the continuation of reliable electric supply and service in a safe, cost-effective manner. Project management involves defining and meeting the project scope, schedule and budget. Risk management involves customer communications, contingency planning and legal issues.

  In addition to its internal efforts, Unicom is working with various industry groups, including NERC, EPRI and EEI to coordinate electric utility industry Year 2000 efforts with the Clinton Administration's Year 2000 Conversion Council, the DOE and Congress. The DOE has asked NERC to report on the integrity of the transmission system for North America and to coordinate and assess the preparation of the electric systems in North America for the Year 2000. NERC submitted its initial status report and coordination plan to the DOE in September 1998 and a second report in January 1999; a full status report is due by July 1999.

  Since July 1996, Unicom has been working to identify and address Year 2000 issues. Unicom's approach to identifying and addressing noncompliant software applications and embedded systems consists of the following stages: inventory, analysis, renovation, testing and deployment. The first stage is to inventory all applications and systems. The analysis stage involves assessing whether software applications and embedded systems are Year 2000 compliant. The renovation stage involves remediating or upgrading applications and systems to make them Year 2000 ready. The testing stage determines whether the renovated applications and systems are Year 2000 ready. The deployment stage is when the tested applications and systems are implemented. In addition, Unicom is engaged in contingency planning for Year 2000 problems. Unicom is developing contingency plans to address the possibility that the applications and systems may not be Year 2000 ready at the end of this process. An independent consultant has been engaged to assist Unicom in the assessment of the process being used to address the Year 2000 issue.

  Unicom's Year 2000 project focuses on those facets of its business that are required to deliver reliable electric service. The project encompasses the computer systems that support core business functions such as customer information and billing, finance, procurement, supply and personnel as well as the components of metering, transmission, distribution and generation support. The project also focuses on embedded systems, instrumentation and control systems in facilities and plants. In accordance with business plans, Unicom has replaced certain of its financial, human resources and customer service and billing software, and is in the process of replacing its payroll system, with new software that is Year 2000 compliant, and that addresses Unicom's strategic needs as it enters a less regulated environment.

  The following table summarizes the status as of February 5, 1999 of Unicom's progress toward achieving Year 2000 readiness. The figures set forth in the table represent the estimated extent to which Unicom has completed each phase of the Year 2000 project for software applications and embedded systems.

                                                             Software   Embedded
                                                           Applications Systems
                                                           ------------ --------
      Inventory...........................................     100%       100%
      Analysis............................................      93%        96%
      Renovation..........................................      87%        74%
      Testing.............................................      79%        46%
      Deployment..........................................      78%        91%

  The renovation and testing phases include only those software applications and embedded systems which are not Year 2000 compliant, and require renovation and testing. The deployment phase includes all inventoried applications and systems, including those applications and systems that are Year 2000 compliant and required no renovation or testing. Accordingly, the percentage of completion for testing and renovation may be lower than the percentage of completion for deployment.

  The following is a brief summary of estimates of the progress of the Year 2000 project and certain projected completion dates in each of Unicom's four critical business areas--nuclear generation, fossil generation, transmission and distribution, and corporate information services:

  . Nuclear Generation--Software applications analysis is 65% complete and embedded systems analysis is 98% complete. Testing of software applications is 36% complete and 55% complete for embedded systems. Deployment of software applications is 23% complete and embedded systems are 85% complete. All ten operating nuclear units are expected to be Year 2000 ready by June 30, 1999.

  . Fossil Generation--Analysis is 100% complete for software applications and 96% complete for embedded systems. Testing of software applications is 63% complete and 4% complete for embedded systems. Deployment of software applications is 80% complete and embedded systems are 97% complete and both are expected to be completed by June 30, 1999.

  . Transmission and Distribution--Analysis is 100% complete for software applications and 98% complete for embedded systems. Testing of software applications is 89% complete and 97% complete for embedded systems. Deployment of software applications is 89% complete and 97% complete for embedded systems. Deployment of software applications and embedded systems is expected to be completed by June 30, 1999.

  . Corporate Information Services--Inventory and analysis are 100% complete.
    Renovation, testing and deployment are 99% complete. Enterprise-wide mainframe applications and systems are 100% complete.

  Unicom's current schedule is subject to change, depending on developments that may arise through unforeseen business circumstances, and through the remediation and testing phases of its compliance effort. Unicom also depends upon third parties, including customers, suppliers, government agencies and financial institutions, to reliably deliver its products and services. Unicom has implemented additional initiatives to assess the degree to which third parties with whom it has business relationships are addressing Year 2000 issues. These initiatives include analysis of the Year 2000 compliance programs of Unicom's critical vendors and obtaining Year 2000 warranties in certain new contracts and licenses. Unicom also has introduced protocols for assuring that software and embedded systems remain Year 2000 compliant on a continuing basis. Unicom's contingency planning is addressing mechanisms for preventing or mitigating interruption caused by its suppliers. Unicom also has an outreach program in place for communicating Year 2000 project information to residential and business customers.

  Unicom estimates that the total cost of remediating or upgrading software which would not otherwise be replaced in accordance with its business plans is approximately $20 million, and the total cost of remediating or upgrading embedded systems is approximately $20-$40 million. Approximately $26 million has been expended as of December 31, 1998 for external labor, hardware and software costs, and for the costs of Unicom employees who are dedicated full-time to the Year 2000 project. All of such costs are expensed as incurred. The foregoing amounts do not include the cost of new software applications installed as a result of strategic replacement projects described earlier. Such replacement projects were not accelerated because of Year 2000 issues.

  The cost of the project and the dates on which Unicom plans to complete its Year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events, including the continued availability of certain resources, third parties' Year 2000 readiness and other factors. Further, Unicom expects to incur additional costs after 1999 to remediate and replace less critical software applications and embedded systems.

  Unicom has existing contingency plans in place for events such as extreme heat, storms, equipment failures and accidents. Unicom is preparing Year 2000 contingency plans based on the framework of existing emergency management system preparation and scenario development.

  Unicom has begun the process of developing contingency plans to address the most reasonably likely worst case scenarios that could occur in the event that various Year 2000 issues are not resolved in a timely manner. Unicom submitted the first draft of contingency plans to NERC prior to December 31, 1998, as NERC requested. In addition, the first draft contingency plans were also submitted to MAIN. Final plans are due to be submitted to NERC by June 30, 1999. Contingency planning is an ongoing process and will continue through the fourth quarter of 1999.

  Unicom is using an approach in its contingency planning process that has been recognized by NERC and NEI. The phases of the process include: business impact analysis, contingency planning and testing. Unicom's business impact analysis requires business unit personnel to evaluate the impact of mission-critical systems failures on Unicom's core business operations, focusing on specific failure scenarios and how they can be mitigated. The necessary conditions for enacting the plans will be documented along with the appropriate personnel responsible in each of the business units should a Year 2000 failure occur. Additionally, Unicom will participate in the NERC industry-wide readiness drills scheduled for the spring and fall of 1999.

  Based on Unicom's current schedule for completion of Year 2000 tasks, it believes that its planning is adequate to secure Year 2000 readiness of its critical systems. Nevertheless, achieving Year 2000 readiness is subject to various risks and uncertainties, many of which are described above. Unicom is not able to predict all the factors that could cause actual results to differ materially from its current expectations as to its Year 2000 readiness. However, if Unicom or third parties with whom it has significant business relationships fail to achieve Year 2000 readiness with respect to critical systems, there could be a material adverse effect on Unicom's results of operations, financial position and cash flows.

  Market Risks. ComEd is exposed to market risk due to changes in interest rates and the market price for electricity. Exposure for interest rate changes relates to its long-term debt and preferred equity obligations. Exposure to electricity market price risk relates to forward activities taken to manage effectively the supply of, and demand for, the electric generation capability of ComEd's generating plants. ComEd has implemented an integrated risk management framework to manage such risks. A corporate Risk Management Committee defines the Company's risk tolerance and establishes appropriate position limits, and corporate policies and procedures have been implemented to minimize the exposure to market risk. ComEd does not currently utilize derivative commodity or financial instruments for trading or speculative purposes. See "Energy Risk Management Contracts" in Note 1 of Notes to Financial Statements regarding the accounting for energy risk management contracts.

  Interest Rate Exposure. The table below provides the fair value and average interest or fixed dividend rates of Unicom's outstanding debt and preferred stock equity instruments as of December 31, 1998, excluding the January and February redemptions of long-term debt and preference stock. See Note 24 of Notes to Financial Statements for additional information on the redemptions.

                                                                            Fair
                                Expected Maturity Date                    Value as
Unicom and Subsidiary     ----------------------------------------           of
Companies (millions)      1999  2000  2001  2002  2003  Thereafter Total  12/31/98
---------------------     ----  ----  ----  ----  ----  ---------- ------ --------
Long-Term Debt-
 Fixed Rate.............  $153  $462  $  9  $308  $108    $4,052   $5,092  $5,476
 Average Interest Rate..   8.7%  7.2%  5.6%  7.9%  6.6%      7.7%
 Variable Rate..........  $ 85                            $   92   $  177  $  177
 Average Interest Rate..   6.2%                              4.1%
 Transitional Trust
  Notes.................  $330  $350  $340  $340  $340    $1,700   $3,400  $3,450
 Average Interest Rate..   5.4%  5.3%  5.3%  5.4%  5.4%      5.6%
Preferred and Preference
 Stock-
 Subject to Mandatory
  Redemption............        $ 69                               $   69  $   71
 Average Dividend Rate..         6.9%
 Not Subject to Manda-
  tory Redemption.......                                  $   75   $   75  $   77
 Average Dividend Rate..                                     9.9%
Trust Securities........                                  $  350   $  350  $  371
 Average Dividend Rate..                                     8.5%

  Market Price Exposure. ComEd's energy purchases from other suppliers have increased as a result of reductions in owned generating capability and system load growth. The market price of energy is subject to price volatility associated with changes in supply and demand in the electric supply markets. In the normal course of business, ComEd utilizes contracts for the forward sale and purchase of energy to assure system reliability and manage effectively the utilization of its available generating capability. ComEd also utilizes put and call option contracts and energy swap arrangements to limit the market price risk associated with the forward commodity contracts. The estimated fair value of the forward energy contracts, including options at December 31, 1998, was approximately $22 million. The estimated fair value is based on the estimated net settlement value of the contracts derived from forward price curves and market quotes, discounted at a 10% rate. A sensitivity analysis has been performed which indicates that the market price risk exposure of these financial instruments is not material. Notwithstanding these price risk management activities, an unexpected loss of generating capability or reduction in demand could increase ComEd's exposure to market price risks and could have a material adverse effect on operating results.

                            UNREGULATED OPERATIONS

  Unicom Enterprises is engaged, through subsidiaries, in energy service activities which are not subject to utility regulation by federal or state agencies. One of these subsidiaries, UT Holdings, provides district cooling and related services to offices and other buildings in the central business district of the city of Chicago and in other cities in North America, generally working with local utilities. District cooling involves, in essence, the production of chilled water at one or more central locations and its circulation to customers' buildings through a closed circuit of supply and return piping. Such water is circulated through customers' premises primarily for air conditioning. This process is used by customers in lieu of self-generated cooling.

  Unicom Energy Services, another subsidiary of Unicom Enterprises, is engaged in providing energy services including gas services, performance contracting, distributed energy and active energy management systems. In 1997, Unicom Energy Services entered into a joint venture with Sonat Marketing Company L.P. to market natural gas and related services to larger gas purchasers within ComEd's service area in Northern Illinois and within other Midwestern areas. As an entry into the distributed energy market, Unicom Energy Services also entered into an alliance with AlliedSignal Power Systems, Inc., a subsidiary of AlliedSignal Inc., to market, install and service an electric energy generator developed by AlliedSignal, known as a TurboGenerator, in a 12-state region, the providence of Ontario, Canada and Puerto Rico.

  Construction Program. Unicom has approved capital expenditures for 1999 of approximately $88 million for UT Holdings, primarily related to an expansion of two of its four Chicago district cooling facilities and the related distribution piping and plants in other cities. As of December 31, 1998, UT Holdings' purchase commitments, principally related to construction, were approximately $21 million.

  Unicom has approved capital expenditures for 1999 of approximately $47 million for Unicom Energy Services. As of December 31, 1998, Unicom Energy Services had purchase commitments of approximately $10 million.

  Capital Resources. Unicom expects to obtain funds to invest in its unregulated subsidiaries principally from dividends received on its ComEd common stock and from bank borrowings. The availability of ComEd's dividends to Unicom is dependent on ComEd's financial performance and cash position. Other forms of financing by ComEd to Unicom or the unregulated subsidiaries of Unicom, such as loans or additional equity investments, which are not expected, would be subject to prior approval by the ICC.

  Unicom Enterprises has a $200 million credit facility which will expire on November 15, 1999, of which $115 million was unused as of December 31, 1998. The credit facility can be used by Unicom Enterprises to finance investments in unregulated businesses and projects, including UT Holdings and Unicom Energy Services, and for general corporate purposes. The credit facility is guaranteed by Unicom and includes certain covenants with respect to Unicom and Unicom Enterprises' operations. Interest rates for borrowings under the credit facility are set at the time of a borrowing and are based on either a prime interest rate or a floating rate bank index plus a spread which varies with the credit rating of ComEd's outstanding first mortgage bonds. See Note 13 of Notes to Financial Statements for additional information regarding certain covenants with respect to Unicom and Unicom Enterprises' operations.

  In July 1998, Unicom Thermal issued $120 million of 7.38% unsecured guaranteed senior Notes due May 2012, the proceeds of which were used to refinance existing debt. The Notes are guaranteed by Unicom and include certain covenants with respect to Unicom and Unicom Thermal's operations.

  On April 1, 1998, S&P issued a rating on Unicom's senior debt obligations of BBB-. Ratings have not been obtained from Moody's or Duff & Phelps.

Regulation

  ComEd and the Indiana Company are subject to federal and state regulation in the conduct of their respective businesses, including the operations of Cotter. Such regulation includes rates, securities issuance, nuclear operations, environmental and other matters. Particularly in the cases of nuclear operations and environmental matters, such regulation can and does affect operational and capital expenditures.

  Rate Matters. See "Changes in the Electric Utility Industry," subcaption "The 1997 Act" above, for information regarding the effects of the 1997 Act on rate matters. See "Nuclear Matters" below for information regarding fuel reconciliation proceedings for the years 1994 and 1996.

  Nuclear Matters. Nuclear operations have been, and remain, an important focus of ComEd--given the impact of such operations on overall O&M expenses and the ability of nuclear power plants to produce electric energy at a relatively low marginal cost. ComEd operates five nuclear power plants, ranging from the older Dresden and Quad Cities Stations to the more recently completed LaSalle, Byron and Braidwood Stations, and is intent upon safe, reliable and efficient operation. See "Changes in the Electric Utility Industry," subcaption "Response to Regulatory Changes" above, for information regarding ComEd's permanent cessation of nuclear generation operations at its Zion Station.

  ComEd's LaSalle Station is currently on the NRC's list of plants that require increased regulatory scrutiny. Dresden Station had been included on the list since 1992 and LaSalle and Zion Stations were added in January 1997. In July 1998, the NRC removed Dresden Station from the list because of improved performance at the station, and also administratively removed Zion Station from the list because of ComEd's decision to permanently cease further nuclear operations at that plant. The listing of LaSalle Station does not prevent ComEd from operating the generating units; however, it does mean that the NRC will devote additional resources to monitoring ComEd's operating performance and that ComEd will need to work to demonstrate to the NRC the sustainability of improvements which it believes it has undertaken and is continuing to implement. In January 1998, the NRC noted a declining performance trend at Quad Cities Station. In March 1998, the NRC stated that weaknesses were observed with respect to certain operations, maintenance and engineering activities at Quad Cities Station. In July 1998, the NRC stated that there has not been sufficient operational data to enable it to assess Quad Cities Station's performance. The NRC indicated that it is monitoring ComEd's ability to manage its nuclear operations in their entirety and that the performance at any one facility will be viewed by the NRC in context with the performance of ComEd's nuclear generating fleet as a whole. The NRC and representatives of ComEd's management have met, and will continue to meet periodically in the future, to discuss the status of recovery and restart efforts and overall performance of the ComEd nuclear program.

  ComEd has devoted, and intends to continue to devote, significant resources to the management and operations of its nuclear generating stations. In recent years, it has increased and reinforced the Nuclear Generation Group executive leadership and station management with executives and managers drawn from other utilities that have resolved similar operational and performance issues. These efforts include the appointment of a new Chief Nuclear Officer in late 1997. ComEd has also sought to identify, anticipate and address operating and performance issues in a safe, cost-effective manner, while seeking to improve the availability and capacity factors of its nuclear generating units.

  ComEd's activities, with respect to its nuclear generating stations, have included improvements in operating and personnel procedures and repair and replacement of equipment. Although performing such improvements can result in longer unit outages, the improvements are expected to result in improved operational performance when completed. LaSalle Units 1 and 2 were shut down for extensive improvement work in September 1996. LaSalle Unit 1 was returned to service in August 1998 after the NRC determined that ComEd had made sufficient improvements at LaSalle Unit 1 for the unit to resume operations. LaSalle Unit 2 is expected to restart during the second quarter of 1999. The restart of LaSalle Unit 2 requires the resolution of material condition issues similar to those of LaSalle Unit 1.

  The NERC forecasted the possibility of electric energy shortages in the summer of 1998 in light of continued outages at nuclear plants operated by ComEd and other utilities in the Midwest power grid. ComEd took numerous steps to support the reliability of its system during the summer of 1998. Such steps included maximizing available on-system generating capacity during periods of peak demand, arrangements to purchase power from other utilities, reinforcements to the transmission systems of ComEd and neighboring utilities to increase capacity and to provide voltage support, and working with customers to manage the use of and demand for power. As a result of a unique combination of heat, storms and equipment problems affecting utilities throughout the Midwest region, on June 25, 1998, ComEd declared a NERC generation deficiency alert Level 3, which is a statement that firm load loss is possible. No firm load losses were experienced in 1998. See "Results of Operations," subcaption "Purchased Power" below, regarding the increased purchased power expense in 1998.

  Generating station availability and performance during a year have been issues in fuel reconciliation proceedings in assessing the prudence of fuel and purchased power costs during such year. Final ICC orders have been issued in fuel reconciliation proceedings related to ComEd's FAC collections for all years except for 1994. On November 5, 1998, the ICC issued an order in the proceeding for the year 1994 providing for a refund of approximately $3 million related to nuclear station performance. On February 9, 1999, an intervenor moved to dismiss its appeal of the 1994 ICC order. On December 29, 1998, the ICC issued an order for the 1996 fuel reconciliation proceeding requiring ComEd to refund approximately $19 million related to nuclear station performance. The 1997 Act provides that, because ComEd eliminated its FAC effective January 1, 1997, the ICC shall not conduct a fuel reconciliation proceeding for the year 1997 and subsequent years.

  Based on ComEd's most recent study approved by the ICC, decommissioning costs, including the cost of decontamination and dismantling, are estimated to aggregate to $4.6 billion in current-year (1999) dollars, including a contingency allowance. ComEd estimates that it will expend approximately $11.6 billion, including a contingency allowance, for decommissioning costs primarily during the period from 2007 through 2034. Additionally, ComEd estimates that it will expend an aggregate of approximately $226 million in current-year (1999) dollars during the period 2000 through 2014 to maintain Zion Station in a secured mode until decommissioning begins. All such costs are expected to be funded by external decommissioning trusts, which ComEd established in compliance with Illinois law and into which ComEd has been making annual contributions. Future decommissioning cost estimates may be significantly affected by the adoption of or changes to NRC regulations, as well as changes in the assumptions used in making such estimates, including changes in technology, available alternatives for the disposal of nuclear waste and inflation. See Note 1 of Notes to Financial Statements, under "Depreciation, Amortization of Regulatory Assets and Decommissioning," for additional information regarding decommissioning costs.

  Environmental Matters. ComEd is involved in administrative and legal proceedings concerning air quality, water quality and other matters. The outcome of these proceedings may require increases in future construction expenditures and operating expenses, and changes in operating procedures. See
Note 22 of Notes to Financial Statements for additional information.

Results of Operations

  Unicom's basic and diluted earnings (loss) per common share for 1998, 1997 and 1996 were as follows:

                                                            1998   1997   1996
                                                            ----- ------  -----
Basic Earnings (Loss) per Common Share..................... $2.35 $(3.94) $3.09
                                                            ===== ======  =====
Diluted Earnings (Loss) per Common Share................... $2.34 $(3.94) $3.09
                                                            ===== ======  =====

  Substantially all of the results of operations for Unicom are the results of operations for ComEd. The results of Unicom's unregulated subsidiaries currently are not material to the results of Unicom and subsidiary companies as a whole. As such, the following section discusses the effect of ComEd's operations on Unicom's financial results. All EPS computations shown below reflect the impact on Unicom's basic EPS.

  Net Income for the Year 1998. The increase in earnings for 1998 was primarily due to increased kilowatthour sales, which increased both operating revenues and energy costs, reduced O&M expenses, lower depreciation and amortization expenses, lower than expected Zion Station closing costs and gains on the sales of certain assets. In December 1997, ComEd discontinued regulatory accounting practices for the generation portion of its business and recorded other non-recurring accounting charges as a result of the 1997 Act, which are primarily attributable to the loss for 1997. The 1997 operating results also include the write-off for the closure of the Zion nuclear generating station, partially offset by a cumulative one-time positive impact of $197 million (after-tax), or $0.91 per common share, for a change in accounting method for revenue recognition to record ComEd's revenues associated with service which has been provided to customers but has not yet been billed at the end of each accounting period, retroactive to January 1, 1997.

  Kilowatthour sales increased 2% for the year 1998, compared to 1997, driven largely by increased sales to retail customers due to warmer weather experienced during the recent year, as well as continued economic growth in ComEd's service territory. Operating revenues increased 1% during 1998, compared to 1997. See "Operating Revenues" below for additional information.

  Fuel and purchased power costs increased 15% in 1998, compared to the year 1997, reflecting increased demand for electricity, as well as the effects of higher purchased power prices. See "Purchased Power" below for additional information.

  O&M expenses decreased 7% for the year 1998, compared to the year 1997, as discussed in "Operation and Maintenance Expenses" below.

  The year 1998 includes a 6% decrease in depreciation and amortization expenses, as discussed in "Depreciation and Amortization" below, and a $15 million (after-tax), or $0.07 per common share, reduction in the estimated liability for closing costs related to the Zion nuclear generating station, both of which increased operating results.

  Also, 1998 operating results reflect realized gains on the sales of certain assets of $31 million (after-tax), or $0.14 per common share. The sold assets consisted principally of surplus inventory of emission allowances.

  Net Loss for the Year 1997. ComEd's kilowatthour sales, including sales to wholesale customers, increased 5% during 1997, compared to 1996, as discussed below. In 1997, O&M expenses increased 12%, as discussed below.

  Also, 1997 operating results were reduced by $336 million for increased fuel and purchased power costs, as discussed below. In addition, a 4% increase in depreciation expense, primarily due to an increase in certain nuclear plant depreciation, resulted in a charge of $23 million (after-tax), or $0.11 per common share.

  ComEd discontinued regulatory accounting practices for the generation portion of its business in the fourth quarter of 1997 due to the expected transition of electric generation services to market-based pricing as a result of the 1997 Act. Accordingly, ComEd's generation-related net regulatory assets, which represent assets and liabilities properly recorded under regulatory accounting practices but which would not be recorded under GAAP for non-regulated entities, were written off, resulting in an extraordinary charge in 1997 of $810 million (after-tax), or $3.75 per common share.

  In addition, as permitted under the 1997 Act, ComEd elected to eliminate its FAC in December 1997, which resulted in a charge in the fourth quarter of 1997 of $44 million (after-tax), or $0.20 per common share. The reduction includes $25 million (after-tax), or $0.12 per common share, in net FAC charges billed to its customers in 1997, which were refunded to customers during the first six months of 1998. The reduction also includes a write-off of $19 million (after-tax), or $0.08 per common share, in underrecovered energy costs that ComEd would have been entitled to recover if the FAC had remained in effect.

  Also, 1997 operating results included the write down of ComEd's investment in uranium-related properties to reflect costs which are not expected to be recovered in a competitive market. The write down resulted in a charge in 1997 of $60 million (after-tax), or $0.28 per common share.

  Partially offsetting the charges to operations for 1997 was a change in the accounting method for revenue recognition to record ComEd's revenues associated with service which has been provided to customers but has not yet been billed at the end of each accounting period, retroactive to January 1, 1997. This change in accounting method had a one-time cumulative positive impact for years prior to 1997 of $197 million (after-tax), or $0.91 per common share.

  The year 1997 also included a charge of $523 million (after-tax), or $2.42 per common share, reflecting the write-off of the unrecoverable portion of the cost of ComEd's Zion Station plant and inventories, and a liability for future closing costs, resulting from the decision in January 1998 to permanently cease nuclear generation operations at Zion Station.

  Net Income for the Year 1996. The 1996 operating results reflect, among other factors, a 1% decrease in overall O&M expenses, compared to 1995, the positive effects of an income tax refund related to prior years with an increase in operating results of $26 million (after-tax), or $0.12 per common share, and a reduction in real estate taxes with an increase in operating results of $28 million (after-tax), or $0.13 per common share. Approximately half of the reduction in real estate taxes in 1996 is related to the year 1995. The 1996 results also reflect a 9% reduction in the total interest expense on debt and dividend requirements on preferred and preference stocks, compared to 1995, largely due to the early retirement of debt at the end of 1995. In September 1996, the ICC approved ComEd's request to increase depreciation charges on its nuclear generating units by $30 million for the year 1996, resulting in a charge of $20 million (after-tax), or $0.09 per common share.

  Operating Revenues. ComEd's electric operating revenues reflect revenues from sales to ultimate consumers (including residential, commercial and industrial customers within its service territory), revenues from sales for resale (i.e., sales to wholesale customers, principally other electric utilities), and revenues from collections under its FAC for years prior to 1997, which were intended to recover variations in ComEd's fuel cost for generating electric energy and the energy portion of purchased power cost in relation to the amount included in ComEd's base rates. Operating revenues are affected by kilowatthour sales and rate levels, kilowatthour sales, in turn, are affected by weather, the level of economic activity within ComEd's service area, and off-system or wholesale sales to other utilities. Off-system sales are affected by a number of factors, including nuclear generating availability and performance.

  In 1998, operating revenues increased $63 million and kilowatthour sales increased 2%, compared to the year 1997, primarily due to warmer summer weather experienced in 1998 and continued economic growth in ComEd's service territory, partially offset by a 15% residential rate reduction and reserves for various federal and state litigation matters. Operating revenues for 1998 also were reduced by approximately $95 million due to a change in presentation for certain state and municipal taxes. During 1997, electric operating revenues increased $139 million, primarily due to a 29% increase in kilowatthour sales to wholesale customers. Kilowatthour sales to ultimate consumers during 1997 increased 1%, compared to 1996, reflecting continued economic growth in ComEd's service territory. Operating revenues in 1997 were reduced by the provision for revenue refunds of $45 million, including revenue taxes, related to the elimination of the FAC. Operating revenues increased $25 million in the year 1996, compared to 1995, principally reflecting increased sales to other utilities and increased energy cost recoveries under ComEd's then effective FAC, although kilowatthour sales to ultimate consumers were down 1% from the prior year due to the cooler summer weather, compared to the exceptionally hot summer in the year 1995.

  Fuel Costs. Changes in fuel expense for the years 1998, 1997 and 1996 primarily resulted from changes in the average cost of fuel consumed, changes in the mix of fuel sources of electric energy generated and changes in net generation of electric energy. Fuel mix is determined primarily by system load, the costs of fuel consumed and the availability of nuclear generating units. The cost of fuel consumed, net generation of electric energy and fuel sources of kilowatthour generation were as follows:

                                                          1998    1997    1996
                                                         ------  ------  ------
   Cost of fuel consumed (per million Btu):
     Nuclear...........................................   $0.57   $0.57   $0.53
     Coal..............................................   $2.38   $2.28   $2.41
     Oil...............................................   $3.49   $3.90   $3.41
     Natural gas.......................................   $2.39   $2.69   $2.75
     Average all fuels.................................   $1.23   $1.33   $1.17
   Net generation of electric energy (millions of kilo-
    watthours).........................................  83,302  85,861  93,048
   Fuel sources of kilowatthour generation:
     Nuclear...........................................      65%     57%     67%
     Coal..............................................      30      39      30
     Oil...............................................     --      --        1
     Natural gas.......................................       5       4       2
                                                         ------  ------  ------
                                                            100%    100%    100%
                                                         ======  ======  ======

  The decreases in the net generation of electric energy for 1998 and 1997, compared to the prior years, are primarily due to the sales of State Line and Kincaid Stations in December 1997 and February 1998, respectively, and lower nuclear plant availability in 1997. See "Regulation," subcaption "Nuclear Matters" above, for information regarding outages at certain of ComEd's nuclear generating stations.

  Fuel Supply. Compared to other utilities, ComEd has relatively low average fuel costs as a result of its reliance predominantly on lower cost nuclear generation. ComEd's coal costs, however, are high compared to those of other utilities. ComEd's western coal contracts and its rail contracts for delivery of the western coal provide for the purchase of certain coal at prices substantially above currently prevailing market prices, and ComEd has significant purchase commitments under its contracts. For additional information concerning ComEd's coal purchase commitments, see "Liquidity and Capital Resources" above and Note 22 of Notes to Financial Statements. For additional information concerning ComEd's FAC, see Notes 2 and 4 of Notes to Financial Statements.

  Purchased Power. Amounts of purchased power are primarily affected by system load, the availability of ComEd's generating units, and the availability and cost of power from other utilities. Purchased power costs increased $395 million and $255 million in 1998 and 1997, compared to 1997 and 1996, respectively. The increase in 1998 includes $161 million for the agreements entered into in connection with the sales of State Line and Kincaid Stations in December 1997 and February 1998, respectively. The increase in purchased power costs in 1998 also reflects the effects of an extraordinary combination of heat, storms and equipment problems experienced throughout the

Midwest in late June 1998 which resulted in unprecedented purchased power price levels. The increase in 1997 is primarily due to outages at certain of ComEd's nuclear generating stations. See "Regulation," subcaption "Nuclear Matters" above, for information regarding outages at certain of ComEd's nuclear generating stations.

  The number and average cost of kilowatthours purchased were as follows:

                                                           1998    1997   1996
                                                          ------  ------  -----
   Kilowatthours (millions).............................. 20,704  16,672  6,129
   Cost per kilowatthour.................................   3.84c   2.40c  2.37c

  The market price for electricity is subject to price volatility associated with changes in supply and demand in the electric supply markets. ComEd utilizes energy put and call option contracts and energy swap arrangements to limit market price risk associated with forward commodity contracts.

  Operation and Maintenance Expenses. O&M expenses include the expenses associated with operating and maintaining ComEd's generation, transmission and distribution assets, as well as administrative overhead and support. Given the variety of expense categories covered, there are a number of factors which affect the level of such expenses within any given year. Two major components of such expenses; however, are the costs associated with operating and maintaining ComEd's nuclear and fossil generating facilities. Generating station expenses are affected by the cost of materials, regulatory requirements and expectations, the age of facilities, as well as cost control efforts.

  During the three years presented in the financial statements, the aggregate level of O&M expenses decreased 7% in 1998 compared to 1997, increased 12% in 1997 compared to 1996, and decreased 1% in 1996 compared to 1995. The year to year variations reflect increasing efforts in 1997 and 1996 to improve nuclear generating station availability, as well as to meet regulatory requirements and expectations. Additional factors in each year also affected the level of O&M expenses.

  O&M expenses associated with nuclear generating stations decreased $172 million and increased $122 million and $88 million for the years 1998, 1997 and 1996, respectively. The decrease in 1998 is principally due to the permanent cessation of nuclear generation operations at Zion Station. The increases in 1997 and 1996 were a result of increased levels of activities associated with the repair, replacement and improvement of nuclear generating facility equipment. Since 1995, ComEd has increased the number and scope of maintenance activities associated with its nuclear generating stations. Such efforts are the result of station performance evaluations performed to identify the sources and causes of unplanned equipment repairs. The goal of such efforts is to design and implement cost effective repairs and improvements to increase station availability. See "Changes in the Electric Utility Industry," subcaption "Response to Regulatory Changes" above, regarding the permanent cessation of nuclear operations at Zion Station.

  O&M expenses associated with nuclear generating stations have been driven by ComEd's objective to improve station availability, as well as to meet regulatory requirements and expectations. ComEd is pursuing a program to improve the quality of nuclear operations, including safety and efficiency, which is also expected to achieve a longer term goal of improved availability and to be positioned to take advantage of opportunities in a more competitive market. Over the past several years, ComEd has increased and reinforced station management with managers drawn from other utilities which have resolved similar operating issues. It has also sought to identify, anticipate and address nuclear station operation and performance issues in a safe, cost-effective manner, while seeking to improve the availability and capacity factors of its nuclear generating units. Such activities have included improvements in operating and personnel procedures and repair and replacement of equipment, and can result in longer unit outages. Such activities have involved increased maintenance and repair expenses in recent years.

  O&M expenses associated with fossil generating stations decreased $5 million and increased $31 million and $4 million for the years 1998, 1997 and 1996, respectively. The decrease related to fossil generating stations in 1998, compared to 1997, is primarily due to the sales of State Line and

Kincaid Stations in December 1997 and February 1998, respectively, partially offset by plant refurbishment costs. The increase related to fossil generating stations in 1997 is primarily due to an increase in the repair and improvement of fossil generating facility equipment in order to increase their general availability, and to ensure their availability during the summer of 1997. That increase was partially offset by a reduction in personnel.

  O&M expenses associated with transmission and distribution systems increased $32 million, $15 million and $11 million for the years 1998, 1997 and 1996, respectively. The 1998 and 1997 increases are primarily due to increased emergency restoration of electric service, higher maintenance expenses and tree trimming costs. The 1996 increase reflects higher maintenance expenses. O&M expenses associated with customer-related activities increased $19 million, $11 million and $17 million for the years 1998, 1997 and 1996, respectively. The increase in 1998 is primarily due to increased marketing initiatives, uncollectible accounts and customer service personnel costs. The increase in 1997 is primarily due to an increase in uncollectible accounts.

  O&M expenses also include employee benefits expenses. Since 1995, ComEd has reduced the size of its workforce by offering incentives for employees to leave the company voluntarily. Such incentives included both current payments and earlier eligibility for post-retirement health care benefits, in addition to certain one-time, employee-related costs, resulting in charges of $48 million, $39 million and $12 million for the years 1998, 1997 and 1996, respectively.

  Other employee-related expenses, excluding the effects of employee separation plans and certain other one-time, employee-related costs, increased $41 million and decreased $11 million and $47 million for the years 1998, 1997 and 1996, respectively. The increase for the year 1998 is primarily due to accruals for estimated incentive compensation recorded in 1998. The decrease in 1997 is primarily due to a reduction in medical costs for active employees. The decrease in 1996 is primarily related to a reduction in post-retirement health care benefit costs, primarily due to a plan amendment effected in mid-1995 which required retired employee contributions to the plan for the first time. Favorable experience also allowed the use of lower health care cost trend rates, producing a lower charge in 1996.

  O&M expenses in 1998 reflect a reduction of $34 million in certain nuclear maintenance costs due to technological improvements, compared to 1997. O&M expenses in 1997 include $25 million for the additional write-off of obsolete materials and supplies. O&M expenses associated with certain administrative and general costs decreased $22 million and increased $35 million for the years 1998 and 1997, respectively. The 1997 increase was due to a variety of reasons including an increase in the provision for vacation pay liability. The effects of inflation have also increased O&M expenses during the years and are also reflected in the increases and decreases discussed herein.

  Depreciation and Amortization. Depreciation expense decreased in 1998 and increased for the years 1997 and 1996. The decrease in 1998 reflects the retirement of Zion Station and the plant impairment recorded by ComEd in the second quarter of 1998, partially offset by plant additions and shortened depreciable lives for certain nuclear stations. The decrease also reflects the sales of State Line and Kincaid Stations in December 1997 and February 1998, respectively. The increases in 1997 and 1996 are a result of additional nuclear plant depreciation and additions to plant in service. Depreciation expense for 1998 and 1997 includes depreciation related to the replacement of the steam generators at Byron Unit 1 and Braidwood Unit 1 of $34 million and $59 million for the years 1998 and 1997, respectively. The 1996 increase includes the additional depreciation initiative of $30 million. See Note 1 of Notes to Financial Statements, under "Depreciation, Amortization of Regulatory Assets and Decommissioning," for additional information.

  The amortization of the regulatory asset, related to impaired production plant recorded by ComEd in the second quarter of 1998, partially offset the reductions in depreciation expense. Such amortization was $65 million for the year 1998. See Note 1 of Notes to Financial Statements, under "Depreciation, Amortization of Regulatory Assets and Decommissioning," for additional information.

  Interest on Debt. Changes in interest on long-term debt and notes payable for the years 1998, 1997 and 1996 were due to changes in average interest rates and in the amounts of long-term debt and notes payable outstanding. Changes in interest on long-term debt also reflected new issues of debt, the retirement and early redemption of debt, and the retirement and redemption of issues which were refinanced at generally lower rates of interest. The average amounts of ComEd's long-term debt and notes payable outstanding and average interest rates thereon were as follows:

                                                          1998    1997    1996
                                                         ------  ------  ------
   Long-term debt outstanding:
    Average amount (millions)..........................  $6,099  $6,256  $6,644
    Average interest rate..............................    7.06%   7.65%   7.67%
   Notes payable outstanding:
    Average amount (millions)..........................  $  344  $  153  $  230
    Average interest rate..............................    5.68%   5.95%   5.79%

  Decommissioning. The staff of the SEC has questioned certain of the current accounting practices of the electric utility industry, including ComEd, regarding the recognition, measurement and classification of decommissioning costs for nuclear generating stations in the financial statements of electric utilities. In response to these questions, the FASB is reviewing the accounting for nuclear decommissioning costs. If current electric utility industry accounting practices for such decommissioning costs are changed, annual provisions for decommissioning could increase and the estimated cost for decommissioning could be recorded as a liability rather than as accumulated depreciation. Decommissioning costs of currently retired nuclear plants are recorded as a liability. Unicom and ComEd do not believe that such changes, if required, would have an adverse effect on results of operations due to ComEd's ability to recover decommissioning costs through rates.

  Other Items. The amounts of AFUDC reflect changes in the average levels of investment subject to AFUDC and changes in the average annual capitalization rates as discussed in Note 1 of Notes to Financial Statements, under "AFUDC and Interest Capitalized." ComEd discontinued SFAS No. 71 regulatory accounting practices in December 1997 for the generation portion of its business. As a result, beginning in 1998, ComEd capitalized $28 million in interest costs on its generation-related construction work in progress and nuclear fuel in process. AFUDC and interest capitalized do not contribute to the current cash flow of Unicom or ComEd.

  ComEd's ratios of earnings to fixed charges for the years 1998, 1997 and 1996 were 2.67, 0.58 and 2.90, respectively. ComEd's ratios of earnings to fixed charges and preferred and preference stock dividend requirements for the years 1998, 1997 and 1996 were 2.29, 0.49 and 2.48, respectively. ComEd's earnings for 1997 were inadequate to cover fixed charges by approximately $259 million and fixed charges and preferred and preference stock dividend requirements by approximately $359 million. The deficiency in 1997 is principally attributable to the earnings impact of the closure of Zion Station.

  Business corporations, in general, have been adversely affected by inflation because amounts retained after the payment of all costs have been inadequate to replace, at increased costs, the productive assets consumed. Electric utilities, in particular, have been especially affected as a result of their capital intensive nature and regulation which limits capital recovery and prescribes installation or modification of facilities to comply with increasingly stringent safety and environmental requirements. Because the regulatory process limits the amount of depreciation expense included in ComEd's revenue allowance to the original cost of utility plant investment, the resulting cash flows are inadequate to provide for replacement of that investment in future years or preserve the purchasing power of common equity capital previously invested.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of Unicom Corporation:

  We have audited the accompanying consolidated balance sheets and statements of consolidated capitalization of Unicom Corporation (an Illinois corporation) and subsidiary companies as of December 31, 1998 and 1997, and the related statements of consolidated operations, retained earnings (deficit) and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Unicom Corporation and subsidiary companies as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

  As discussed in Note 3, effective January 1, 1997, the Company changed its method of accounting for revenue recognition.

                                          Arthur Andersen LLP

Chicago, Illinois
February 19, 1999

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

                     STATEMENTS OF CONSOLIDATED OPERATIONS

  The following Statements of Consolidated Operations for the years 1998, 1997 and 1996 reflect the results of past operations and are not intended as any representation as to results of operations for any future period. Future operations will necessarily be affected by various and diverse factors and developments, including changes in electric prices, regulation, population, business activity, competition, taxes, environmental control, energy use, fuel, cost of labor, purchased power and other matters, the nature and effect of which cannot now be determined.

                                              1998         1997         1996
                                           -----------  -----------  ----------
                                           (Thousands Except per Share Data)
Operating Revenues.......................  $ 7,151,253  $ 7,083,022  $6,937,024
                                           -----------  -----------  ----------
Operating Expenses and Taxes:
  Fuel...................................  $ 1,093,264  $ 1,239,438  $1,157,855
  Purchased power........................      795,355      400,055     145,299
  Operation and maintenance..............    2,285,525    2,438,944   2,162,279
  Depreciation and amortization..........      943,288    1,005,089     968,972
  Taxes (except income)..................      699,834      800,886     783,531
  Income taxes...........................      355,023      317,558     489,392
  Investment tax credits deferred--net...      (27,730)     (31,015)    (33,378)
                                           -----------  -----------  ----------
                                           $ 6,144,559  $ 6,170,955  $5,673,950
                                           -----------  -----------  ----------
Operating Income.........................  $ 1,006,694  $   912,067  $1,263,074
                                           -----------  -----------  ----------
Other Income and (Deductions):
  Interest on long-term debt, net of in-
   terest capitalized....................  $  (444,322) $  (488,033) $ (515,285)
  Interest on notes payable..............      (19,560)      (9,134)    (13,308)
  Allowance for funds used during con-
   struction.............................       16,464       42,325      40,202
  Income taxes applicable to nonoperating
   activities............................        4,974       11,010       7,659
  Provision for dividends--
    Preferred and preference stocks of
     ComEd...............................      (56,884)     (60,486)    (64,424)
    ComEd-obligated mandatorily redeem-
     able preferred
     securities of subsidiary trusts
     holding solely ComEd's
     subordinated debt securities........      (29,710)     (28,860)    (16,960)
  Loss on nuclear plant closure..........          --      (885,611)        --
  Income tax effect of nuclear plant clo-
   sure..................................          --       362,952         --
  Miscellaneous--net.....................       32,528      (95,445)    (34,858)
                                           -----------  -----------  ----------
                                           $  (496,510) $(1,151,282) $ (596,974)
                                           -----------  -----------  ----------
Net Income (Loss) before Extraordinary
 Item and Cumulative Effect of Change in
 Accounting Principle....................  $   510,184  $  (239,215) $  666,100
Extraordinary Loss, less Applicable In-
 come Taxes..............................          --      (810,335)        --
Cumulative Effect of Change in Accounting
 Principle...............................          --       196,700         --
                                           -----------  -----------  ----------
Net Income (Loss)........................  $   510,184  $  (852,850) $  666,100
                                           ===========  ===========  ==========
Earnings (loss) per common share before
 extraordinary item and cumulative effect
 of change in accounting principle--
  Basic..................................  $      2.35  $     (1.10) $     3.09
  Diluted................................  $      2.34  $     (1.10) $     3.09
Extraordinary loss, less applicable in-
 come taxes (basic and diluted)..........  $       --   $     (3.75) $      --
Cumulative effect of change in accounting
 principle (basic and diluted)...........  $       --   $      0.91  $      --
Earnings (loss) per common share--
  Basic..................................  $      2.35  $     (3.94) $     3.09
  Diluted................................  $      2.34  $     (3.94) $     3.09
Cash Dividends Declared per Common Share.  $      1.60  $      1.60  $     1.60

  The accompanying Notes to Financial Statements are an integral part of the above statements.

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

                          CONSOLIDATED BALANCE SHEETS

                                                            December 31
                                                      ------------------------
                       ASSETS                            1998         1997
                       ------                         -----------  -----------
                                                      (Thousands of Dollars)
Utility Plant:
  Plant and equipment, at original cost (includes
   construction work in progress of $858 million and
   $1,131 million, respectively)..................... $27,801,246  $27,518,690
  Less--Accumulated provision for depreciation.......  15,234,320   11,646,445
                                                      -----------  -----------
                                                      $12,566,926  $15,872,245
  Nuclear fuel, at amortized cost....................     874,979      906,043
                                                      -----------  -----------
                                                      $13,441,905  $16,778,288
                                                      -----------  -----------
Investments and Other Property:
  Nuclear decommissioning funds...................... $ 2,267,317  $ 1,855,697
  Subsidiary companies...............................      41,643       41,830
  Other, at cost.....................................     292,737      216,243
                                                      -----------  -----------
                                                      $ 2,601,697  $ 2,113,770
                                                      -----------  -----------

Current Assets:
  Cash............................................... $    28,743  $    18,519
  Temporary cash investments.........................      26,935      102,702
  Cash held for redemption of securities.............   3,062,816          --
  Special deposits...................................         271          271
  Receivables--
    Customers........................................   1,369,701      873,418
    Other............................................     136,663      132,449
    Provisions for uncollectible accounts............     (48,645)     (17,544)
  Coal and fuel oil, at average cost.................     135,415      120,664
  Materials and supplies, at average cost............     232,246      255,338
  Deferred income taxes related to current assets and
   liabilities.......................................      24,339      179,553
  Prepayments and other..............................      20,301       39,203
                                                      -----------  -----------
                                                      $ 4,988,785  $ 1,704,573
                                                      -----------  -----------
Deferred Charges and Other Noncurrent Assets:
  Regulatory assets.................................. $ 4,578,427  $ 1,966,889
  Other..............................................      96,266      136,230
                                                      -----------  -----------
                                                      $ 4,674,693  $ 2,103,119
                                                      -----------  -----------
                                                      $25,707,080  $22,699,750
                                                      ===========  ===========

   The accompanying Notes to Financial Statements are an integral part of the above statements.

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

                          CONSOLIDATED BALANCE SHEETS

                                                              December 31
                                                        -----------------------
            CAPITALIZATION AND LIABILITIES                 1998        1997
            ------------------------------              ----------- -----------
                                                        (Thousands of Dollars)
Capitalization (see accompanying statements):
  Common stock equity.................................. $ 5,099,444 $ 4,918,687
  Preferred and preference stocks of ComEd--
    Without mandatory redemption requirements..........      74,488     507,053
    Subject to mandatory redemption requirements.......      69,475     174,328
  ComEd-obligated mandatorily redeemable preferred
   securities of subsidiary trusts holding solely
   ComEd's subordinated debt securities*...............     350,000     350,000
  Long-term debt.......................................   7,809,109   5,737,348
                                                        ----------- -----------
                                                        $13,402,516 $11,687,416
                                                        ----------- -----------
Current Liabilities:
  Notes payable........................................ $   292,963 $   158,150
  Current portion of long-term debt, redeemable prefer-
   ence stock and capitalized lease obligations of sub-
   sidiary companies...................................   2,314,443     775,296
  Accounts payable.....................................     604,936     505,444
  Accrued interest.....................................     180,674     169,559
  Accrued taxes........................................     134,976     175,758
  Dividends payable....................................     105,133     107,001
  Customer deposits....................................      56,954      55,214
  Accrued plant closing costs..........................      78,430     135,000
  Other................................................     155,262     165,177
                                                        ----------- -----------
                                                        $ 3,923,771 $ 2,246,599
                                                        ----------- -----------
Deferred Credits and Other Noncurrent Liabilities:
  Deferred income taxes................................ $ 3,805,460 $ 3,850,308
  Nuclear decommissioning liability for retired plants.   1,215,400   1,301,000
  Accumulated deferred investment tax credits..........     562,285     602,122
  Accrued spent nuclear fuel disposal fee and related
   interest............................................     728,413     692,673
  Obligations under capital leases of subsidiary compa-
   nies................................................     333,653     437,950
  Regulatory liabilities...............................     595,005     698,750
  Other................................................   1,140,577   1,182,932
                                                        ----------- -----------
                                                        $ 8,380,793 $ 8,765,735
                                                        ----------- -----------
Commitments and Contingent Liabilities (Note 22)
                                                        $25,707,080 $22,699,750
                                                        =========== ===========

  *As described in Note 11 of Notes to Financial Statements, the sole asset of ComEd Financing I, a subsidiary trust of ComEd, is $206.2 million principal amount of ComEd's 8.48% subordinated deferrable interest notes due
September 30, 2035. The sole asset of ComEd Financing II, also a subsidiary trust of ComEd, is $154.6 million principal amount of ComEd's 8.50% subordinated deferrable interest debentures due January 15, 2027.

  The accompanying Notes to Financial Statements are an integral part of the above statements.

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

                   STATEMENTS OF CONSOLIDATED CAPITALIZATION

                                                            December 31
                                                      ------------------------
                                                         1998         1997
                                                      -----------  -----------
                                                      (Thousands of Dollars)
Common Stock Equity:
  Common stock, without par value--
   Outstanding--217,094,560 shares and 216,659,480
    shares, respectively............................. $ 4,966,630  $ 4,943,211
  Preference stock expense of ComEd..................      (3,199)      (3,340)
  Retained earnings (deficit)........................     142,813      (21,184)
  Treasury stock--178,982 shares.....................      (6,800)         --
                                                      -----------  -----------
                                                      $ 5,099,444  $ 4,918,687
                                                      -----------  -----------
Preferred and Preference Stocks of ComEd--
  Without Mandatory Redemption Requirements:
    Preference stock, cumulative, without par value--
     Outstanding--13,499,549 shares.................. $   504,957  $   504,957
    Current redemption requirements for preference
     stock included in current liabilities...........    (432,320)         --
    $1.425 convertible preferred stock, cumulative,
     without par value--
     Outstanding--58,211 shares and 65,912 shares,
      respectively...................................       1,851        2,096
    Prior preferred stock, cumulative, $100 par value
     per share-- No shares outstanding...............         --           --
                                                      -----------  -----------
                                                      $    74,488  $   507,053
                                                      -----------  -----------
  Subject to Mandatory Redemption Requirements:
    Preference stock, cumulative, without par value--
     Outstanding--1,720,345 shares and 2,058,560
      shares, respectively........................... $   171,348  $   205,016
    Current redemption requirements for preference
     stock included in current liabilities...........    (101,873)     (30,688)
                                                      -----------  -----------
                                                      $    69,475  $   174,328
                                                      -----------  -----------
ComEd-Obligated Mandatorily Redeemable Preferred
 Securities of Subsidiary Trusts Holding Solely
 ComEd's Subordinated Debt Securities................ $   350,000  $   350,000
                                                      -----------  -----------
Long-Term Debt:
  First mortgage bonds:
    Maturing 1998 through 2003--6.00% to 9 3/8%...... $ 1,080,000  $ 1,385,000
    Maturing 2004 through 2013--3.70% to 8 3/8%......   1,485,400    1,485,400
    Maturing 2014 through 2023--5.85% to 9 7/8%......   1,981,000    1,981,000
                                                      -----------  -----------
                                                      $ 4,546,400  $ 4,851,400
  Transitional trust notes, due 2000 through 2008--
   5.29% to 5.74%....................................   3,400,000          --
  Sinking fund debentures, due 1999 through 2011--2
   3/4% to 7 5/8%....................................      94,159      100,298
  Pollution control obligations, due 2007 through
   2014--3.70% to 5 7/8%.............................     140,700      142,200
  Other long-term debt...............................   1,275,811    1,193,818
  Current maturities of long-term debt included in
   current liabilities...............................  (1,585,281)    (503,909)
  Unamortized net debt discount and premium..........     (62,680)     (46,459)
                                                      -----------  -----------
                                                      $ 7,809,109  $ 5,737,348
                                                      -----------  -----------
                                                      $13,402,516  $11,687,416
                                                      ===========  ===========

   The accompanying Notes to Financial Statements are an integral part of the above statements.

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

             STATEMENTS OF CONSOLIDATED RETAINED EARNINGS (DEFICIT)

                                                 1998       1997        1996
                                               --------  ----------  ----------
                                                   (Thousands of Dollars)
Balance at Beginning of Year.................. $(21,184) $1,177,997  $  856,893
Add--Net income (loss)........................  510,184    (852,850)    666,100
                                               --------  ----------  ----------
                                               $489,000  $  325,147  $1,522,993
                                               --------  ----------  ----------
Deduct--
 Cash dividends declared on common stock...... $347,161  $  346,225  $  344,892
 Other capital stock transactions--net........     (974)        106         104
                                               --------  ----------  ----------
                                               $346,187  $  346,331  $  344,996
                                               --------  ----------  ----------
Balance at End of Year (Includes $494 million
 and $331 million of appropriated retained
 earnings at December 31, 1998 and 1997, re-
 spectively).................................. $142,813  $  (21,184) $1,177,997
                                               ========  ==========  ==========





   The accompanying Notes to Financial Statements are an integral part of the above statements.

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

                     STATEMENTS OF CONSOLIDATED CASH FLOWS

                                             1998         1997         1996
                                          -----------  -----------  -----------
                                                (Thousands of Dollars)
Cash Flow from Operating Activities:
 Net income (loss)......................  $   510,184  $  (852,850) $   666,100
 Adjustments to reconcile net income
  (loss) to net cash provided by oper-
  ating activities:
   Depreciation and amortization........      994,861    1,051,543    1,006,051
   Deferred income taxes and investment
    tax credits--net....................       69,768     (345,042)     129,697
   Extraordinary loss related to write-
    off of certain net regulatory as-
    sets................................          --       810,335          --
   Cumulative effect of change in ac-
    counting principle..................          --      (196,700)         --
   Loss on nuclear plant closure........          --       885,611          --
   Provisions/(payments) for revenue re-
    funds--net..........................      (23,622)      45,470          --
   Equity component of allowance for
    funds used during construction......       (6,959)     (23,770)     (20,776)
   Provisions/(payments) for liability
    for separation costs--net...........        9,757       15,986      (29,888)
   Net effect on cash flows of changes
    in:
     Receivables........................     (469,940)      24,083       71,497
     Coal and fuel oil..................      (14,751)      19,698      (11,186)
     Materials and supplies.............       19,805       41,659        9,053
     Accounts payable excluding nuclear
      fuel lease principal payments and
      separation costs--net.............       97,094      259,810      104,366
     Accrued interest and taxes.........      (27,201)     (17,903)     (47,291)
     Other changes in certain current
      assets and liabilities............      144,290       39,005       13,850
   Other--net...........................         (773)     170,832       69,447
                                          -----------  -----------  -----------
                                          $ 1,302,513  $ 1,927,767  $ 1,960,920
                                          -----------  -----------  -----------
Cash Flow from Investing Activities:
 Construction expenditures..............  $  (933,367) $(1,043,311) $  (982,274)
 Nuclear fuel expenditures..............     (166,168)    (185,373)    (281,833)
 Sales of generating plants.............      177,454       60,791          --
 Equity component of allowance for
  funds used during construction........        6,959       23,770       20,776
 Contributions to nuclear
  decommissioning funds.................     (136,771)    (114,825)    (119,281)
 Other investments and special depos-
  its...................................      (11,458)     (13,246)      (2,116)
                                          -----------  -----------  -----------
                                          $(1,063,351) $(1,272,194) $(1,364,728)
                                          -----------  -----------  -----------
Cash Flow from Financing Activities:
 Issuance of securities--
   Transitional trust notes.............  $ 3,382,629  $       --   $       --
   Other long-term debt.................      382,270      362,663      251,902
   ComEd-obligated mandatorily redeem-
    able preferred securities of
    subsidiary trusts holding solely
    ComEd's subordinated debt securi-
    ties................................          --       150,000          --
   Capital stock........................       16,644       15,778       17,754
 Retirement and redemption of securi-
  ties--
   Long-term debt.......................     (615,858)    (736,740)    (433,084)
   Capital stock........................      (34,066)     (44,111)     (44,513)
 Repurchase of common stock.............      (6,800)          --           --
 Premium paid on early redemption of
  long-term debt........................          --        (9,500)         --
 Cash dividends paid on common stock....     (346,954)    (345,936)    (344,553)
 Proceeds from sale/leaseback of nu-
  clear fuel............................      101,038      149,955      316,617
 Nuclear fuel lease principal payments..     (255,605)    (166,411)    (211,741)
 Increase/(decrease) in short-term
  borrowings............................      134,813       29,400     (139,400)
                                          -----------  -----------  -----------
                                          $ 2,758,111  $  (594,902) $  (587,018)
                                          -----------  -----------  -----------
Change in Net Cash Balance..............  $ 2,997,273  $    60,671  $     9,174
Cash, Temporary Cash Investments and
 Cash Held for Redemption of Securities:
 Balance at Beginning of Year...........      121,221       60,550       51,376
                                          -----------  -----------  -----------
 Balance at End of Year.................  $ 3,118,494  $   121,221  $    60,550
                                          ===========  ===========  ===========

   The accompanying Notes to Financial Statements are an integral part of the above statements.

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

                         NOTES TO FINANCIAL STATEMENTS

(1) Summary of Significant Accounting Policies

  Corporate Structure and Basis of Presentation. Unicom is the parent holding company of ComEd and Unicom Enterprises. ComEd, a regulated electric utility, is the principal subsidiary of Unicom. Unicom Enterprises is an unregulated subsidiary of Unicom and is engaged, through its subsidiaries, in energy service activities.

  The consolidated financial statements include the accounts of Unicom, ComEd, the Indiana Company, the Trusts, ComEd Funding, ComEd Funding Trust and Unicom's unregulated subsidiaries. All significant intercompany transactions have been eliminated. Although the accounts of ComEd Funding and ComEd Funding Trust, which are SPEs, are included in the consolidated financial statements, as required by GAAP, ComEd Funding and ComEd Funding Trust are legally separated from Unicom and ComEd. The assets of the SPEs are not available to creditors of Unicom or ComEd and the transitional property held by the SPEs are not assets of Unicom or ComEd.

  Use of Estimates. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Due to the transition to a new customer information and billing system, a larger portion of customer revenues and receivables were based on estimates in 1998 than in previous years.

  Regulation. ComEd is subject to regulation as to accounting and ratemaking policies and practices by the ICC and FERC. ComEd's accounting policies and the accompanying consolidated financial statements conform to GAAP applicable to rate-regulated enterprises for the non-generation portion of its business, including the effects of the ratemaking process in accordance with SFAS No. 71, Accounting for the Effects of Certain Types of Regulation. Such effects on the non-generation portion of its business concern mainly the time at which various items enter into the determination of operating results in order to follow the principle of matching costs with the applicable revenues collected from or returned to customers through future rates. See Note 2 for information regarding the write-off of generation-related regulatory assets and liabilities in December 1997.

  ComEd's investment in generation-related, net utility plant, including construction work in progress and nuclear fuel, and excluding the decommissioning costs included in the accumulated provision for depreciation, not subject to cost-based rate regulation, was $9.2 billion and $12.4 billion at December 31, 1998 and 1997, respectively. See Note 2 regarding the plant impairment recorded by ComEd in the second quarter of 1998.

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

  Regulatory Assets and Liabilities. Regulatory assets are incurred costs which have been deferred and are amortized for ratemaking and accounting purposes. Regulatory liabilities represent amounts to be settled with customers through future rates. Regulatory assets and liabilities reflected on the Consolidated Balance Sheets at December 31, 1998 and 1997 were as follows:

                                                                December 31
                                                           ---------------------
                                                              1998       1997
                                                           ---------- ----------
                                                               (Thousands of
                                                                 Dollars)
Regulatory assets:
  Impaired production plant (1)........................... $2,955,154 $      --
  Deferred income taxes (2)...............................    680,356    785,354
  Nuclear decommissioning costs--Dresden Unit 1 (3).......    255,031    268,369
  Nuclear decommissioning costs--Zion Units 1 and 2 (4)...    443,130    579,777
  Coal reserves (5).......................................    197,975    281,654
  Unamortized loss on reacquired debt (6).................     46,781     51,735
                                                           ---------- ----------
                                                           $4,578,427 $1,966,889
                                                           ========== ==========
Regulatory liabilities:
  Deferred income taxes (2)............................... $  595,005 $  698,750
                                                           ========== ==========

--------
(1) Amortized over a transition period which is expected to end by 2006, but may be extended to 2008 with ICC approval. See Note 2 for additional information.
(2) Recorded in compliance with SFAS No. 109, Accounting for Income Taxes, for non-generation related temporary differences.
(3) Amortized over the period 1999 to 2011. See "Depreciation, Amortization of Regulatory Assets and Decommissioning" below for additional information.
(4) Amortized over the period 1999 to 2013. See "Depreciation, Amortization of Regulatory Assets and Decommissioning" below for additional information.
(5) Amortized through regulated cash flows as coal is used for the generation of electricity. See "Depreciation, Amortization of Regulatory Assets and Decommissioning" below for additional information.
(6) Amortized over the remaining lives of the non-generation related long-term debt issued to finance the reacquisition. See "Loss on Reacquired Debt" below for additional information.

  Nuclear Fuel. The cost of nuclear fuel is amortized to fuel expense based on the quantity of heat produced using the unit of production method. As authorized by the ICC, provisions for spent nuclear fuel disposal costs have been recorded at a level required to recover the fee payable on the current nuclear-generated and sold electricity and the current interest accrual on the one-time fee payable to the DOE for nuclear generation prior to April 7, 1983. The one-time fee and interest thereon have been recovered and the current fee and interest on the one-time fee are presently being recovered through base rates. See Note 14 for additional information concerning the disposal of spent nuclear fuel, one-time fee and interest accrual on the one-time fee. Nuclear fuel expenses, including leased fuel costs and provisions for spent nuclear fuel disposal costs, were $325 million, $298 million and $354 million for the years 1998, 1997 and 1996, respectively.

  Customer Receivables and Revenues. ComEd is engaged principally in the production, purchase, transmission, distribution and sale of electricity to a diverse base of residential, commercial, industrial and wholesale customers. ComEd's electric service territory has an area of approximately 11,300 square miles and an estimated population of approximately eight million as of December 31, 1998. It includes the city of Chicago, an area of about 225 square miles with an estimated population of approximately three million from which ComEd derived approximately one-third of its ultimate consumer revenues in 1998. ComEd had 3.5 million electric customers at December 31, 1998. See Notes 3, 4 and 19 for additional information.

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

  Depreciation, Amortization of Regulatory Assets and Decommissioning. Depreciation, decommissioning and amortization of regulatory assets for the years 1998, 1997 and 1996 were as follows:

                                                     1998      1997      1996
                                                   -------- ---------- --------
                                                      (Thousands of Dollars)
Depreciation expense.............................. $788,057 $  881,196 $843,516
Decommissioning expense...........................   90,020    108,621  110,184
Amortization of regulatory assets.................   65,211     15,272   15,272
                                                   -------- ---------- --------
                                                   $943,288 $1,005,089 $968,972
                                                   ======== ========== ========

  Depreciation is provided on a straight-line basis by amortizing the cost of depreciable plant and equipment over estimated service lives for each class of plant. Provisions for depreciation, including nuclear plant, were at average annual rates of 3.02%, 3.36% and 3.25% for the years 1998, 1997 and 1996, respectively, of average depreciable utility plant and equipment. The decrease for the year 1998, compared to 1997, in the average depreciation rates relates primarily to a reduction in nuclear depreciation rates due to the partial impairment of production plant, which was recorded as a component of accumulated depreciation, partially offset by shortened depreciable lives for certain nuclear stations. The annual rate for nuclear plant and equipment, excluding separately collected decommissioning costs and depreciation related to the replacement of the steam generators, was 2.88% for periods ending prior to July 1, 1998. The nuclear depreciation rate applied to gross depreciable nuclear plant, beginning July 1, 1998, is 2.16% reflecting the partial impairment of production plant and shortened depreciable lives for certain nuclear stations. See Note 2 for additional information on the partial impairment of production plant.

  The regulatory assets for impaired production plant and coal reserves are being amortized as they are recovered through regulated cash flows over a transition period which is expected to end by 2006, but may be extended to 2008 with ICC approval. Recovery of these regulatory assets will be realized through future regulatory revenues, including CTC revenues, and potential gains on generation asset sales, and will vary from year to year. The amortization of coal reserves is included in fuel expense on the Statements of Consolidated Operations.

  Nuclear plant decommissioning costs are accrued over the current NRC license lives of the related nuclear generating units. The accrual is based on an annual levelized cost of the unrecovered portion of estimated decommissioning costs, which are escalated for expected inflation to the expected time of decommissioning and are net of expected earnings on the trust funds. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," subcaption "Results of Operations--Decommissioning," for a discussion of questions raised by the staff of the SEC and a FASB review regarding the electric utility industry's method of accounting for decommissioning costs. Dismantling is expected to occur relatively soon after the end of the current NRC license life of each generating station currently operating. The accrual for decommissioning is based on the prompt removal method authorized by NRC guidelines. ComEd's ten operating units have remaining current NRC license lives ranging from 7 to 29 years. ComEd's Zion Station and its first nuclear unit, Dresden Unit 1, are retired and expected to be dismantled beginning in the years 2014 and 2012, respectively, which is consistent with the regulatory treatment for the related decommissioning costs.

  Based on ComEd's most recent study approved by the ICC, decommissioning costs, including the cost of decontamination and dismantling, are estimated to aggregate to $4.6 billion in current-year (1999) dollars, including a contingency allowance. ComEd estimates that it will expend approximately

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

$11.6 billion, including a contingency allowance, for decommissioning costs primarily during the period from 2007 through 2034. Additionally, ComEd estimates that it will expend an aggregate of approximately $226 million in current-year (1999) dollars during the period 2000 through 2014 to maintain Zion Station in a secured mode until decommissioning begins. All such costs are expected to be funded by the external decommissioning trusts, which ComEd established in compliance with Illinois law and into which ComEd has been making annual contributions. Future decommissioning cost estimates may be significantly affected by the adoption of or changes to NRC regulations, as well as changes in the assumptions used in making such estimates, including changes in technology, available alternatives for the disposal of nuclear waste and inflation.

  Since 1995, ComEd has collected decommissioning costs from its ratepayers in conjunction with a rider to its tariffs. The rider allows annual adjustments to decommissioning cost collections outside the context of a traditional rate proceeding and will continue under the 1997 Act. The current estimated decommissioning costs include a contingency allowance, but, except at Dresden Unit 1, exclude amounts for spent fuel storage installations, which may be necessary to store spent fuel during the period beginning at the end of the NRC license life of the plants to the date when the DOE accepts the spent fuel for permanent storage. Contingency allowances used in decommissioning cost estimates provide for currently unspecifiable costs that are likely to occur after decommissioning begins and generally range from 20% to 25% of the currently specifiable costs.

  In February 1998, the ICC authorized a reduction in the annual decommissioning cost accrual from $109 million to $84 million. The reduction primarily reflects stronger than expected after-tax returns on the external trust funds in 1996 and lower than expected escalation in low-level waste disposal costs, partially offset by the higher current-year cost estimates, including a contingency allowance.

  The approved annual decommissioning cost accrual of $84 million was determined using the following assumptions: the decommissioning cost estimate of $4.6 billion in current-year (1999) dollars, after-tax earnings on the tax-qualified and nontax-qualified decommissioning funds of 7.30% and 6.26%, respectively, and an escalation rate for future decommissioning costs of 4.1%. The annual accrual of $84 million provided over the current NRC license lives of the nuclear plants, coupled with the expected fund earnings and amounts previously recovered in rates, is expected to aggregate to approximately $11.6 billion.

  For the ten operating nuclear units, decommissioning cost accruals are recorded as portions of depreciation expense and accumulated provision for depreciation on the Statements of Consolidated Operations and the Consolidated Balance Sheets, respectively, as such costs are recovered through rates. As of December 31, 1998, the total decommissioning costs included in the accumulated provision for depreciation were $1,870 million.

  For ComEd's retired nuclear units, the total estimated liability for nuclear decommissioning in current-year (1999) dollars is recorded as a liability. The unrecovered portion of the liability was also recorded as a regulatory asset. The nuclear decommissioning liability for retired plants as of December 31, 1998 was as follows:

                                                               Zion
                                                    Dresden   Units
                                                     Unit 1  1 and 2    Total
                                                    -------- -------- ----------
                                                       (Thousands of Dollars)
Amounts recovered through rates and investment
 fund earnings....................................  $101,469 $415,770 $  517,239
Unrecovered portion of the liability..............   255,031  443,130    698,161
                                                    -------- -------- ----------
 Nuclear decommissioning liability for retired
  plants..........................................  $356,500 $858,900 $1,215,400
                                                    ======== ======== ==========

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

  The total estimated liability related to Zion Units 1 and 2, and the unrecovered portion of that liability, decreased from December 31, 1997 to December 31, 1998 due to the exclusion of estimated dry cask storage costs.

  Under Illinois law, decommissioning cost collections are required to be deposited into external trusts. Consequently, such collections do not add to the cash flows available for general corporate purposes. The ICC has approved ComEd's funding plan, which provides for annual contributions of current accruals and ratable contributions of past accruals over the remaining current NRC license lives of the nuclear plants. The fair value of funds accumulated in the external trusts at December 31, 1998 was $2,267 million, which includes pre-tax unrealized appreciation of $620 million. The earnings on the external trusts for operating plants accumulate in the fund balance and accumulated provision for depreciation. Nuclear decommissioning funding as of December 31, 1998 was as follows:

                                                          (Thousands of Dollars)
Amounts recovered through rates and investment fund
 earnings for operating plants (included in the accumu-
 lated provision for depreciation)......................        $1,870,213
Amounts recovered through rates and investment fund
 earnings for retired plants............................           517,239
Less past accruals not yet contributed to the trusts....           120,135
                                                                ----------
 Fair value of external trust funds.....................        $2,267,317
                                                                ==========

  Income Taxes. Deferred income taxes are provided for income and expense items recognized for financial accounting purposes in periods that differ from those for income tax purposes. Income taxes deferred in prior years are charged or credited to income as the book/tax temporary differences reverse. Prior years' deferred investment tax credits are amortized through credits to income generally over the lives of the related property. Income tax credits resulting from interest charges applicable to nonoperating activities, principally construction, are classified as other income.

  AFUDC and Interest Capitalized. In accordance with the uniform systems of accounts prescribed by regulatory authorities, ComEd capitalizes AFUDC, compounded semiannually, which represents the estimated cost of funds used to finance its construction program for the non-generation portion of its business. The equity component of AFUDC is recorded on an after-tax basis and the borrowed funds component of AFUDC is recorded on a pre-tax basis. The average annual capitalization rates were 8.34%, 9.39% and 9.02% for the years 1998, 1997 and 1996, respectively. ComEd discontinued SFAS No. 71 regulatory accounting practices in December 1997 for the generation portion of its business. As a result, beginning in 1998, ComEd capitalized $28 million in interest costs on its generation-related construction work in progress and nuclear fuel in process. AFUDC and interest capitalized do not contribute to the current cash flow of Unicom or ComEd.

  Interest. Total interest costs incurred on debt, leases and other obligations were $538 million, $598 million and $626 million for the years 1998, 1997 and 1996, respectively.

  Debt Discount, Premium and Expense. Discount, premium and expense on long-term debt of ComEd are being amortized over the lives of the respective issues.

  Loss on Reacquired Debt. Consistent with regulatory treatment, the net loss from ComEd's reacquisition, in connection with the refinancing of first mortgage bonds, sinking fund debentures and pollution control obligations prior to their scheduled maturity dates, is deferred and amortized over the lives of the long-term debt issued to finance the reacquisition for non-generation related financings. See "Regulatory Assets and Liabilities" above and Note 2 for additional information.

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

  Stock Option Awards/Employee Stock Purchase Plan. Unicom has elected to adopt SFAS No. 123, Accounting for Stock-Based Compensation, for disclosure purposes only. Unicom accounts for its stock option awards and ESPP under APB Opinion No. 25, Accounting for Stock Issued to Employees. See Note 8 for additional information.

  Average Common Shares Outstanding. Unicom adopted SFAS No. 128, Earnings per Share, which established standards for computing and presenting EPS. Unicom has presented basic and diluted EPS on the Statements of Consolidated Operations for the years 1998, 1997 and 1996. The number of average outstanding common shares used to compute basic and diluted EPS for the years 1998, 1997 and 1996 were as follows:

                                                          1998    1997    1996
                                                         ------- ------- -------
                                                          (Thousands of Shares)
Average Number of Common Shares Outstanding:
 Average Number of Common Shares--Basic................. 216,942 216,330 215,500
 Potentially Dilutive Common Shares--Treasury Method:
  Stock Options.........................................     633     136     --
  Other Convertible Securities..........................      85      98     110
                                                         ------- ------- -------
 Average Number of Common Shares--Diluted............... 217,660 216,564 215,610
                                                         ======= ======= =======

  Energy Risk Management Contracts. In the normal course of business, ComEd utilizes contracts for the forward sale and purchase of energy to manage effectively the utilization of its available generating capability. ComEd also utilizes put and call option contracts and energy swap arrangements to limit the market price risk associated with the forward commodity contracts. As ComEd does not currently utilize financial or commodity instruments for trading or speculative purposes, any gains or losses on forward commodity contracts are recognized when the underlying transactions affect earnings. Revenues and expenses associated with market price risk management contracts are amortized over the term of such contracts.

  In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded on the Consolidated Balance Sheets as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings, unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item on the Statements of Consolidated Operations, and requires Unicom and ComEd to formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.

  SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. SFAS No. 133 may be implemented prior to June 15, 1999, but such implementation cannot be applied retroactively. SFAS No. 133 must be applied to (i) derivative instruments and (ii) certain derivative instruments embedded in hybrid contracts that were issued, acquired, or substantively modified after December 31, 1997 (and, at the company's election, before January 1, 1998).

  Unicom and ComEd have not yet quantified the effects on their financial statements of adopting SFAS No. 133 and have not determined the timing or method of adopting SFAS No. 133. However, adoption of SFAS No. 133 could increase volatility in earnings and other comprehensive income.

  Reclassifications. Certain prior year amounts have been reclassified to conform with current period presentation. These reclassifications had no effect on operating results.

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

  Statements of Consolidated Cash Flows. For purposes of the Statements of Consolidated Cash Flows, temporary cash investments, generally investments maturing within three months at the time of purchase, are considered to be cash equivalents. Supplemental cash flow information for the years 1998, 1997 and 1996 was as follows:

                                                      1998     1997     1996
                                                    -------- -------- --------
                                                      (Thousands of Dollars)
Supplemental Cash Flow Information:
 Cash paid during the year for:
   Interest (net of amount capitalized)............ $450,160 $512,050 $538,351
   Income taxes (net of refunds)................... $272,476 $264,802 $234,743
Supplemental Schedule of Non-Cash Investing and
 Financing Activities:
 Capital lease obligations incurred by subsidiary
  companies........................................ $106,370 $158,412 $320,975

(2) Accounting Effects Related to the 1997 Act

  In December 1997, the Governor of Illinois signed into law the 1997 Act, which established a phased process to introduce competition into the electric industry in Illinois under a less regulated structure. Major provisions of the 1997 Act applicable to ComEd include a 15% residential base rate reduction which became effective August 1, 1998, an additional 5% residential base rate reduction commencing on May 1, 2002 and gradual customer access to other electric suppliers. Access for commercial and industrial customers will occur over a period from October 1999 to December 2000, and access for residential customers will occur after May 1, 2002. ComEd's operating revenues were reduced by approximately $170 million in 1998 due to the rate reduction. ComEd is engaged in certain pricing experiments contemplated by the 1997 Act, which reduced ComEd's operating revenues by approximately $30 million in 1998 and are expected to reduce operating revenues by $55 million in 1999, compared to 1997 rate levels; however, such reductions are expected to be offset by the effects of customer growth. ComEd expects that the 15% residential base rate reduction will reduce ComEd's operating revenues by approximately $380 million in 1999, compared to 1997 rate levels.

  The 1997 Act also provides for the collection of a CTC from customers who choose another electric service provider during a transition period that extends through 2006, and can be extended through 2008 with ICC approval. The CTC will be established in accordance with a formula defined in the 1997 Act. The CTC, which will be applied on a cents per kilowatthour basis, considers the revenue which would have been collected from a customer under tariffed rates, reduced by the revenue the utility will receive for providing delivery services to the customer, the market price for electricity and a defined mitigation factor, which represents the utility's opportunity to develop new revenue sources and achieve cost savings.

  Notwithstanding these rate reductions, and subject to certain earnings tests, a rate freeze will generally be in effect until at least January 1, 2005. During this period, utilities may reorganize, sell or assign assets, retire or remove plants from service, and accelerate depreciation or amortization of assets with limited ICC regulatory review. A utility may request a rate increase during the rate freeze period only when necessary to ensure the utility's financial viability, but not before Janaury 1, 2000. Under the earnings provision of the 1997 Act, if the earned return on common equity of a utility during this period exceeds an established threshold, one-half of the excess earnings must be refunded to customers. The threshold rate of return on common equity is based on the 30-Year Treasury Bond rate, plus 5.5% in the years 1998 through 1999 and plus 6.5% in the years 2000 through 2004. The utility's earned return on common equity and the threshold return on common equity are each calculated on a two year average basis. The earnings sharing provision is applicable only to utility

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES earnings. Increased amortization of regulatory assets may be recorded, thereby reducing the earned return on common equity, if earnings otherwise would have exceeded the maximum allowable rate of return. The potential for earnings sharing or increased amortization of regulatory assets could limit earnings in future periods.

  Under the 1997 Act, utilities are required to continue to offer delivery services, including the transmission and distribution of electric energy, such that customers who select an alternative energy supplier can receive electric energy from that supplier using existing transmission and distribution facilities. Such services will continue to be offered under cost-based, regulated rates. The 1997 Act also requires utilities to establish or join an ISO that will independently manage and control utility transmission systems. Additionally, the 1997 Act includes the leveling of certain regulatory requirements to permit operational flexibility, the leveling of certain regulatory and tax provisions as applied to various electric suppliers and a new, more stringent, liability standard applicable to ComEd in the event of a major outage.

  The 1997 Act also allows a portion of ComEd's future revenues to be segregated and used to support the issuance of securities by ComEd or a SPE. The proceeds from such securities issuances must be used to refinance outstanding debt and equity or for certain other limited purposes. The total amount of such securities that may be issued is approximately $6.8 billion; approximately one-half of that amount can be issued in the twelve-month period which commenced on August 1, 1998. In December 1998, ComEd initiated the issuance of $3.4 billion of transitional trust notes through its SPEs, ComEd Funding and ComEd Funding Trust. The proceeds from the transitional trust notes, net of transaction costs, must be used to redeem or repurchase debt and equity to lower ComEd's overall cost of capital. Accordingly, in early 1999 ComEd redeemed $788 million of long-term debt and $534 million of preference stock, and reacquired $229 million of outstanding ComEd long-term debt through a tender offer. In addition, $500 million of the proceeds, of which approximately $300 million has been utilized, is being used to reduce ComEd's outstanding short-term debt. Unicom has announced plans to repurchase approximately $750 million of Unicom common stock using the proceeds it receives from ComEd's repurchase of its common stock held by Unicom. The remaining proceeds will be used for the payment of fees and additional debt and equity redemptions. See Notes 7 and 24 for additional information regarding Unicom's share repurchase plans.

  As a result of the 1997 Act, prices for the supply of electric energy are expected to change from cost-based, regulated rates to rates determined by competitive market forces. The CTC allows ComEd to recover some of its costs which might otherwise be unrecoverable under market-based rates. Nonetheless, ComEd will need to take steps to address the portion of such costs which are not recoverable through the CTC. Such steps may include cost control efforts, developing new sources of revenue and potential asset dispositions.

  Because the 1997 Act is expected ultimately to lead to market-based pricing of electric generation services, ComEd discontinued SFAS No. 71 regulatory accounting practices for the generation portion of its business in December 1997. ComEd evaluated the regulatory assets and liabilities related to the generation portion of its business and determined that it was not probable that such costs would be recovered through the cash flows from the regulated portion of its business. Accordingly, the generation-related regulatory assets and liabilities were written off in the fourth quarter of 1997, resulting in an extraordinary charge of $810 million (after-tax), or $3.75 per common share (basic). These write-offs related principally to previously incurred costs originally expected to be collected through future revenues, including income tax benefits previously flowed through to customers, deferred carrying charges on the Byron Unit 2 and Braidwood Units 1 and 2 nuclear

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES generating plants, generation-related unamortized loss on reacquired debt and other miscellaneous generation-related costs. The regulatory asset for the unrecovered nuclear decommissioning costs of currently retired nuclear plants was not written off, as the 1997 Act provides for the ongoing recovery of decommissioning costs through regulated rates. See "Regulatory Assets and Liabilities" and "Depreciation, Amortization of Regulatory Assets and Decommissioning" in Note 1 for additional information.

  Pursuant to an option contained in the 1997 Act, ComEd filed a tariff in December 1997 to eliminate its FAC as of January 1, 1997. Under ComEd's regulated rates, the FAC provided for the recovery of changes in fossil and nuclear fuel costs and the energy portion of purchased power costs, compared to the fuel and purchased energy costs included in ComEd's base rates. The elimination of the FAC required ComEd to refund to customers the net FAC charges billed during the calendar year 1997 of $25 million (after-tax), or $0.12 per common share (basic). These costs, as well as deferred underrecovered energy costs of $19 million (after-tax), or $0.08 per common share (basic), which ComEd would have been entitled to recover if the FAC had remained in effect, were recorded as a charge to operating results in the fourth quarter of 1997.

  Additionally, the elimination of the FAC and a transition to market-based pricing for generation-related costs required ComEd to write down its investment in uranium-related properties. Projections of the market price for uranium indicated that the expected incremental costs of mining and milling uranium at such properties would exceed the expected market price for uranium. Such costs are not expected to be recoverable in a competitive market. A write down of ComEd's investment in uranium-related properties to realizable value resulted in a charge of $60 million (after-tax), or $0.28 per common share (basic), in December 1997.

  The staff of the SEC issued interpretive guidance in the second quarter of 1998 regarding the application of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, when a regulated enterprise such as an electric utility discontinues regulatory accounting practices for separable portions of its operations and assets. Under SFAS No. 121, an asset is considered impaired, and should be written down to fair value, if its future cash flows are insufficient to recover the carrying value of the asset. The interpretive guidance concludes that for purposes of applying SFAS No. 121, supplemental regulated cash flows, such as a CTC, should be excluded from the cash flows of assets in the portion of the business not subject to regulatory accounting practices. If such assets are determined to be impaired, a regulatory asset should be established if such costs are recoverable through regulated cash flows. The guidance also addresses the extent to which assets should be grouped to determine impairment.

  ComEd discontinued the application of regulatory accounting principles in December 1997 for the generation portion of its business and performed a SFAS No. 121 impairment analysis that concluded that future revenues, including the collection of the CTC, expected to be recovered from electric supply services would be sufficient to cover the costs of its generating assets. However, reflecting the SEC's interpretive guidance, ComEd's revised impairment evaluation resulted in a plant impairment of $3 billion. Because future CTC revenues collected through regulated cash flows are expected to provide recovery of the impaired plant assets, a regulatory asset was recorded for the same amount. Accordingly, the impairment, recorded in the second quarter of 1998, had no effect on results of operations. The regulatory asset is being amortized as it is recovered through regulated cash flows over a transition period that ends in 2006, but may be extended to 2008 with ICC approval. Recovery of the regulatory asset will be realized through future regulatory revenues, including CTC revenues, and potential gains on generation asset sales, and will vary from year to year.

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

(3) Cumulative Effect of a Change in Accounting Principle

  In the fourth quarter of 1997, ComEd changed its accounting method for revenue recognition to record revenues associated with service which has been provided to customers but has not yet been billed at the end of each accounting period, retroactive to January 1, 1997. This change in accounting method increased operating results for the year 1997 to reflect the one-time cumulative effect of the change for years prior to 1997 by $197 million (after-tax), or $0.91 per common share. If the new accounting method had been in effect for the years 1997 and 1996, the pro forma unaudited net income
(loss) would have been $(1,049,550,000), or $(4.85) per common share (basic), and $698,229,000, or $3.24 per common share (basic), respectively, excluding the one-time cumulative effect of a change in accounting principle.

(4) Rate Matters

  Final ICC orders have been issued in fuel reconciliation proceedings related to ComEd's FAC collections for all years except for 1994. On November 5, 1998, the ICC issued an order in the proceeding for the year 1994 providing for a refund of approximately $3 million related to nuclear station performance. On February 9, 1999, an intervenor moved to dismiss its appeal of the 1994 ICC order. On December 29, 1998, the ICC issued an order for the 1996 fuel reconciliation proceeding requiring ComEd to refund approximately $19 million related to nuclear station performance. The 1997 Act provides that, because ComEd eliminated its FAC effective January 1, 1997, the ICC shall not conduct a fuel reconciliation proceeding for the year 1997 and subsequent years. See
Note 2 for information regarding the 1997 Act and the elimination of ComEd's
FAC.

  Three of ComEd's wholesale municipal customers filed a complaint and request for refund with the FERC alleging that ComEd failed to properly adjust their rates, as provided for under the terms of their electric service contracts, to track certain refunds made to ComEd's retail customers in the years 1992 through 1994. In the third quarter of 1998, the FERC granted the complaint and directed that refunds be made, with interest. ComEd filed and was granted a request for rehearing for purposes of reconsideration with the FERC. If the order is upheld, ComEd must make refunds within 15 days of the resolution for rehearing.

  ComEd's management believes adequate reserves have been established in connection with the cases discussed above.

(5) Closure and Sale of Plants

  In January 1998, the Boards of Directors of Unicom and ComEd authorized the permanent cessation of nuclear generation operations and retirement of facilities at ComEd's 2,080 megawatt Zion nuclear generating station. Such retirement resulted in a charge for 1997 of $523 million (after-tax), or $2.42 per common share (basic). The decision to close Zion Station was a result of ComEd's ongoing analysis of the economic value of its generating assets in light of the expected changes in the manner in which electric energy is marketed and sold. The passage of the 1997 Act provided a clearer basis for evaluating the costs and benefits of alternative courses of action. In reaching the decision to cease nuclear generation operations at Zion Station, the Boards also considered the significant uncertainty associated with continued operation of the station due to the degradation of the steam generators and the expected operating costs associated with continued station operation.

  ComEd's fourth quarter 1997 financial results reflected a charge of $406 million (after-tax), representing the undepreciated costs of Zion Station (excluding the portion which will remain in use to provide voltage support), materials and supplies inventories, and nuclear fuel inventories. In

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES addition, as required by GAAP, a liability for future closing costs associated with the retirement of Zion Station, excluding severance costs, was recorded resulting in a charge of $117 million (after-tax) in the fourth quarter of 1997. ComEd recorded a reduction to the liability for future closing costs of $15 million (after-tax), or $0.07 per common share (basic), in the year 1998 to reflect lower than expected closing costs due to employees being reassigned or removed from payroll sooner than expected, and lower than anticipated support costs and use of contractors. See Note 17 for information regarding costs of voluntary employee separation plans.

  ComEd completed the sale of two of its coal-fired generating stations, representing 1,598 megawatts of generating capacity, and has exclusive 15-year purchased power agreements for the output of the stations. The sales of State Line and Kincaid Stations were completed in December 1997 and February 1998, respectively. The net proceeds of the sales, after income tax effects and closing costs, were approximately $190 million. The proceeds were used to retire or redeem existing debt in the first quarter of 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," subcaption "Response to Regulatory Changes," for information regarding ComEd's fossil generating plants, and oil and gas peaking units being offered for sale.

(6) Authorized Shares, Voting Rights and Stock Rights of Capital Stock

  At December 31, 1998, Unicom's authorized shares consisted of 400,000,000 shares of common stock. The authorized shares of ComEd preferred and preference stocks at December 31, 1998 were: preference stock--22,030,345 shares; $1.425 convertible preferred stock--58,211 shares; and prior preferred stock--850,000 shares. The preference and prior preferred stocks are issuable in series and may be issued with or without mandatory redemption requirements. Holders of outstanding Unicom shares are entitled to one vote for each share held on each matter submitted to a vote of such shareholders; and holders of outstanding ComEd shares are entitled to one vote for each share held on each matter submitted to a vote of such shareholders. All such shares have the right to cumulate votes in elections for the directors of the corporation which issued the shares.

  Pursuant to a plan adopted by the Unicom Board of Directors on February 2, 1998, each share of Unicom's common stock carries the right (referred to herein as a "Right") to purchase one-thousandth of one share of Unicom's common stock at a purchase price of $100 per whole share of common stock, subject to adjustment. The Rights are tradable only with Unicom's common stock until they become exercisable. The Rights become exercisable upon the earlier of ten days following a public announcement that a person (an "Acquiring Person") has acquired 15% or more of Unicom's outstanding common stock or ten business days (or such later date as may be determined by action of the Board of Directors) following the commencement of a tender or exchange offer which, if consummated, would result in a person or group becoming an Acquiring Person. The Rights are subject to redemption by Unicom at a price of $.01 per Right, subject to certain limitations, and will expire on February 2, 2008. If a person or group becomes an Acquiring Person, each holder of a Right will thereafter have the right to receive, upon exercise, Unicom common stock at a 50% discount from the then current market price. If Unicom is acquired in a merger or other business combination transaction in which Unicom is not the survivor, or 50% or more of Unicom's assets or earning power is sold or transferred, each holder of a Right shall then have the right to receive, upon exercise, common stock of the acquiring company at a 50% discount from the then current market price of such common stock. Rights held by an Acquiring Person become void upon the occurrence of such events.

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

(7) Common Equity

  Unicom has entered into a prepaid forward purchase arrangement with a financial institution for the repurchase of approximately 15 million shares of Unicom common stock. The repurchase arrangement provides for final settlement no later than February 2000, on either a physical (share) basis, or a net cash basis, at the option of the financial institution. The amount at which the arrangement can be settled is dependent principally upon the average market price at which the financial institution purchases such shares, compared to the forward price per share. The share repurchases will not reduce shares outstanding for purposes of EPS calculations or reduce common stock equity and resulting return on common equity calculations until the date of physical settlement. Unicom currently does not anticipate that settlement will occur in 1999. The repurchase arrangement will initially be recorded as a receivable on Unicom's Consolidated Balance Sheets and will be adjusted at the end of each reporting period to reflect the aggregate market value of the shares deliverable under the arrangement. Consequently, the arrangement could increase earnings volatility in 1999.

  This arrangement supplements a previously announced program to repurchase up to $200 million of Unicom common stock. Shares repurchased under that program will also be outstanding for financial statement purposes until the time of final settlement, which is currently expected to extend to February 2000, on either a physical (share) basis, or a net cash basis, at the option of Unicom. As of December 31, 1998, this arrangement has been accounted for as an equity instrument. If this arrangement had been settled on a physical (share) basis at December 31, 1998, Unicom would have received approximately 5.1 million shares of its common stock.

  See Note 24 for additional information regarding the redemptions and repurchases of debt and equity.

  At December 31, 1998, shares of Unicom common stock were reserved for the following purposes:

      Long-Term Incentive Plan........................................ 2,683,264
      Employee Stock Purchase Plan....................................   413,297
      Shareholder Rights Plan.........................................   400,000
      Exchange for ComEd common stock not held by Unicom..............    85,196
      1996 Directors' Fee Plan........................................   167,980
                                                                       ---------
                                                                       3,749,737
                                                                       =========

  Common stock for the years 1998, 1997 and 1996 was issued as follows:

                                                      1998     1997     1996
                                                     -------  -------  -------
 Shares of Common Stock Issued:
   Long-Term Incentive Plan......................... 494,302  208,104  132,579
   Employee Stock Purchase Plan.....................  94,270  196,003  196,513
   Employee Savings and Investment Plan.............     --   274,203  339,100
   Exchange for ComEd common stock not held by
    Unicom..........................................  12,757   12,370   25,323
   1996 Directors' Fee Plan.........................  12,733   14,175    5,112
                                                     -------  -------  -------
                                                     614,062  704,855  698,627
                                                     =======  =======  =======
                                                     (Thousands of Dollars)
 Amount of Common Stock Issued:
   Total issued..................................... $16,847  $15,768  $17,733
   Held by trustee for Unicom Stock Bonus Deferral
    Plan............................................   6,775   (2,476)  (4,300)
   Other............................................    (203)      10       38
                                                     -------  -------  -------
                                                     $23,419  $13,302  $13,471
                                                     =======  =======  =======

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

  In December 1998, 178,982 shares of Unicom common stock were reacquired and held as treasury stock at a cost of $6.8 million.

  At December 31, 1998 and 1997, 76,079 and 76,868, respectively, of ComEd common stock purchase warrants were outstanding. The warrants entitle the holders to convert such warrants into common stock of ComEd at a conversion rate of one share of common stock for three warrants.

  Unicom's retained earnings account had a positive balance of $143 million at December 31, 1998 and a deficit balance of $21 million at December 31, 1997. As of December 31, 1998 and 1997, $494 million and $331 million, respectively, of retained earnings had been appropriated for future dividend payments.

(8) Stock Option Awards/Employee Stock Purchase Plan

  Unicom has a nonqualified stock option awards program under its Long-Term Incentive Plan. The stock option awards program was adopted by Unicom in July 1996 to reward valued employees responsible for, or contributing to, the management, growth and profitability of Unicom and its subsidiaries. The stock options granted expire ten years from their grant date. One-third of the shares subject to the options vest on each of the first three anniversaries of the option grant date. In addition, the stock options become fully vested immediately if the holder dies, retires, is terminated by the Company, other than for cause, or qualifies for long-term disability and will also vest in full upon a change in control.

  Stock option transactions for the years 1998, 1997 and 1996 are summarized as follows:

                                                                        Weighted
                                                                        Average
                                                             Number of  Exercise
                                                              Options    Price
                                                             ---------  --------
Outstanding at the beginning of 1996........................       --   $   --
Granted during the year..................................... 1,205,500   25.500
Expired/cancelled during the year...........................   (17,500)  25.500
                                                             ---------
Outstanding as of December 31, 1996......................... 1,188,000   25.500
Granted during the year..................................... 1,339,350   22.313
Exercised during the year...................................   (23,423)  25.500
Expired/cancelled during the year...........................  (212,549)  23.632
                                                             ---------
Outstanding as of December 31, 1997......................... 2,291,378   23.810
Granted during the year..................................... 1,379,525   35.234
Exercised during the year...................................  (404,082)  24.244
Expired/cancelled during year...............................  (124,594)  25.714
                                                             ---------
Outstanding as of December 31, 1998......................... 3,142,227   28.694
                                                             =========

  Of the stock options outstanding at December 31, 1998, 943,851 have vested with a weighted average exercise price of $24.234.

  The fair value of each stock option is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                                      Stock Option Grant Date
                                                      -------------------------
                                                       1998     1997     1996
                                                      -------  -------  -------
  Expected option life............................... 7 years  7 years  7 years
  Dividend yield.....................................    4.54%    7.20%    6.30%
  Expected volatility................................   21.95%   22.29%   20.98%
  Risk-free interest rate............................    5.58%    6.25%    6.64%

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

  The estimated weighted average fair value for each stock option granted for the years 1998, 1997 and 1996 was $6.62, $2.79 and $3.74, respectively.

  The ESPP allows employees to purchase Unicom common stock at a 10% discount from market value. Substantially all of the employees of Unicom, ComEd and certain subsidiaries are eligible to participate in the ESPP. Unicom issued 94,270, 196,003 and 196,513 shares of common stock for the years 1998, 1997 and 1996, respectively, under the ESPP at a weighted average annual purchase price of $33.11, $19.15 and $23.52, respectively.

  Unicom has adopted the disclosure-only provisions of SFAS No. 123. For financial reporting purposes, Unicom has adopted APB No. 25 and thus no compensation cost has been recognized for the stock option awards program or ESPP. If Unicom had recorded compensation expense for the stock options granted and the shares of common stock issued under the ESPP in accordance with SFAS No. 123 using the fair value based method of accounting, the additional charges to operations would have been $2 million (after-tax), or $0.01 per common share (basic), $2 million (after-tax), or $0.01 per common share (basic), and $1 million (after-tax), or less than $0.01 per common share (basic), for the years 1998, 1997 and 1996, respectively.

(9) ComEd Preferred and Preference Stocks Without Mandatory Redemption Requirements

  No shares of ComEd preferred or preference stocks without mandatory redemption requirements were issued or redeemed during 1998, 1997 and 1996. The series of ComEd preference stock without mandatory redemption requirements outstanding at December 31, 1998 are summarized as follows:

                                                                        Involuntary
                    Shares           Aggregate         Redemption       Liquidation
      Series      Outstanding       Stated Value        Price(1)         Price(1)
      ------      -----------       ------------       ----------       -----------
                                     (Thousands
                                    of Dollars)
      $1.90        4,249,549          $106,239          $ 25.25           $25.00
      $2.00        2,000,000            51,560          $ 26.04           $25.00
      $1.96        2,000,000            52,440          $ 27.11           $25.00
      $7.24          750,000            74,340          $101.00           $99.12
      $8.40          750,000            74,175          $101.00           $98.90
      $8.38          750,000            73,566          $100.16           $98.09
      $2.425       3,000,000            72,637          $ 25.00           $25.00
                  ----------          --------
                  13,499,549          $504,957
                  ==========          ========

     --------
     (1) Per share plus accrued and unpaid dividends, if any.

  The outstanding shares of ComEd's $1.425 convertible preferred stock are convertible at the option of the holders thereof, at any time, into common stock of ComEd at the rate of 1.02 shares of common stock for each share of convertible preferred stock, subject to future adjustment. The convertible preferred stock may be redeemed by ComEd at $42 per share, plus accrued and unpaid dividends, if any. The involuntary liquidation price of the $1.425 convertible preferred stock is $31.80 per share, plus accrued and unpaid dividends, if any.

  ComEd redeemed $432 million of preference stock without mandatory redemption requirements on January 19, 1999. The redemption retires all series other than Series $2.425 and $1.425. See Note 24 for additional information regarding the redemption of ComEd preference stocks.

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

(10) ComEd Preference Stock Subject to Mandatory Redemption Requirements

  During 1998, 1997 and 1996, no shares of ComEd preference stock subject to mandatory redemption requirements were issued. The series of ComEd preference stock subject to mandatory redemption requirements outstanding at December 31, 1998 are summarized as follows:

                  Shares     Aggregate
    Series      Outstanding Stated Value          Optional Redemption Price(1)
--------------  ----------- ------------ -----------------------------------------------
                             (Thousands
                            of Dollars)
$8.20              142,845    $ 14,285   $101
$8.40 Series B     240,000      23,838   $101
$8.85              187,500      18,750   $101
$9.25              450,000      45,000   $103 through July 31, 1999; and $101 thereafter
$6.875             700,000      69,475   Non-callable
                 ---------    --------
                 1,720,345    $171,348
                 =========    ========

--------
(1) Per share plus accrued and unpaid dividends, if any.

  ComEd redeemed $102 million of preference stock with mandatory redemption requirements on January 19, 1999. The redemption retires all series other than Series $6.875, all of which is required to be redeemed on May 1, 2000. The sinking fund price for Series $6.875 is $100 and the involuntary liquidation price is $99.25 per share plus accrued and unpaid dividends, if any. See Note 24 for additional information regarding the redemption of ComEd preference stocks.

  After reflecting the redemption, the remaining sinking fund requirement is $69 million in the year 2000. During 1998, 338,215 shares and in each of the years 1997 and 1996, 438,215 shares of ComEd preference stock subject to mandatory redemption requirements were reacquired to meet sinking fund requirements plus any optional additional sinking fund payments.

  Sinking fund requirements and the redemption due within one year are included in current liabilities.

(11) ComEd-Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trusts Holding Solely ComEd's Subordinated Debt Securities

  In September 1995, ComEd Financing I, a wholly-owned subsidiary trust of ComEd, issued 8,000,000 of its 8.48% ComEd-obligated mandatorily redeemable preferred securities. The sole asset of ComEd Financing I is $206.2 million principal amount of ComEd's 8.48% subordinated deferrable interest notes due September 30, 2035. In January 1997, ComEd Financing II, a wholly-owned subsidiary trust of ComEd, issued 150,000 of its 8.50% ComEd-obligated mandatorily redeemable capital securities. The sole asset of ComEd Financing II is $154.6 million principal amount of ComEd's 8.50% subordinated deferrable interest debentures due January 15, 2027. There is a full and unconditional guarantee by ComEd of the Trusts' obligations under the securities issued by the Trusts. However, ComEd's obligations are subordinate and junior in right of payment to certain other indebtedness of ComEd. ComEd has the right to defer payments of interest on the subordinated deferrable interest notes by extending the interest payment period, at any time, for up to 20 consecutive quarters. Similarly, ComEd has the right to defer payments of interest on the subordinated deferrable interest debentures by extending the interest payment period, at any time, for up to ten consecutive semi-annual periods. If interest payments on the subordinated deferrable interest notes or debentures are so deferred, distributions on the preferred securities will also be

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES deferred. During any deferral, distributions will continue to accrue with interest thereon. In addition, during any such deferral, ComEd may not declare or pay any dividend or other distribution on, or redeem or purchase, any of its capital stock.

  The subordinated deferrable interest notes are redeemable by ComEd, in whole or in part, from time to time, on or after September 30, 2000, and with respect to the subordinate deferrable interest debentures, on or after January 15, 2007, or at any time in the event of certain income tax circumstances. If the subordinated deferrable interest notes or debentures are redeemed, the Trusts must redeem preferred securities having an aggregate liquidation amount equal to the aggregate principal amount of the subordinated deferrable interest notes or debentures so redeemed. In the event of the dissolution, winding up or termination of the Trusts, the holders of the preferred securities will be entitled to receive, for each preferred security, a liquidation amount of $25 for the securities of ComEd Financing I and $1,000 for the securities of ComEd Financing II, plus accrued and unpaid distributions thereon, including interest thereon, to the date of payment, unless in connection with the dissolution, the subordinated deferrable interest notes or debentures are distributed to the holders of the preferred securities.

(12) Long-Term Debt

  ComEd initiated the issuance of $3.4 billion of transitional trust notes through its SPEs, ComEd Funding and ComEd Funding Trust, in the fourth quarter of 1998, as follows:

      Interest                                                        Principal
        Rate   Class and Scheduled Maturity Dates                       Amount
      -------- ----------------------------------                     ----------
                                                                      (Thousands
                                                                     of Dollars)
       5.38%   A-1 due March 25, 2000...............................  $  424,967
       5.29%   A-2 due June 25, 2001................................     425,033
       5.34%   A-3 due March 25, 2002...............................     258,861
       5.39%   A-4 due June 25, 2003................................     421,139
       5.44%   A-5 due March 25, 2005...............................     598,511
       5.63%   A-6 due June 25, 2007................................     761,489
       5.74%   A-7 due December 25, 2008............................     510,000
                                                                      ----------
                                                                      $3,400,000
                                                                      ==========

  The proceeds, net of transaction costs, from the transitional trust notes must be used to redeem debt and equity. On January 27, 1999, ComEd redeemed $730 million of first mortgage bonds. On February 16, 1999, ComEd redeemed $58 million of sinking fund debentures. In response to a tender offer, ComEd reacquired $229 million of first mortgage bonds in early February 1999. See
Note 24 for additional information regarding the redemptions of first mortgage bonds and sinking fund debentures, and the reacquired first mortgage bonds.

  For accounting purposes, the liabilities of ComEd Funding Trust for the transitional trust notes are reflected as long-term debt on the Consolidated Balance Sheets of Unicom and ComEd.

  Sinking fund requirements and scheduled maturities remaining through 2003, after reflecting the redemptions, for ComEd's first mortgage bonds, transitional trust notes, sinking fund debentures and other long-term debt outstanding at December 31, 1998, are summarized as follows: 1999--$481 million; 2000--$727 million; 2001--$346 million; 2002--$645 million; and
2003--$445 million. Unicom Enterprises' note payable to bank of $85 million will mature in 1999.

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

  After reflecting the redemptions of first mortgage bonds, ComEd's outstanding first mortgage bonds maturing through 2003 were as follows:

                                                             Principal Amount
               Series                                     ----------------------
                                                          (Thousands of Dollars)
      9 3/8% due February 15, 2000.......................        $ 42,345
      6 1/2% due April 15, 2000..........................         230,000
      6 3/8% due July 15, 2000...........................         100,000
      7 3/8% due September 15, 2002......................         200,000
      6 5/8% due July 15, 2003...........................         100,000
                                                                 --------
                                                                 $672,345
                                                                 ========

  Other long-term debt outstanding at December 31, 1998 is summarized as follows:

                                             Principal
            Debt Security                      Amount                            Interest Rate
-------------------------------------        ----------      ------------------------------------------------------
                                             (Thousands
                                                 of
                                              Dollars)
Unicom--
 Loans Payable:
   Loan due January 1, 2003                  $    6,775      Interest rate of 8.31%
   Loan due January 1, 2004                       7,690      Interest rate of 8.44%
                                             ----------
                                             $   14,465
                                             ----------
ComEd--
  Notes:
   Medium Term Notes, Series 3N due
    various dates through October 15,
    2004                                     $  296,000      Interest rates ranging from 9.00% to 9.20%
   Notes due January 15, 2004                   150,000      Interest rate of 7.375%
   Notes due October 15, 2005                   235,000      Interest rate of 6.40%
   Notes due January 15, 2007                   150,000      Interest rate of 7.625%
   Notes due July 15, 2018                      225,000      Interest rate of 6.95%
                                             ----------
                                             $1,056,000
                                             ----------
  Purchase Contract Obligation due
   April 30, 2005                            $      346      Interest rate of 3.00%
                                             ----------
Total ComEd                                  $1,056,346
                                             ----------
Unicom Enterprises--
  Long-Term Note Payable to Bank
   due November 15, 1999                     $   85,000      Prevailing interest rate of 6.20% at December 31, 1998
                                             ----------
Unicom Thermal--
  Guaranteed Senior Note due
   May 30, 2012                              $  120,000      Interest rate of 7.38%
                                             ----------
Total Unicom                                 $1,275,811
                                             ==========

  Long-term debt maturing within one year, including long-term debt redeemed in January and February of 1999, have been included in current liabilities.

  ComEd's outstanding first mortgage bonds are secured by a lien on substantially all property and franchises, other than expressly excepted property, owned by ComEd.

  In July 1998, Unicom Thermal issued $120 million of 7.38% unsecured guaranteed senior Notes due May 2012, the proceeds of which were used to refinance existing debt. The Notes are guaranteed by Unicom and include certain covenants with respect to Unicom and Unicom Thermal's operations. Such covenants include, among other things, (i) a requirement that Unicom and its

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES consolidated subsidiaries maintain a tangible net worth at least $10 million greater than that of ComEd and its consolidated subsidiaries, (ii) a requirement that Unicom's consolidated debt to consolidated capitalization not exceed 0.65 to 1, (iii) restrictions on the indebtedness for borrowed money that Unicom Thermal may incur, and (iv) a requirement that Unicom own, directly or indirectly, 51% of the outstanding stock of Unicom Thermal and at least 80% of the outstanding stock of ComEd.

(13) Lines of Credit

  ComEd had total unused bank lines of credit of $1 billion at December 31, 1998. Of that amount, $500 million expires on October 7, 1999 and $500 million expires on October 8, 2003. The interest rate is set at the time of a borrowing and is based on several floating rate bank indices plus a spread, which is dependent upon the credit rating of ComEd's outstanding first mortgage bonds or on a prime interest rate. ComEd is obligated to pay commitment fees with respect to the unused portion of such lines of credit.

  Unicom Enterprises has a $200 million credit facility which will expire on November 15, 1999, of which $115 million was unused as of December 31, 1998. The credit facility can be used by Unicom Enterprises to finance investments in unregulated businesses and projects, including UT Holdings and Unicom Energy Services, and for general corporate purposes. The credit facility is guaranteed by Unicom and includes certain covenants with respect to Unicom and Unicom Enterprises' operations. Such covenants include, among other things,
(i) a requirement that Unicom and its consolidated subsidiaries maintain a tangible net worth at least $10 million over that of ComEd and its consolidated subsidiaries, (ii) a requirement that Unicom's consolidated debt to consolidated capitalization not exceed 0.65 to 1, (iii) restrictions on the indebtedness for borrowed money that Unicom (excluding ComEd) and Unicom Enterprises may incur, and (iv) a requirement that Unicom own 100% of the outstanding stock of Unicom Enterprises and at least 80% of the outstanding stock of ComEd; and provide that Unicom may not declare or pay dividends during the continuance of an event of default. Interest rates for borrowings under the credit facility are set at the time of a borrowing and are based on either a prime interest rate or a floating rate bank index plus a spread which varies with the credit rating of ComEd's outstanding first mortgage bonds. Unicom Enterprises is obligated to pay commitment fees with respect to the unused portion of such lines of credit.

(14) Disposal of Spent Nuclear Fuel

  Under the Nuclear Waste Policy Act of 1982, the DOE is responsible for the selection and development of repositories for, and the disposal of, spent nuclear fuel and high-level radioactive waste. ComEd, as required by that Act, has signed a contract with the DOE to provide for the disposal of spent nuclear fuel and high-level radioactive waste from ComEd's nuclear generating stations. That contract provided for acceptance by the DOE of such materials to begin in January 1998; however, that date was not met by the DOE and is expected to be delayed significantly. The DOE's current estimate for opening a facility to accept such waste is 2010. This extended delay in spent nuclear fuel acceptance by the DOE has led to ComEd's consideration of additional dry storage alternatives. On July 30, 1998, ComEd filed a complaint against the United States in the United States Court of Federal Claims seeking to recover damages caused by the DOE's failure to honor its contractual obligation to begin disposing of spent nuclear fuel in January 1998. The contract with the DOE requires ComEd to pay the DOE a one-time fee applicable to nuclear generation through April 6, 1983 of $277 million, with interest to date of payment, and a fee payable quarterly equal to one mill per kilowatthour of nuclear-generated and sold electricity after April 6, 1983. Pursuant to the

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES contract, ComEd has elected to pay the one-time fee, with interest, just prior to the first delivery of spent nuclear fuel to the DOE. The liability for the one-time fee and related interest is reflected on the Consolidated Balance Sheets.

(15) Fair Value of Financial Instruments

  The following methods and assumptions were used to estimate the fair value of financial instruments either held or issued and outstanding. The disclosure of such information does not purport to be a market valuation of Unicom and subsidiary companies as a whole. The impact of any realized or unrealized gains or losses related to such financial instruments on the financial position or results of operations of Unicom and subsidiary companies is primarily dependent on the treatment authorized under future ComEd ratemaking proceedings.

  Investments. Securities included in the nuclear decommissioning funds have been classified and accounted for as "available for sale" securities. The estimated fair value of the nuclear decommissioning funds, as determined by the trustee and based on published market data, as of December 31, 1998 and 1997 was as follows:

                                December 31, 1998                December 31, 1997
                         -------------------------------- --------------------------------
                            Cost    Unrealized    Fair       Cost    Unrealized    Fair
                           Basis      Gains      Value      Basis      Gains      Value
                         ---------- ---------- ---------- ---------- ---------- ----------
                                              (Thousands of Dollars)
Short-term investments.. $   40,907  $     42  $   40,949 $   33,524  $      2  $   33,526
U.S. Government and
 Agency issues..........    197,240    20,213     217,453    170,240    15,882     186,122
Municipal bonds.........    416,121    24,124     440,245    306,104    20,598     326,702
Corporate bonds.........    241,111     8,790     249,901    231,738     4,293     236,031
Common stock............    740,956   565,630   1,306,586    667,657   385,851   1,053,508
Other...................     11,345       838      12,183     17,300     2,508      19,808
                         ----------  --------  ---------- ----------  --------  ----------
                         $1,647,680  $619,637  $2,267,317 $1,426,563  $429,134  $1,855,697
                         ==========  ========  ========== ==========  ========  ==========

  At December 31, 1998, the debt securities held by the nuclear decommissioning funds had the following maturities:

                                                           Cost Basis Fair Value
                                                           ---------- ----------
                                                               (Thousands of
                                                                 Dollars)
      Within 1 year.......................................  $ 29,421   $ 29,431
      1 through 5 years...................................   185,810    192,159
      5 through 10 years..................................   254,024    273,255
      Over 10 years.......................................   411,607    439,643

  The net earnings of the nuclear decommissioning funds, which are recorded as increases to the accumulated provision for depreciation, for the years 1998, 1997 and 1996 were as follows:

                                                   1998       1997       1996
                                                ---------- ---------- ----------
                                                     (Thousands of Dollars)
Gross proceeds from sales of securities........ $1,795,484 $2,163,522 $2,335,974
Less cost based on specific identification.....  1,728,092  2,088,300  2,300,038
                                                ---------- ---------- ----------
Realized gains on sales of securities.......... $   67,392 $   75,222 $   35,936
Other realized fund earnings net of expenses...     40,374     39,123     33,008
                                                ---------- ---------- ----------
Total realized net earnings of the funds....... $  107,766 $  114,345 $   68,944
Unrealized gains ..............................    190,503    198,741     65,516
                                                ---------- ---------- ----------
 Total net earnings of the funds............... $  298,269 $  313,086 $  134,460
                                                ========== ========== ==========

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

  Current Assets. Cash, temporary cash investments, cash held for redemption of securities and other cash investments, which include U.S. Government obligations and other short-term marketable securities, and special deposits, which primarily includes cash deposited for the redemption, refund or discharge of debt securities, are stated at cost, which approximates their fair value because of the short maturity of these instruments. The securities included in these categories have been classified as "available for sale" securities.

  Capitalization. The estimated fair values of ComEd preferred and preference stocks, ComEd-obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely ComEd's subordinated debt securities, transitional trust notes, and long-term debt were obtained from an independent consultant. The estimated fair values, which include the current portions of redeemable preference stock and long-term debt but exclude accrued interest and dividends, as of December 31, 1998 and 1997 were as follows:

                                December 31, 1998                 December 31, 1997
                         -------------------------------- ----------------------------------
                          Carrying  Unrealized    Fair     Carrying   Unrealized    Fair
                           Value      Losses     Value       Value      Losses      Value
                         ---------- ---------- ---------- ----------- ---------- -----------
                                               (Thousands of Dollars)
ComEd preferred and
 preference stocks...... $  678,156  $ 11,500  $  689,656 $   712,069 $  11,970  $   724,039
ComEd-obligated
 mandatorily redeemable
 preferred securities of
 subsidiary trusts
 holding solely ComEd's
 subordinated debt
 securities............. $  350,000  $ 20,678  $  370,678 $   350,000 $  21,701  $   371,701
Transitional trust
 notes.................. $3,382,821  $ 67,168  $3,449,989 $    --     $   --     $    --
Long-term debt.......... $5,911,757  $451,240  $6,362,997 $ 5,913,942 $ 380,890  $ 6,294,832

  Long-term notes payable, which are not included in the above table, amounted to $100 million and $327 million at December 31, 1998 and 1997, respectively. Such notes, for which interest is paid at fixed and prevailing rates, are included in the consolidated financial statements at cost, which approximates their fair value.

  Current Liabilities. The carrying value of notes payable, which consists of commercial paper and bank loans maturing within one year, approximates the fair value because of the short maturity of these instruments. See "Capitalization" above for a discussion of the fair value of the current portions of long-term debt and redeemable preference stock.

  Other Noncurrent Liabilities. The carrying value of accrued spent nuclear fuel disposal fee and related interest represents the settlement value as of December 31, 1998 and 1997; therefore, the carrying value is equal to the fair value.

(16) Pension and Postretirement Benefits

  As of December 31, 1998, ComEd had a qualified non-contributory defined benefit pension plan which covers all regular employees of ComEd and certain of Unicom's subsidiaries. Benefits under this plan reflect each employee's compensation, years of service and age at retirement. Funding is based upon actuarially determined contributions that take into account the amount deductible for income tax purposes and the minimum contribution required under the Employee Retirement Income Security Act of 1974, as amended. The December 31, 1998 and 1997 pension liabilities and related data were determined using the January 1, 1998 actuarial valuation. Additionally, ComEd maintains a

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES nonqualified supplemental retirement plan which covers any excess pension benefits that would be payable to management employees under the qualified plan but which are limited by the Internal Revenue Code. On January 19, 1998, Indiana Company's qualified defined benefit pension plan was merged into the ComEd pension plan as a result of the sale of Indiana Company's State Line Station and the transfer of its remaining employees to ComEd.

  ComEd, the Indiana Company and certain of Unicom's subsidiaries provide certain postretirement medical, dental and vision care, and life insurance for retirees and their dependents and for the surviving dependents of eligible employees and retirees. The employees become eligible for postretirement benefits when they reach age 55 with ten years of service. The liability for postretirement benefits is funded through trust funds based upon actuarially determined contributions that take into account the amount deductible for income tax purposes. The health care plans are contributory, funded jointly by the companies and the participating retirees. The December 31, 1998 and 1997 postretirement benefit liabilities and related data were determined using the January 1, 1998 actuarial valuations.

  Reconciliations of the beginning and ending balances of the projected pension benefit obligation and the accumulated postretirement benefit obligation and the funded status of these plans for the years 1998 and 1997 are as follows:

                             Twelve Months Ended        Twelve Months Ended
                              December 31, 1998          December 31, 1997
                          -------------------------- --------------------------
                                          Other                      Other
                           Pension    Postretirement  Pension    Postretirement
                           Benefits      Benefits     Benefits      Benefits
                          ----------  -------------- ----------  --------------
                                        (Thousands of Dollars)
Change in benefit
obligation
-----------------
Benefit obligation at
 beginning of period....  $4,010,000    $1,139,000   $3,579,000    $1,035,000
Service cost............     115,000        38,000      100,000        34,000
Interest cost...........     273,000        78,000      261,000        76,000
Plan participants' con-
 tributions.............         --          3,000          --          3,000
Curtailment gain........         --            --        (5,000)          --
Actuarial loss..........     165,000        37,000      282,000        32,000
Benefits paid...........    (236,000)      (46,000)    (207,000)      (41,000)
                          ----------    ----------   ----------    ----------
 Benefit obligation at
  end of period.........  $4,327,000    $1,249,000   $4,010,000    $1,139,000
                          ----------    ----------   ----------    ----------
Change in plan assets
---------------------
Fair value of plan as-
 sets at beginning of
 period.................  $3,706,000    $  767,000   $3,281,000    $  665,000
Actual return on plan
 assets.................     534,000       108,000      631,000       128,000
Employer contribution...      11,000        20,000        1,000        12,000
Plan participants' con-
 tributions.............         --          3,000          --          3,000
Benefits paid...........    (236,000)      (46,000)    (207,000)      (41,000)
                          ----------    ----------   ----------    ----------
 Fair value of plan as-
  sets at end of period.  $4,015,000    $  852,000   $3,706,000    $  767,000
                          ----------    ----------   ----------    ----------
Plan assets less than
 benefit obligation.....  $ (312,000)   $ (397,000)  $ (304,000)   $ (372,000)
Unrecognized net actuar-
 ial loss (gain)........      37,000      (345,000)      68,000      (350,000)
Unrecognized prior serv-
 ice cost (asset).......     (60,000)       48,000      (64,000)       52,000
Unrecognized transition
 obligation (asset).....    (101,000)      323,000     (114,000)      345,000
                          ----------    ----------   ----------    ----------
 Accrued liability for
  benefits..............  $ (436,000)   $ (371,000)  $ (414,000)   $ (325,000)
                          ==========    ==========   ==========    ==========

  The assumed discount rate used to determine the benefit obligation as of December 31, 1998 and 1997 was 6.75% and 7.00%, respectively. The fair value of pension plan assets excludes $21 million and $17 million held in grantor trust as of December 31, 1998 and 1997, respectively, for the payment of benefits under the supplemental plan.

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

  The components of pension and other postretirement benefit costs, portions of which were recorded as components of construction costs, for the years 1998, 1997 and 1996 were as follows:

                            1998       1997       1996
Pension Benefit Costs     ---------  ---------  ---------
---------------------        (Thousands of Dollars)
Service cost............  $ 115,000  $ 100,000  $  93,000
Interest cost on pro-
 jected benefit
 obligation.............    273,000    261,000    247,000
Expected return on plan
 assets.................   (342,000)  (310,000)  (289,000)
Amortization of transi-
 tion asset.............    (12,000)   (13,000)   (13,000)
Amortization of prior
 service asset..........     (4,000)    (4,000)    (4,000)
Recognized loss.........      2,000      2,000      2,000
Curtailment gain........        --      (5,000)       --
                          ---------  ---------  ---------
 Net periodic benefit
  cost..................  $  32,000  $  31,000  $  36,000
                          =========  =========  =========
Other Postretirement
Benefit Costs
--------------------
Service cost............  $  38,000  $  34,000  $  32,000
Interest cost on accumu-
 lated benefit
 obligation.............     78,000     76,000     73,000
Expected return on plan
 assets.................    (69,000)   (61,000)   (55,000)
Amortization of transi-
 tion obligation........     22,000     22,000     22,000
Amortization of prior
 service cost...........      4,000      4,000      3,000
Recognized gain.........    (14,000)   (13,000)    (9,000)
Severance plan cost.....      6,000      8,000      4,000
                          ---------  ---------  ---------
 Net periodic benefit
  cost..................  $  65,000  $  70,000  $  70,000
                          =========  =========  =========

  In accounting for the pension costs and other postretirement benefit costs under the plans, the following weighted average actuarial assumptions were used for the years 1998, 1997 and 1996:

                                                                 Other
                                      Pension Benefits  Postretirement Benefits
                                      ----------------- -----------------------
                                      1998  1997  1996   1998    1997    1996
                                      ----- ----- ----- ------- ------- -------
Annual discount rate................. 7.00% 7.50% 7.50%   7.00%   7.50%   7.50%
Annual long-term rate of return on
 plan assets......................... 9.50% 9.75% 9.75%   9.20%   9.40%   9.38%
Annual rate of increase in future
 compensation levels................. 4.00% 4.00% 4.00%      --      --      --

  The pension curtailment gain in December 1997 represents the recognition of prior service costs, the transition asset and the decrease in the projected benefit obligation related to the reduction in the number of employees due to the sale of State Line Station by the Indiana Company.

  Postretirement health care costs for the years 1998, 1997 and 1996 included $6 million, $8 million and $4 million, respectively, related to voluntary separation offers to certain employees of ComEd and the Indiana Company.

  The health care cost trend rates used to measure the expected cost of the postretirement medical benefits are assumed to be 8.5% for pre-Medicare recipients and 6.5% for Medicare recipients for 1998. Those rates are assumed to decrease in 0.5% annual increments to 5% for the years 2005 and 2001, respectively, and to remain level thereafter. The health care cost trend rates, used to measure the expected cost of postretirement dental and vision benefits, are a level 3.5% and

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

2.0% per year, respectively. Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one percentage point change in the assumed health care cost trend rates would have the following effects:

                                                   1 Percentage   1 Percentage
                                                  Point Increase Point Decrease
                                                  -------------- --------------
                                                     (Thousands of Dollars)
Effect on total annual service and interest cost
 components......................................    $ 24,000      $ (18,000)
Effect on postretirement benefit obligation......     225,000       (176,000)

  In addition, an employee savings and investment plan is available to eligible employees of ComEd and certain of its and Unicom's subsidiaries. Under the plan, each participating employee may contribute up to 20% of such employee's base pay. The participating companies match the first 6% of such contribution equal to 100% of the first 2% of contributed base salary, 70% of the next 3% of contributed base salary and 25% of the next 1% of contributed base salary. The participating companies' contributions were $32 million, $33 million and $30 million for the years 1998, 1997 and 1996, respectively.

(17) Separation Plan Costs

  O&M expenses included $48 million, $39 million and $12 million for the years 1998, 1997 and 1996, respectively, for costs related to voluntary separation offers to certain employees of ComEd and the Indiana Company, as well as certain one-time, employee-related costs. Such costs resulted in charges of $29 million (after-tax), or $0.13 per common share (basic), $24 million (after-tax), or $0.11 per common share (basic), and $7 million (after-tax), or $0.03 per common share (basic), for the years 1998, 1997 and 1996, respectively.

(18) Income Taxes

  The components of the net deferred income tax liability at December 31, 1998 and 1997 were as follows:

                                                              December 31
                                                         ----------------------
                                                            1998        1997
                                                         ----------  ----------
                                                             (Thousands of
                                                               Dollars)
Deferred income tax liabilities:
 Accelerated cost recovery and liberalized deprecia-
  tion, net of removal costs...........................  $4,028,351  $4,062,801
 Overheads capitalized.................................     140,922     131,509
 Repair allowance......................................     233,861     231,697
 Regulatory assets recoverable through future rates....     680,356     785,354
Deferred income tax assets:
 Postretirement benefits...............................    (331,651)   (305,242)
 Unamortized investment tax credits....................    (191,135)   (206,112)
 Regulatory liabilities to be settled through future
  rates................................................    (595,005)   (698,750)
 Nuclear plant closure.................................     (38,354)   (194,244)
 Other--net............................................    (146,224)   (136,258)
                                                         ----------  ----------
Net deferred income tax liability......................  $3,781,121  $3,670,755
                                                         ==========  ==========

  The $110 million increase in the net deferred income tax liability from December 31, 1997 to December 31, 1998 is comprised of $111 million of deferred income tax expense and a $1 million decrease in regulatory assets net of regulatory liabilities pertaining to income taxes for the year. The amount of accelerated cost recovery and liberalized depreciation included in deferred income tax

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES liabilities as of December 31, 1998 includes amounts related to the regulatory asset for impaired production plant. The amount of regulatory assets included in deferred income tax liabilities primarily relates to the equity component of AFUDC which is recorded on an after-tax basis, the borrowed funds component of AFUDC which was previously recorded net of tax and other temporary differences for which the related tax effects were not previously recorded. The amount of other regulatory liabilities included in deferred income tax assets primarily relates to deferred income taxes provided at rates in excess of the current statutory rate.

  The components of net income tax expense charged (credited) to continuing operations for the years 1998, 1997 and 1996 were as follows:

                                                   1998      1997       1996
                                                 --------  ---------  --------
                                                   (Thousands of Dollars)
Operating income:
 Current income taxes..........................  $304,889  $ 255,057  $328,216
 Deferred income taxes.........................    50,134     62,501   161,176
 Investment tax credits deferred--net..........   (27,730)   (31,015)  (33,378)
Other (income) and deductions:
 Current income taxes..........................   (51,816)     1,116   (12,349)
 Deferred income taxes.........................    59,458   (385,994)    5,117
 Investment tax credits........................   (12,107)   (22,526)      --
                                                 --------  ---------  --------
Net income taxes charged (credited) to continu-
 ing operations................................  $322,828  $(120,861) $448,782
                                                 ========  =========  ========


  Provisions for current and deferred federal and state income taxes and amortization of investment tax credits resulted in the following effective income tax rates for the years 1998, 1997 and 1996:

                                                  1998      1997        1996
                                                --------  ---------  ----------
                                                   (Thousands of Dollars)
Net income (loss) before extraordinary item
 and cumulative effect of change in accounting
 principle....................................  $510,184  $(239,215) $  666,100
Net income taxes charged (credited) to
 continuing operations........................   322,828   (120,861)    448,782
Provision for dividends on ComEd preferred and
 preference stocks............................    56,884     60,486      64,424
                                                --------  ---------  ----------
Pre-tax net income (loss) before extraordinary
 item, cumulative effect and provision for
 dividends....................................  $889,896  $(299,590) $1,179,306
                                                ========  =========  ==========
Effective income tax rate.....................      36.3%      40.3%       38.1%
                                                ========  =========  ==========

  The principal differences between net income taxes charged (credited) to continuing operations and the amounts computed at the federal statutory rate of 35% for the years 1998, 1997 and 1996 were as follows:

                                                    1998      1997       1996
                                                  --------  ---------  --------
                                                    (Thousands of Dollars)
Federal income taxes computed at statutory rate.  $311,464  $(104,857) $412,757
Equity component of AFUDC which was excluded
 from taxable income............................      (390)    (8,320)   (7,272)
Amortization of investment tax credits..........   (25,503)   (53,541)  (33,378)
State income taxes, net of federal income taxes.    40,899       (682)   58,387
Differences between book and tax accounting,
 primarily property-related deductions..........    (3,642)    46,539    18,288
                                                  --------  ---------  --------
Net income taxes charged (credited) to
 continuing operations..........................  $322,828  $(120,861) $448,782
                                                  ========  =========  ========

  The effects of an income tax refund related to prior years were recorded in 1996, resulting in a positive impact of $26 million (after-tax), or $0.12 per common share (basic).

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

(19) Taxes, Except Income Taxes

  Provisions for taxes, except income taxes, for the years 1998, 1997 and 1996 were as follows:

                                                       1998     1997     1996
                                                     -------- -------- --------
                                                       (Thousands of Dollars)
      Illinois electricity excise tax............... $126,481 $228,350 $227,062
      Illinois invested capital.....................      --    99,503  104,663
      Illinois electricity distribution tax.........  110,025      --       --
      Municipal utility gross receipts..............  152,879  168,094  168,715
      Real estate...................................  125,521  151,508  129,770
      Municipal compensation........................   78,010   78,286   78,544
      Other--net....................................  106,918   75,145   74,777
                                                     -------- -------- --------
                                                     $699,834 $800,886 $783,531
                                                     ======== ======== ========

  Effective January 1, 1998, the Illinois invested capital tax was repealed and the Illinois electricity distribution tax was enacted as a replacement. The new tax is based on the kilowatthours delivered to ultimate consumers.

  Effective August 1, 1998, as provided for by the 1997 Act, the Illinois electricity excise tax and certain municipal utility taxes are recorded as liabilities. Previously, similar taxes were presented on the Statements of Consolidated Operations as revenue and expense. The reduction in operating revenues and taxes, except income taxes, due to the change in presentation for such taxes was approximately $95 million for 1998. This change in the presentation for such taxes did not have an effect on results of operations.

  ComEd's real estate taxes in 1996 reflect a credit of $23 million which related to the year 1995.

  See Note 22 for additional information regarding Illinois invested capital taxes.

(20) Lease Obligations of Subsidiary Companies

  Under its nuclear fuel lease arrangement, ComEd may sell and lease back nuclear fuel from a lessor who may borrow an aggregate of $700 million, consisting of $300 million of commercial paper/bank borrowings and $400 million of intermediate term notes, to finance the transactions. With respect to the commercial paper/bank borrowings portion, $300 million will expire on November 23, 1999. With respect to the intermediate term notes, $60 million expires on November 23, 1999, and an additional portion each November 23 thereafter through November 23, 2003. At December 31, 1998, ComEd's obligation to the lessor for leased nuclear fuel amounted to approximately $529 million. As a result of the permanent cessation of nuclear generation operations at Zion Station, ComEd repurchased approximately $100 million of nuclear fuel assemblies held under the nuclear fuel lease arrangements at Zion Station in June 1998. See Note 5 for additional information regarding the permanent cessation of nuclear generation operations at Zion Station. ComEd has agreed to make lease payments which cover the amortization of the nuclear fuel used in ComEd's reactors plus the lessor's related financing costs. ComEd has an obligation for spent nuclear fuel disposal costs of leased nuclear fuel.

  As of December 31, 1998, future minimum rental payments, net of executory costs, for capital leases are estimated to aggregate to $589 million, including $217 million in 1999, $164 million in 2000, $99 million in 2001, $60 million in 2002, $33 million in 2003 and $16 million in 2004-2005. The estimated interest component of such rental payments aggregates $64 million. The estimated portions of obligations due within one year under capital leases of $195 million and $241 million at December 31, 1998 and 1997, respectively, were included in current liabilities on the Consolidated Balance Sheets.

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

  Future minimum rental payments at December 31, 1998 for operating leases are estimated to aggregate to $316 million, including $38 million in 1999, $35 million in 2000, $30 million in 2001, $27 million in 2002, $25 million in 2003 and $161 million in 2004-2043.

(21) Joint Plant Ownership

  ComEd has a 75% undivided ownership interest in the Quad Cities nuclear generating station. Further, ComEd is responsible for 75% of all costs which are charged to appropriate investment and O&M accounts, and provides its own financing. ComEd's net plant investment, including construction work in progress, in Quad Cities Station on the Consolidated Balance Sheets was $5 million at December 31, 1998, after reflecting the accounting impairment recorded in the second quarter of 1998. See Note 2 for additional information.

(22) Commitments and Contingent Liabilities

  Purchase commitments, principally related to construction and nuclear fuel, approximated $366 million at December 31, 1998, comprised of $335 million for ComEd, $21 million for UT Holdings and $10 million for Unicom Energy Services. In addition, ComEd has substantial commitments for the purchase of coal. ComEd's coal costs are high compared to those of other utilities. ComEd's western coal contracts and its rail contracts for delivery of the western coal provide for the purchase of certain coal at prices substantially above currently prevailing market prices. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," subcaption "Liquidity and Capital Resources--UTILITY OPERATIONS--Construction Program," for additional information regarding ComEd's purchase commitments.

  ComEd is a member of NEIL which provides insurance coverage against property damage and associated replacement power costs occurring at members' nuclear generating facilities. All companies insured with NEIL are subject to retrospective premium adjustments if losses exceed accumulated reserve funds. Capital has been accumulated in the reserve funds such that ComEd would not be liable for any single incident. However, ComEd could be subject to assessments in any policy year for each of three types of coverage provided. The maximum assessments are approximately $53 million for primary property damage, $73 million for excess property damage and $22 million for replacement power. Prior to January 1, 1998, the primary property damage coverage described was provided by NML, another mutual insurance company which merged into NEIL. The merger did not affect ComEd's obligations or coverage.

  The NRC's indemnity for public liability coverage under the Price-Anderson Act is supported by a mandatory industry-wide program under which owners of nuclear generating facilities could be assessed in the event of nuclear incidents. Based on the number of nuclear reactors with operating licenses, ComEd would currently be subject to a maximum assessment of $1,145 million in the event of an incident, limited to a maximum of $130 million in any calendar year.

  In addition, ComEd participates in the American Nuclear Insurers Master Worker Program, which provides coverage for worker tort claims filed for bodily injury caused by the nuclear energy hazard. This program was modified, effective January 1, 1998, to provide coverage to all workers whose "nuclear-related employment" began on or after the commencement date of reactor operations. ComEd will not be liable for a retrospective assessment under this new policy. However, ComEd is still subject to a maximum retroactive assesment of up to $36 million in the event losses incurred under the small number of policies in the old program exceed accumulated reserves.

  During 1989 and 1991, actions were brought in federal and state courts in Colorado against ComEd and Cotter seeking unspecified damages and injunctive relief based on allegations that

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

Cotter has permitted radioactive and other hazardous material to be released from its mill into areas owned or occupied by the plaintiffs resulting in property damage and potential adverse health effects. With respect to Cotter, in 1994 a federal jury returned nominal dollar verdicts against Cotter on eight bellwether plaintiffs' claims in the 1989 cases, which verdicts were upheld on appeal. The remaining claims in the 1989 actions have been settled and dismissed. On July 15, 1998, a jury verdict was rendered in Dodge v. Cotter (United States District Court for the District of Colorado, Civil Action No. 91-Z-1861), a case relating to 14 of the plaintiffs in the 1991 cases. The verdict against Cotter included compensatory and punitive damages totaling approximately $3 million (not including prejudgment interest, which has not yet been calculated, and which Cotter anticipates may bring the total award to under $6 million), together with medical monitoring. The matter is currently on appeal. Although the other 1991 cases will necessarily involve the resolution of numerous contested issues of fact and law, Unicom and ComEd's determination is that these actions will not have a material impact on their financial position or results of operations.

  ComEd is involved in administrative and legal proceedings concerning air quality, water quality and other matters. The outcome of these proceedings may require increases in future construction expenditures and operating expenses and changes in operating procedures. ComEd and its subsidiaries are or are likely to become parties to proceedings initiated by the U.S. EPA, state agencies and/or other responsible parties under CERCLA with respect to a number of sites, including MGP sites, or may voluntarily undertake to investigate and remediate sites for which they may be liable under CERCLA.

  ComEd generally did not operate MGPs as a corporate entity but did, however, acquire MGP sites as part of the absorption of smaller utilities. Approximately half of these sites were transferred to Northern Illinois Gas Company as part of a general conveyance in 1954. ComEd also acquired former MGP sites as vacant real estate on which ComEd facilities have been constructed. To date, ComEd has identified 44 former MGP sites for which it may be liable for remediation. ComEd presently estimates that its costs of former MGP site investigation and remediation will aggregate from $25 million to $150 million in current-year (1999) dollars. It is expected that the costs associated with investigation and remediation of former MGP sites will be incurred over a period not to exceed 30 years. Because ComEd is not able to determine the most probable liability for such MGP costs, in accordance with accounting standards, a reserve of $25 million has been included in other noncurrent liabilities on the Consolidated Balance Sheets as of December 31, 1998 and 1997, which reflects the low end of the range of ComEd's estimate of the liability associated with former MGP sites. In addition, as of December 31, 1998 and 1997, a reserve of $8 million has been included in other noncurrent liabilities on the Consolidated Balance Sheets, representing ComEd's estimate of the liability associated with cleanup costs of remediation sites other than former MGP sites. Approximately half of this reserve relates to anticipated cleanup costs associated with a property formerly used as a tannery which was purchased by ComEd in 1973. Unicom and ComEd presently estimate that ComEd's costs of investigating and remediating the former MGP and other remediation sites, pursuant to CERCLA and state environmental laws, will not have a material impact on the financial position or results of operations of Unicom or ComEd. These cost estimates are based on currently available information regarding the responsible parties likely to share in the costs of responding to site contamination, the extent of contamination at sites for which the investigation has not yet been completed and the cleanup levels to which sites are expected to have to be remediated.

  The IDR has issued Notices of Tax Liability to ComEd alleging deficiencies in Illinois invested capital tax payments for the years 1988 through 1996. The alleged deficiencies including interest

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES and penalties totaled approximately $45 million as of December 31, 1998. ComEd has protested the notices, and the matter is currently pending before the IDR's Office of Administrative Hearings. Interest will continue to accrue on the alleged tax deficiencies.

(23) Quarterly Financial Information

                                                             Average     Basic
                                                            Number of  Earnings/
                                                             Common     (Loss)
                                                  Net        Shares       Per
                         Operating  Operating   Income/    Outstanding  Common
Three Months Ended(a)     Revenues   Income     (Loss)       (Basic)     Share
---------------------    ---------- --------- -----------  ----------- ---------
                                   (Thousands Except per Share Data)
March 31, 1998.......... $1,712,235 $190,414  $    53,715    216,707    $ 0.25
June 30, 1998........... $1,779,146 $215,146  $    80,458    216,897    $ 0.37
September 30, 1998...... $2,095,699 $394,707  $   264,822    217,024    $ 1.22
December 31, 1998....... $1,564,173 $206,427  $   111,189    217,141    $ 0.51
March 31, 1997.......... $1,670,722 $214,912  $   262,370    216,053    $ 1.21
June 30, 1997........... $1,686,422 $153,076  $     5,494    216,368    $ 0.03
September 30, 1997...... $2,070,912 $386,999  $   240,332    216,409    $ 1.11
December 31, 1997....... $1,654,966 $157,080  $(1,361,046)   216,489    $(6.29)

(a) The March 31, 1997 Net Income/(Loss) includes $197 million (after-tax), or $0.91 per common share (basic), for the cumulative effect of a change in accounting principle.

(24) Subsequent Events

  ComEd redeemed the following preference stock, first mortgage bonds and sinking fund debentures on January 19, 1999, January 27, 1999 and February 16, 1999, respectively.

                                   Preference Stock
      --------------------------------------------------------------------------
                                                Shares
      Series                                  Outstanding    Principal Amount
      ------                                  ----------- ----------------------
                                                          (Thousands of Dollars)
      $8.40..................................    750,000         $ 74,175
      $8.38..................................    750,000           73,566
      $2.00..................................  2,000,000           51,560
      $1.96..................................  2,000,000           52,440
      $1.90..................................  4,249,549          106,239
      $7.24..................................    750,000           74,340
      $9.25..................................    450,000           45,000
      $8.85..................................    187,500           18,750
      $8.40 Series B.........................    240,000           23,838
      $8.20..................................    142,845           14,285
                                              ----------         --------
                                              11,519,894         $534,193
                                              ==========         ========

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

                   NOTES TO FINANCIAL STATEMENTS--Concluded

                                First Mortgage Bonds
      -------------------------------------------------------------------------
                                                            Principal Amount
             Series                                      ----------------------
     ------------------------------
                                                         (Thousands of Dollars)
      9 1/8% due October 15, 2021.......................        $125,000
      8 7/8% due October 1, 2021........................         100,000
      8 1/8% due January 15, 2007.......................         180,000
      8% due October 15, 2003...........................         125,000
      7 5/8% due June 1, 2003...........................         100,000
      7 1/2% due January 1, 2001........................         100,000
                                                                --------
                                                                $730,000
                                                                ========

                               Sinking Fund Debentures
      -------------------------------------------------------------------------
                                                            Principal Amount
             Series                                      ----------------------
     ------------------------------
                                                         (Thousands of Dollars)
      7 5/8% due February 15, 2003......................        $56,000(1)
      7 5/8% due February 15, 2003......................          2,000
                                                                -------
                                                                $58,000
                                                                =======

     --------
     (1)Optional Redemption

  In response to a tender offer, ComEd reacquired $229 million of the following first mortgage bonds in early February 1999.

                                                            Principal Amount
             Series                                      ----------------------
     ------------------------------
                                                         (Thousands of Dollars)
      9 3/8% due February 15, 2000......................       $  82,655
      9 3/4% due February 15, 2020......................         146,547
                                                           ----------------
                                                               $ 229,202
                                                           ================

  In the first quarter of 1999, ComEd expects to record losses and premiums related to the early redemptions and the tender offer of the above-mentioned first mortgage bonds, preference stock and sinking fund debentures, which will reduce net income on common stock by approximately $38 million (after-tax), or $0.17 per common share.

  In addition to the debt and preference stock redemptions and the tender offer discussed above, Unicom also has announced plans to repurchase approximately $750 million of Unicom common stock using the proceeds it receives from ComEd's repurchase of its common stock held by Unicom. The remaining proceeds will be used for the payment of fees and additional debt and equity redemptions. See Note 7 for additional information.

                               SUBSEQUENT EVENTS

  In March 1999, Commonwealth Edison Company ("ComEd") announced that it had entered into an Asset Sale Agreement providing for the sale of substantially all of the assets of its fossil generation business to Edison Mission Energy. ComEd also announced that it had reached a settlement agreement with the City of Chicago, Illinois ("City") regarding their pending arbitration proceeding concerning ComEd's franchise agreement with the City.

Asset Sale Agreement

  The Asset Sale Agreement provides for the sale of substantially all of the assets of ComEd's fossil generation business for a cash purchase price of $4.813 billion. The assets include ComEd's six coal-fired generating plants, an oil and gas-fired plant, and nine peaking unit sites, which together represent an aggregate generating capacity of approximately 9,772 megawatts. Completion of the sale is subject to certain regulatory filings and approvals and is expected to occur during the fourth quarter of 1999.

  The sale is expected to produce a net after-tax gain of approximately $1.7 billion after recognizing the costs associated with ComEd's long-term coal contract obligations and certain employee related costs. However, the net gain will be utilized to recover the after-tax effect of the amortization of the regulatory asset established in 1998 as a result of an impairment evaluation of production plant costs. At December 31, 1998, the regulatory asset for impaired production plant was approximately $3.0 billion; and it is expected to be fully amortized by year end 1999 as a result of the expected gain on the sale of the fossil plants. Net cash proceeds from the sale are expected to exceed $3.0 billion and will be used to fund ComEd's program to reinforce and enhance its transmission and distribution system, to support ComEd's improvement of its nuclear generation operations and to provide a foundation for growth in other business opportunities.

  As part of the sale transaction, ComEd will enter into transitional power purchase agreements with the buyer. The agreement regarding the coal-fired units would cover a declining number of generating units over a five-year term, subject to an option in favor of ComEd to restore some or all of the units in later years of the agreement. The agreements regarding the oil and gas-fired plant and the peaking units cover the entire capacity of such generating units for a five-year term, subject to ComEd's option commencing in year three to terminate the agreements as to some or all of the generating units. Each of the agreements provides for a monthly capacity charge, based upon the capacity of the generating units under contract and subject to adjustment based upon the availability of those generating units, as well as charges for delivered energy. Such charges will increase ComEd's purchased power costs, although the disposition of the fossil generation business will reduce ComEd's operation and maintenance expenditures.

Settlement Agreement

  The settlement agreement with the City is intended to end the arbitration proceeding regarding the January 1, 1992 franchise agreement and a supplemental agreement between ComEd and the City. Under the terms of the settlement agreement, the pending arbitration is to be dismissed with prejudice and the City is to release ComEd from all claims the City may have under the supplemental agreement. The settlement agreement is subject to the approval of the City Council.

  As part of the settlement agreement, ComEd and the City have agreed to a revised combination of ongoing work under the franchise agreement and new initiatives that will result in more than $1 billion in defined expenditures by ComEd to improve electric service in the City, including approximately $547 million in expenditures to date. The additional expenditures include upgrades to distribution substations, enhancements to transmission circuits, and enhancements to the distribution system. These investments, which are estimated to total $341 million, must be made through 2004. The settlement agreement provides that ComEd will be subject to liquidated damages if the projects are not completed by various dates, unless it is prevented from doing so by events beyond its reasonable control. The settlement agreement contains provisions regarding both regular reporting of the status of its implementation and dispute resolution.

  The settlement agreement also contains several provisions regarding new environmental initiatives. ComEd has agreed to spend $12 million by the end of 2004 to purchase and install within the City at least 750 kilowatts of solar photovoltaic equipment. In addition, ComEd has agreed to implement new demand-side initiatives with the goal of reducing its peak summer load in 1999 and 2000 by an estimated 75 megawatts.

  ComEd and the City have also agreed as part of the settlement agreement to establish an Energy Reliability and Capacity Account (the "Reliability Account") to help ensure an adequate and reliable electric supply for the City. ComEd must deposit $25 million into the Reliability Account within ten business days after the effective date of the settlement agreement and up to $25 million at the end of each of the years 2000, 2001 and 2002.

  ComEd's current construction budget considers the expenditures discussed above related to transmission and distribution projects, and therefore, no changes to that budget are expected. However, ComEd does expect to record a charge to earnings of approximately $15 million (after-tax), in the first quarter of 1999, primarily related to its obligation to establish and contribute to the Reliability Account.

  In addition, as part of the aforementioned Asset Sale Agreement with Edison Mission Energy, Edison Mission Energy has agreed to install 500 megawatts of new gas-fired generating capacity within the City within four years of the closing of the sale of the fossil generation business; otherwise, ComEd will be required to install such capacity. The City has also agreed in the settlement agreement to support ComEd's sale of its Fisk Generating Station, Crawford Generating Station and Calumet peaking generating units.

[X] Please mark your votes as in this example.                           9500

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, IT WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES LISTED ON THE REVERSE SIDE, FOR ITEMS B, C, AND D, AND AGAINST ITEM E.

________________________________________________________________________________

                                               FOR   WITHHELD
A.  Election of Directors (See Reverse)        [_]     [_]

For, except vote withheld from the following nominee(s):

________________________________________________________



                                                       FOR    AGAINST    ABSTAIN
B.  Amendment of the Long-Term Incentive Plan          [_]      [_]        [_]

C.  Material Terms of Long-Term Performance Unit
     Awards                                            [_]      [_]        [_]

D.  Appointment of Auditors                            [_]      [_]        [_]

E.  Shareholder Proposal regarding a new energy policy [_]      [_]        [_]

________________________________________________________________________________

                                            ------------------------------------
                                                       Special Action
                                            ------------------------------------

                                            Discontinue Annual Report
                                            Mailing for This Account Only. [_]

                                            Change of Address Noted
                                            on Other Side.                 [_]

                                            ____________________________________


SIGNATURE(S)_________________________________________________DATE_______________
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

--------------------------------------------------------------------------------
                          .  FOLD AND DETACH HERE  .


[LOGO OF UNICOM]

To Our Shareholders:

     We invite you to attend the annual meeting of shareholders of Unicom Corporation which will be held at 10:30 A.M. (local time), on Tuesday, May 25, 1999 in the Grand and State Ballrooms of the Palmer House Hilton, 17 East Monroe Street, Chicago, Illinois. Unicom is the corporate parent of Commonwealth Edison Company (ComEd) and other subsidiary companies.

     The enclosed Proxy Statement describes several items of business to be considered. As always, your vote is very important. Therefore, I urge you to sign your proxy and return it as early as possible. This action will expedite the tabulation process and minimize costs associated with follow-up contacts.

     Even if you now expect to attend the annual meeting, please sign, date and return the accompanying proxy in the enclosed postage-paid envelope. You may revoke your proxy at any time before it is voted. You may revoke it by sending a written notice to John P. McGarrity, Secretary, Unicom, by signing and delivering a more recently dated proxy or by attending the meeting and voting in person.

                                  Sincerely,



                                  /s/John W. Rowe
                                  John W. Rowe
                                  Chairman, President
                                  And Chief Executive Officer

--------------------------------------------------------------------------------
                              Unicom Corporation                          PROXY
                              One First National Plaza
[LOGO OF UNICOM]              P.O.Box A-3005
                              Chicago, Illinois 60690-3005
________________________________________________________________________________

        This proxy is solicited on behalf of the Board of Directors of
                          Unicom Corporation for the
           Annual Meeting of Shareholders to be held on May 25, 1999.

      The undersigned appoints Pamela B. Strobel and John P. McGarrity, or either of them, as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of Unicom stock held in the undersigned's name and shares held by agents for the benefit of the undersigned in the Plans hereafter described, subject to the voting direction of the undersigned, at the Annual Meeting of Shareholders to be held on May 25, 1999, or any adjournment thereof and, in the Proxies' discretion, to vote upon such other business as may properly come before the meeting, all as more fully set forth in the Proxy Statement related to such meeting, receipt of which is hereby acknowledged.

     Your instructions for the election of Directors may be indicated on the other side. The nominees are -- Brennan, Cantu, Compton, DeMars, Gin, Jacobs, Jannotta, Moler, Rogers, Rowe and Thomas.

     All shares to be voted pursuant to this proxy include shares, if any, held in the name of agents, for the benefit of the undersigned, in the Company's Dividend Reinvestment and Employee Stock Purchase Plans.

     Change of address:  ___________________________________

                         ___________________________________

                         ___________________________________

                                                             ------------
                                                              PLEASE SEE
                                                             REVERSE SIDE
                                                             ------------

--------------------------------------------------------------------------------
                          .  FOLD AND DETACH HERE  .